UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HARRIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS CORPORATION 1025 West NASA Boulevard Melbourne, Florida 32919

September 8, 2016
Dear Fellow Shareholder:
On behalf of your Board of Directors, I am pleased to invite you to attend the 2016 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Global Innovation Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 28, 2016, starting at 1:00 p.m. local time.
The accompanying Notice of 2016 Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the 12 nominees for director named in the accompanying Proxy Statement for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2017; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.
Your Board of Directors unanimously recommends a vote FOR election of its nominees for director, FOR advisory approval of the compensation of our named executive officers and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. These matters are discussed in greater detail in the accompanying Proxy Statement.
The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented and voted at the meeting by submitting your proxy/voting instruction over the Internet or by telephone. If you received your proxy materials by mail, you can also submit your proxy/voting instruction by mail by using the traditional proxy/voting instruction card that was included. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy/voting instruction card.

Sincerely,

William M. Brown Chairman, President and Chief Executive Officer

VOTING YOUR SHARES IS IMPORTANT. PLEASE SUBMIT YOUR PROXY/VOTING INSTRUCTION
OVER THE INTERNET OR BY TELEPHONE.
YOU CAN ALSO COMPLETE, SIGN, DATE AND PROMPTLY RETURN
YOUR PROXY/VOTING INSTRUCTION CARD IF YOU RECEIVED PROXY MATERIALS BY MAIL.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of
2016 Annual Meeting of Shareholders
to be held on October 28, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 28, 2016:
The Proxy Statement and 2016 Annual Report to Shareholders are available at:
harris.com/about/corporate-governance
TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Harris Corporation will be held at the Harris Global Innovation Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 28, 2016, starting at 1:00 p.m. local time, for the following purposes:

1.	to elect as directors the 12 nominees named in the accompanying Proxy Statement for a one-year term expiring at the 2017 Annual Meeting of Shareholders;

2.	to hold an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

3.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017; and

4.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The accompanying Proxy Statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.
Only holders of common stock of record at the close of business on September 2, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you may be required to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags, briefcases and other items may be inspected.
Please submit your proxy/voting instruction over the Internet or by telephone by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may submit your proxy/voting instruction over the Internet or by telephone or by completing, signing, dating and promptly mailing your proxy/voting instruction card that was included. If you attend the Annual Meeting, you may vote in person.
By Order of the Board of Directors
Scott T. Mikuen
Senior Vice President,
General Counsel and Secretary
Melbourne, Florida
September 8, 2016

IMPORTANT NOTICE
Voting your shares is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please submit your proxy/voting instruction over the Internet or by telephone. If you received your proxy materials by mail, you can also submit your proxy/voting instruction by completing, signing, dating and promptly mailing the proxy/voting instruction card that was included and for which a postage-paid return envelope was provided.

HARRIS CORPORATION
2016 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Proxy Statement
for
2016 Annual Meeting of Shareholders
to be held on October 28, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this
proxy statement?
We are making this proxy statement available to you over the Internet or delivering this proxy statement to you by mail in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “Company,” “we,” “our” or “us”) and the solicitation of voting instructions by the trustee of the Harris Corporation Retirement Plan (“Retirement Plan”), in each case for use at the 2016 Annual Meeting of Shareholders to be held on October 28, 2016, and at any adjournments or postponements thereof.
On September 12, 2016, we will commence mailing the Notice of Internet Availability of Proxy Materials to most of our shareholders, and we will also commence mailing to some of our shareholders, and make available electronically over the Internet to all of our shareholders: (1) the Notice of 2016 Annual Meeting of Shareholders and this proxy statement, and (2) our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended July 1, 2016 and our audited financial statements. If you receive your proxy materials by mail, a proxy/voting instruction card will be included.
What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation also is called a proxy.
What is a proxy statement?
This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

Why did I receive a Notice of Internet
Availability of Proxy Materials instead of a
paper copy of the proxy materials?
The rules of the Securities and Exchange Commission (“SEC”) permit us to furnish proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access our proxy materials over the Internet and, if desired, to request to receive a paper copy of our proxy materials by mail. Instructions on how to access our proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may elect to receive future proxy materials electronically on an ongoing basis.
Why didn’t I receive a notice in the mail about
the Internet availability of the proxy materials?
We are providing paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials to our shareholders who have previously requested to receive paper copies of our proxy materials. In addition, we are providing notice of the availability of our proxy materials by e-mail to our shareholders who have previously elected to receive proxy materials electronically. Those shareholders should have received an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website.
How can I access the proxy
materials over the Internet?
Your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card contains instructions on how to (1) view our proxy materials for the 2016 Annual Meeting of Shareholders over the Internet and (2) elect to receive future proxy materials electronically by

e-mail. Our proxy materials are also available on our website at harris.com/about/corporate-governance.
Electing to receive future proxy materials electronically will help us conserve natural resources and reduce the cost of delivering our proxy materials. If you elect to receive future proxy materials electronically, you will receive an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website. Your election to receive proxy materials electronically by e-mail will remain in effect until you terminate it.
How may I obtain a paper copy of
the proxy materials?
If you receive a Notice of Internet Availability of Proxy Materials, you will find instructions about how to obtain a paper copy of our proxy materials on the Notice of Internet Availability of Proxy Materials. If you receive notice of the availability of our proxy materials by e-mail, you will find instructions about how to obtain a paper copy of our proxy materials included in that e-mail. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials or an e-mail regarding the availability of our proxy materials will receive a paper copy of our proxy materials by mail.
What is the purpose of the meeting?
The purpose of the 2016 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the 12 nominees for director named in this proxy statement for a one-year term expiring at the 2017 Annual Meeting of Shareholders; (2) an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; and (3) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. This proxy statement provides detailed information about each of these matters.
What is a record date and
who is entitled to vote at the meeting?
A record date is the date, as of the close of business on which, shareholders of record are entitled to notice of and to vote at a meeting of shareholders. The record date for the 2016 Annual Meeting is September 2, 2016. The record date was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of Harris common stock as of the close of business on September 2, 2016 are entitled to receive notice of and to vote at the 2016 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and
what is a quorum?
You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on September 2, 2016, and you may vote all of those shares. Only our common stock has voting rights. On the record date, there were 123,575,914 shares of our common stock outstanding and entitled to vote at the 2016 Annual Meeting and approximately 14,233 holders of record.
A quorum is the minimum number of shares that must be represented in person or by proxy for us to conduct the 2016 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2016 Annual Meeting, or 61,787,958 shares of our common stock based on the record date of September 2, 2016, will constitute a quorum to hold the 2016 Annual Meeting. If you grant your proxy over the Internet, by telephone or by your proxy/voting instruction card, your shares will be considered present at the 2016 Annual Meeting and counted toward the quorum.
What different methods can I
use to vote my shares?
You have a choice of voting your shares:

•	Over the Internet;

•	By telephone;

•	By mail; or

•	In person at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we encourage you to vote your shares over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote your shares, it is important that you follow the instructions that apply to your particular situation.
If you vote your shares over the Internet or by telephone, you should not return a proxy/voting instruction card.
What is the difference between a
“record holder” and a “beneficial owner”
holding shares in “street name”?
You are a “record holder” if your shares are registered in your name, in which case you either hold a stock certificate or have an account directly with our transfer agent, Computershare Shareowner Services. Your shares are held in “street name” if your shares are registered or held in the name of your broker, bank or other nominee, in which case you are considered the “beneficial owner” of such shares.

How do I vote my shares if I am a “record holder” (shares registered in my name)?
Voting over the Internet
Voting over the Internet is easy, fast and available 24 hours a day. If you receive a Notice of Internet Availability of Proxy Materials by mail, you may submit your proxy/voting instruction over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. If you receive notice of the availability of our proxy materials by e-mail, you may submit your proxy/voting instruction over the Internet by following the instructions included in that e-mail. If you receive a proxy/voting instruction card by mail, you may submit your proxy/voting instruction over the Internet by following the instructions on the proxy/voting instruction card. You will be able to confirm that the Internet voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.
Voting by telephone
Voting by telephone also is easy, fast and available 24 hours a day. If you live in the United States or Canada, you may vote by telephone by calling toll-free 1-800-690-6903. If you receive a Notice of Internet Availability of Proxy Materials by mail, you must have the control number that appears on the notice when voting. If you receive notice of the availability of our proxy materials by e-mail, you must have the control number included in that e-mail when voting. If you receive a proxy/voting instruction card by mail, you must have the control number that appears on the proxy/voting instruction card when voting. You will be able to confirm that the telephone voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.
Voting by mail
You can save us expense by voting over the Internet or by telephone. Alternatively, if you received a proxy/voting instruction card by mail, you can vote by mail by completing, signing, dating and promptly mailing your proxy/voting instruction card in the accompanying postage-paid return envelope.
Voting in person at the meeting
If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to present at the Annual Meeting evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport.

How do I vote my shares if I am a “beneficial
owner” (shares held in “street name”)?
Voting over the Internet, by telephone or by mail
If your shares are registered or held in the name of your broker, bank or other nominee (“street name”), you have the right to direct your broker, bank or other nominee on how to vote your shares by using the method specified by your broker, bank or other nominee. In addition to voting by mail, a large number of brokerage firms and banks are participating in Internet or telephone voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in these programs.
Voting in person at the meeting
If your shares are registered or held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.
Can I revoke my proxy or change my vote?
If your shares are registered in your name (“record holder”), you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Secretary at Harris Corporation, Attention: Secretary, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy/voting instruction card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.
If your shares are held in “street name,” you may revoke your proxy or change your vote by submitting new voting instructions to your broker, bank or other nominee.
What are my voting choices and what is the
required vote on the matters proposed?
By giving us your proxy, you authorize our management to vote your shares at the 2016 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate in your voting instructions.

Proposal 1: Election of Directors
With respect to the proposal to elect the 12 nominees for director named in this proxy statement for a one-year term expiring at the 2017 Annual Meeting of Shareholders, you may:

•	Vote “For” election of one or more of the nominees for director named in this proxy statement;

•	Vote “Against” election of one or more of the nominees for director named in this proxy statement; or

•	“Abstain” from voting as to the election of one or more of the nominees for director named in this proxy statement.
Pursuant to our By-Laws and Corporate Governance Guidelines, the voting standard for the election of our directors is a majority voting standard in uncontested elections and a plurality voting standard in contested elections. The 2016 election of directors is an uncontested election. To be elected in an uncontested election under a majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly offer to tender his or her resignation following certification of the vote. Our Governance and Corporate Responsibility Committee shall make a recommendation to our Board regarding action to be taken with respect to such offer to resign. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next Annual Meeting and until his or her successor shall be duly elected and qualified, or until his or her prior death, resignation, retirement or removal from office. For additional information regarding the majority voting standard, see “Majority Voting for Directors” beginning on page 24.
Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers
With respect to the non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, you may:

•	Vote “For” approval of the compensation of our named executive officers as disclosed in this proxy statement;

•	Vote “Against” approval of the compensation of our named executive officers as disclosed in this proxy statement; or

•	“Abstain” from voting on this proposal.
The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Abstaining from voting on this proposal will have the effect of a vote against approval of the compensation of our named executive officers as disclosed in this proxy statement. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers as disclosed in this proxy statement.
The vote on this proposal is advisory, and the result of the vote on this proposal is not binding on Harris, our Management Development and Compensation Committee or our Board. However, our Management Development and Compensation Committee and our Board will consider the voting results when making future decisions regarding compensation for our named executive officers.
Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm
With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on this proposal.
The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. Abstaining from voting on this proposal will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Because brokers, banks and other nominees are permitted under New York Stock Exchange (“NYSE”) rules to vote on this routine proposal even if such broker, bank or other nominee does not receive voting instructions, we do not expect broker non-votes on this routine proposal.
How do I vote my shares held in the
Harris Corporation Retirement Plan?
If you are a participant in our Retirement Plan and you own shares of Harris common stock through our Retirement Plan, your voting instruction covers the shares of Harris common stock you own through our Retirement Plan. You may provide voting instructions for those shares to the trustee of our Retirement Plan over the Internet, by telephone or by mail as described above. If you do not timely provide voting instructions for those shares, then as directed by the terms of our Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants in our Retirement Plan have timely provided voting instructions, except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

How do I vote my shares held in
the Harris Dividend Reinvestment Plan?
If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Computershare Trust Company, N.A., your voting instruction covers the shares of Harris common stock held in your DRIP account. Computershare Trust Company, N.A., as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with voting instructions, which you may do over the Internet, by telephone or by mail as described above.
What are the Harris Board’s voting
recommendations and what happens if I return an unmarked proxy/voting instruction card?
If you properly execute and return a proxy/voting instruction card with no votes marked, your shares will be voted as recommended by our Board. Our Board’s recommendations, together with the description of each proposal, are set forth below in this proxy statement. In summary, our Board unanimously recommends you vote:

•	FOR election of all 12 of the nominees for director named in this proxy statement for a one-year term expiring at the 2017 Annual Meeting of Shareholders (see Proposal 1);

•	FOR approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2); and

•	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017 (see Proposal 3).
Could other matters be decided at the meeting?
At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and did not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.
How will my shares be voted if I do not
provide instructions to my broker?
It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks and other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under NYSE rules as currently in effect, “routine” matters include, among other things, ratification of the appointment of an independent registered public accounting firm. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017 is the only proposal set forth in this proxy statement that is considered “routine” under NYSE rules. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the 10th day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. Under NYSE rules, the proposal to elect the 12 nominees for director named in this proxy statement and the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement are not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on such proposals.
What does it mean if I receive more than one
Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card?
If you receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card, you own shares of Harris common stock in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.computershare.com/investor.
Who pays for the solicitation of proxies?
We actively solicit proxy participation by Internet, by telephone, by mail or in person. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to make available or supply proxy materials to our shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone or e-mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies.
We also have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $20,000 plus reimbursement of out-of-pocket expenses. We also will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.
Will there be a webcast of the
Annual Meeting of Shareholders?
Our 2016 Annual Meeting of Shareholders will be webcast live on October 28, 2016. To access the webcast, you may visit the Investors section of our website at harris.com/investors. The webcast will enable you only to listen. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 28, 2016. The information contained on our website is not incorporated by reference into this proxy statement.
Who will tabulate and oversee the vote?
Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate and oversee the vote.

Do I need an admission ticket to
attend the Annual Meeting?
All shareholders are welcome to attend the Annual Meeting. No ticket is required for admission to the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags, briefcases and other items are subject to inspection.
Where can I find the voting results
of the Annual Meeting?
We intend to announce the preliminary voting results at the Annual Meeting and to disclose final results in a Current Report on Form 8-K, which we will file with the SEC and make available through the Investors section of our website at harris.com/investors/financial-reports within four business days of the Annual Meeting (or, if final results are not available at that time, within four business days of the date on which final results become available).

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than 13 directors, the exact number of directors to be determined from time to time by our Board. As described further in the paragraphs below, the authorized number of directors was increased to 13 effective September 1, 2016 and will be reduced to 12 effective at the 2016 Annual Meeting of Shareholders. Our entire Board is elected annually by our shareholders. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement or removal from office. Vacancies may be filled by a majority of the remaining directors.
Eleven of our 13 incumbent directors are standing for election for a new one-year term expiring at the 2017 Annual Meeting of Shareholders. Ms. Karen Katen and Mr. David B. Rickard are retiring from our Board effective at the 2016 Annual Meeting of Shareholders and are not standing for election for a new one-year term.
Based on the recommendation of our Governance and Corporate Responsibility Committee, our Board has nominated 11 of our 13 incumbent directors (Ms. Kenne and Messrs. Albaugh, Brown, Chiarelli, Dattilo, Growcock, Hay, Joshi, Stoffel, Swienton and Tookes) for a new one-year term expiring at the 2017 Annual Meeting of Shareholders.
Effective September 1, 2016, our Board increased the authorized number of directors from 12 to 13 and appointed Mr. James F. Albaugh as a director, effective September 1, 2016, for a term expiring at the 2016 Annual Meeting of Shareholders. Mr. Albaugh was appointed to our Board and has been nominated for a new one-year term expiring at the 2017 Annual Meeting of Shareholders pursuant to the process set forth in the Cooperation Agreement, dated July 29, 2016, between us and JANA Partners LLC (“JANA”). The Cooperation Agreement includes a process for us and JANA to cooperate to identify two mutually acceptable independent individuals to be added to our Board.
Pursuant to the process set forth in the Cooperation Agreement, our Board also has nominated Mr. Roger B. Fradin to become a member of our Board for a one-year term expiring at the 2017 Annual Meeting of Shareholders. Pursuant to the Cooperation Agreement, our Board also has voted to reduce the authorized number of directors on our Board from 13 to 12 directors, effective at the 2016 Annual Meeting of Shareholders. For further information regarding the Cooperation Agreement, see “Director Nomination Process and Criteria and Board Diversity” beginning on page 23.

Proxies will be voted for the election of each of Ms. Kenne and Messrs. Albaugh, Brown, Chiarelli, Dattilo, Fradin, Growcock, Hay, Joshi, Stoffel, Swienton and Tookes to serve for a one-year term expiring at the 2017 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instructions. Proxies cannot be voted for more than the 12 nominees for director named in this proxy statement. Each of the nominees has consented to stand for election. If any nominee other than Mr. Albaugh and Mr. Fradin becomes unavailable for election, which is not currently anticipated by us, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our By-Laws. If Mr. Albaugh or Mr. Fradin becomes unavailable for election, which is not currently anticipated by us, then subject to conditions in the Cooperation Agreement, we and JANA will select a mutually acceptable replacement nominee.
None of our directors (including each of the nominees) is related to any other director or nominee or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.
Biographical summaries of the nominees, as well as information on their experience, qualifications, attributes and skills that our Board has determined support their nomination and service as a director of Harris, appear on subsequent pages. Summary information regarding each of the nominees and our other directors, including age; whether independent with respect to Harris; year in which service as a Harris director commenced; standing committees of our Board on which such director currently serves; and number of public company boards of directors, other than our Board, on which such nominee or director currently serves is set forth in the table on page 8. Data with respect to the number of shares of our common stock beneficially owned by each of our incumbent directors as of September 2, 2016 is set forth in the table on page 29.
Under NYSE rules, brokers, banks and other nominees are prohibited from voting for or against director nominees without receiving voting instructions from the beneficial owner of the shares. We, therefore, urge you to vote your shares, or, if your shares are held in “street name,” to provide voting instructions to your broker, bank or other nominee.

Summary Information Regarding Each of the Nominees and Our Other Directors

Director	Age	Independent with Respect to Harris	Harris Director Since	Harris Committees				Other Public Company Boards Currently Serving On
				Audit Committee	Governance and Corporate Responsibility Committee	Finance Committee	Management Development and Compensation Committee
James F. Albaugh	66	X	2016					2
William M. Brown	53		2011					1
Peter W. Chiarelli	66	X	2012	X				—
Thomas A. Dattilo	65	X**	2001	X			X*	—
Roger B. Fradin	63	X	—					2
Terry D. Growcock	70	X	2005	X			X	2
Lewis Hay III	60	X	2002			X	X	2
Vyomesh I. Joshi	62	X	2013		X			2
Karen Katen***	67	X	1994		X			3
Leslie F. Kenne	68	X	2004			X		2
David B. Rickard***	69	X	2001	X*		X		2
Dr. James C. Stoffel	70	X	2003		X			1
Gregory T. Swienton	66	X	2000	X		X*		1
Hansel E. Tookes II	68	X	2005		X*		X	3

*	Committee chairperson
**	Lead Independent Director
***	Retiring effective at the 2016 Annual Meeting of Shareholders

NOMINEES FOR ELECTION

James F. Albaugh, 66
Independent director
Director since September 2016

Service on other public company boards:
• American Airlines Group Inc. (since 2013)
• B/E Aerospace, Inc. (since 2014)
• TRW Automotive Holdings Corp. (2007-2015)

Mr. Albaugh is currently an advisor and consultant to financial services and investment firms. He served as a Senior Advisor to The Blackstone Group from December 2012 to July 2016. He was President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes business unit from September 2009 through October 2012. Prior to holding that position, he was President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. He joined Boeing in 1975 and held various other executive positions, including as President and Chief Executive Officer of its Space and Communications business unit.
Mr. Albaugh is Chairman of the National Aeronautic Association and is past President of the American Institute of Aeronautics and Astronautics. He also is a member of the Board of the Fred Hutchinson Cancer Research Center, the Columbia University Engineering School Board of Visitors and the Board of Trustees of Willamette University. He also served on the Board of Directors of the Aerospace Industries Association from 2007 to 2012 and as its Chairman in 2011.
Qualifications Statement:   Mr. Albaugh’s prior service as a senior executive of a large aerospace and defense company, including as President of Boeing’s Commercial Airplanes and Integrated Defense Systems business units, brings important experience to our Board in terms of complex manufacturing operations, supply chain, domestic and international operations, business development, human resources and talent management, safety management, enterprise risk management, technology-driven business environment, accounting and internal controls. He also has extensive experience with very large aerospace and defense government projects and with the government procurement process, including experience with major U.S. Department of Defense programs, which brings our Board important experience in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. In addition, he brings to our Board significant public company board and corporate governance experience.

William M. Brown, 53 Employee director (not independent) Director since December 2011 Service on other public company boards: • Celanese Corporation (since 2016)

Mr. Brown is our Chairman of the Board, President and Chief Executive Officer. Mr. Brown joined Harris in November 2011 as President and Chief Executive Officer and was appointed Chairman in April 2014. Prior to joining Harris, Mr. Brown was Senior Vice President, Corporate Strategy and Development, of United Technologies Corporation (“UTC”). Earlier, he served five years as President of UTC’s Fire & Security Division. In all, Mr. Brown spent 14 years with UTC, holding U.S. and international roles at various divisions, including Carrier Corporation’s Asia Pacific Operations and the Carrier Transicold division. Before joining UTC in 1997, he worked for McKinsey & Company as a senior engagement manager. He began his career as a project engineer at Air Products and Chemicals, Inc.
Mr. Brown serves on the board of directors of the Fire Department of NYC Foundation and the board of trustees of both the Florida Institute of Technology and Florida Polytechnic University. He is a member of the National Security Telecommunications Advisory Committee, the United States-Brazil CEO Forum and the Aerospace Industries Association executive committee.
Qualifications Statement:    Our Board nominated Mr. Brown for election as a director based on his current role as our Chief Executive Officer and the terms of his employment agreement (failure to nominate him would constitute “constructive termination”), as well as his extensive leadership and management skills. Mr. Brown’s prior service as a senior executive of UTC, a large international public company, including as President of UTC’s Fire & Security Division and his management and leadership positions at UTC’s Carrier Corporation, including as President of its Asia Pacific Operations, provide him with extensive knowledge of complex strategic, operational, management and financial issues faced by a large company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, global supply chain and procurement, productivity and lean manufacturing initiatives, international sales, marketing and operations, domestic and international mergers and acquisitions, regulatory challenges, and enterprise risk management. His more recent role as UTC’s Senior Vice President, Corporate Strategy and Development, and his prior role as a consultant also provide him with additional experience and knowledge related to global strategic planning, mergers and acquisitions, economic analysis and operational improvement projects. His engineering and finance education and experience provide him with knowledge relevant to many of our businesses and our overall capital structure and financial processes.

Peter W. Chiarelli, 66 Independent director Director since August 2012 Harris committees: • Audit

General Chiarelli, U.S. Army (Retired), retired in March 2012 from the U.S. Army, where he most recently served as Vice Chief of Staff, the Army’s second-highest-ranking officer, with responsibility for oversight of the day-to-day operations of the Army and for leading the Army’s budget planning and execution and its efforts to modernize its equipment, procedures and formations. During his nearly 40 years of service with the U.S. Army, Mr. Chiarelli held several other senior officer positions, including Senior Military Assistant, Secretary of Defense, serving as principal military advisor to the Secretary of Defense; Commander of the Multi-National Corps – Iraq, serving as the senior tactical commander of U.S. and Coalition troops in Iraq; Division Commander, Fort Hood, Texas and Baghdad, Iraq; U.S. Army Chief of Operations, Training and Mobilization; and Executive Officer, Supreme Allied Commander, Europe, serving as principal military assistant and advisor to the Supreme Allied Commander, Europe. He also commanded troops at all levels from platoon to Multi-National Corps. Since his retirement from the U.S. Army, Mr. Chiarelli has served as Chief Executive Officer of One Mind, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders.
Qualifications Statement:    Mr. Chiarelli had a distinguished career in the U.S. Army prior to joining our Board in August 2012. His vast U.S. and global military leadership experience provides him with an understanding of and appreciation for the complexities of both the U.S. and international militaries, defense communities and defense industries, which brings our Board important knowledge and expertise in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. Mr. Chiarelli’s responsibility as a senior U.S. Army officer also provides him with experience addressing complex operational and strategic issues, managing significant operating budgets and handling legislative and public affairs, and with an extensive background in military operations and national security, which adds to our Board’s skills and furthers our Board’s knowledge and expertise in these areas. Mr. Chiarelli’s recent experience serving as Chief Executive Officer of a healthcare-oriented non-profit organization, together with his healthcare-related leadership experience in the U.S. Army, furthers our Board’s appreciation and understanding of medical research, the healthcare industry and military healthcare.

Thomas A. Dattilo, 65
Lead Independent Director; served as Chairman January 2012 - April 2014
Director since August 2001

Harris committees:
• Audit
• Management Development and Compensation (Chairperson)
Service on other public company boards:
• Solera Holdings, Inc. (2013-2016)
• Cooper Tire & Rubber Company (1999-2006)
• Alberto-Culver Company (2006-2011)

Mr. Dattilo is an advisor and consultant to various private investment firms. He served as Chairman and Senior Advisor to Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs, from January 2013 until June 2016. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from 2007 until 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, which specializes in the design, manufacture and sale of passenger car and truck tires. He joined Cooper in January 1999 as President and Chief Operating Officer and served as Chairman, President and Chief Executive Officer from 2000 through 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.
Mr. Dattilo also is a director of Haworth, Inc. (since 2010) and is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation.
Qualifications Statement:    Mr. Dattilo’s prior service as a senior executive of large, publicly traded companies, including as a former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company and as an executive of a manufacturing company, provides him with extensive knowledge of complex operational, management, financial, strategic and governance issues faced by a large global public company. This experience brings our Board important knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations. His more recent experience as an advisor to private investment firms also provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. Based on his senior executive experience and his service on other public company boards, Mr. Dattilo brings to our Board a strong understanding of public company governance and executive compensation.

Roger B. Fradin, 63 Independent director nominee Service on other public company boards: • Pitney Bowes Inc. (since 2012) • MSC Industrial Direct Co., Inc. (since 1998)

Mr. Fradin has been Vice Chairman of Honeywell International Inc., a diversified technology and manufacturing company, since 2014. From 2004 to 2014, he was President and Chief Executive Officer of Honeywell’s Automation and Controls business unit. He joined Honeywell in 2000 when Honeywell acquired Pittway Corporation and has also served as President of Honeywell’s Automation and Control Products business unit and President and Chief Executive Officer of its Security and Fire Solutions business unit.
Qualifications Statement:    Mr. Fradin’s service as a senior executive of a large global diversified technology and manufacturing company, including as Honeywell’s Vice Chairman and previously as President and Chief Executive Officer of its Automation and Controls business unit, provides him with extensive knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company. This experience will bring our Board important knowledge in terms of domestic and international operations, business development, strategic planning, product development and marketing, technology innovation, corporate finance, mergers and acquisitions, human resources and talent management, accounting and internal controls. He also possesses a strong entrepreneurial background, with experience in driving growth for businesses under his leadership, and has deep experience in entering new markets, both organically and through acquisitions. His finance education and experience also have provided him with knowledge and experience particularly relevant to our capital structure and related credit and finance matters. In addition, he brings to our Board public company board and corporate governance experience.

Terry D. Growcock, 70
Independent director
Director since August 2005

Harris committees:
• Audit
• Management Development and Compensation
Service on other public company boards:
• Carlisle Companies Incorporated (since 2008)
• Harsco Corporation (since 2008)
• The Manitowoc Company, Inc. (1998-2008)

Mr. Growcock is retired Chairman of the Board and Chief Executive Officer of The Manitowoc Company, Inc. (“Manitowoc”), a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of Manitowoc in 1998. He was named Chairman of the Board of Directors and Chief Executive Officer of Manitowoc in October 2002. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007 and as Chairman of the Board in December 2008.
Mr. Growcock is an advisory member of the Kelley School of Business at Indiana University.
Qualifications Statement:    Mr. Growcock’s prior service as a senior executive of Manitowoc, including as former Chairman, President and Chief Executive Officer and as an executive in several of Manitowoc’s business units, provides him with extensive knowledge of complex operational, management, financial and governance issues faced by a large industrial manufacturing company with international operations. This experience brings our Board important knowledge and expertise related to domestic and international merger and acquisition transactions, joint ventures and strategic alliances, international sales, marketing and operations, global procurement, lean manufacturing and related initiatives, human resources and talent management, global compliance, and strategic planning. He also has experience with government projects and with the government procurement process as well as international trade. Mr. Growcock also has gained a strong understanding of public company governance and executive compensation through his senior executive experience and his service on several public company boards.

Lewis Hay III, 60
Independent director
Director since February 2002

Harris committees:
• Finance
• Management Development and Compensation
Service on other public company boards:
• Capital One Financial (since 2003)
• Anthem, Inc. (since 2013)
• NextEra Energy, Inc. (2001-2013)

Mr. Hay currently is an Operating Advisor for Clayton, Dubilier & Rice, LLC, a private equity investment firm. Mr. Hay served as Executive Chairman of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America, from July 2012 until he retired in December 2013. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012 and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. He joined NextEra Energy in 1999 as Vice President, Finance and Chief Financial Officer and served as President of NextEra Energy Resources, LLC (formerly FPL Energy, LLC) from March 2000 until December 2001.
Mr. Hay is former director and Chairman of both the Institute of Nuclear Power Operations and the Edison Electric Institute. He is a member of the Business Board of Advisors at Carnegie Mellon University’s Tepper School of Business. Mr. Hay is a former member of the Business Roundtable and the Florida Council of 100. He also served on the President’s Council on Jobs and Competitiveness from 2011 to 2013.
Qualifications Statement:    Mr. Hay’s service as a senior executive of a large, publicly traded company, including as NextEra Energy, Inc.’s Chairman and Chief Executive Officer and previously as its Chief Financial Officer, and his prior experience as a chief financial officer of another large company, as well as his nine years of experience as a strategy consultant, provide him with extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations. His science and engineering education and training have provided him with knowledge and experience relevant to some of our businesses. Mr. Hay also brings to us a strong understanding of executive compensation and public company governance through his service on the boards of several publicly traded companies.

Vyomesh I. Joshi, 62
Independent director
Director since September 2013

Harris committees:
• Governance and Corporate Responsibility
Service on other public company boards:
• 3D Systems Corporation (since 2016)
• Wipro Limited (since 2012)
• Yahoo! Inc. (2005-2012)

Mr. Joshi is President and Chief Executive Officer of 3D Systems Corporation (since April 2016), a company that provides comprehensive 3D products and services, including 3D printers, print materials, on-demand manufacturing services and digital design tools. He is former Executive Vice President, Imaging and Printing Group, of Hewlett-Packard Company (“HP”), a company engaged in personal computing and access devices, imaging and printing-related products and services and information technology software and solutions. Mr. Joshi joined HP in 1980 as a research and development engineer and went on to hold a series of management positions with increasing responsibility, including serving as Executive Vice President of HP’s Imaging and Printing Group from 2002 to 2012. During his time at HP, he oversaw some of HP’s most successful global commercial enterprises.
Mr. Joshi also is a member of the Dean’s Advisory Council at The Rady School of Management at the University of California, San Diego.
Qualifications Statement:    Mr. Joshi’s service as President and CEO of 3D Systems and his prior service as a senior executive of HP, including as Executive Vice President, Imaging and Printing Group, and his more than 30 years of experience focused on strategy and technology, provide him with extensive knowledge of complex strategic, research and development, operational, management and financial issues faced by a large publicly traded, technology-driven company with global operations. This experience brings to our Board important knowledge and expertise related to strategic planning, technology innovation, research and development, new product introductions, global manufacturing and operations, supply chain and distribution, joint ventures and strategic alliances, and human resources and talent management. His scientific and engineering education and training have provided him with knowledge and experience relevant to some of our businesses. Mr. Joshi also has gained an understanding of public company governance and operations through his service on other public company boards.

Leslie F. Kenne, 68
Independent director
Director since April 2004

Harris committees:
• Finance
Service on other public company boards:
• Unisys Corporation (since 2006)
• Oshkosh Corporation (since 2010)
• EDO Corporation (2004-2007)

Ms. Kenne, Lieutenant General USAF (Ret.), retired in September 2003 from the U.S. Air Force, where she had a 32-year military career and had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Since her retirement from the U.S. Air Force, Ms. Kenne has been an independent consultant for various defense companies and agencies.
Qualifications Statement:    Ms. Kenne had a distinguished career in the U.S. Air Force prior to joining our Board in 2004. Her responsibilities as a senior Air Force officer provide her with experience managing significant operating budgets and addressing complex operational and strategic issues and with first-hand experience on large government projects and the government procurement process. Ms. Kenne’s experience also provides her with an appreciation for the complexities of both the U.S. military and the defense industry, which brings to our Board important knowledge and expertise in these areas and makes her a valuable strategic advisor to our U.S. Government businesses. Her experience also brings to our Board important knowledge and expertise regarding program development, resourcing and other aspects of managing major U.S. Department of Defense programs, as well as operations and systems engineering. Ms. Kenne’s recent experience serving as a compliance monitor for large organizations brings to our Board an in-depth appreciation and understanding of business conduct and compliance matters that are particularly relevant to a U.S. Government contractor. Ms. Kenne also has gained an understanding of public company governance and operations through her service on several public company boards.

Dr. James C. Stoffel, 70
Independent director
Director since August 2003

Harris committees:
• Governance and Corporate Responsibility
Service on other public company boards:
• Aviat Networks, Inc. (since 2007)

Dr. Stoffel is a General Partner of Trillium International, a private equity firm. He was an executive at Eastman Kodak Company, a film and digital imaging company, until April 2005, having served as Senior Vice President, Chief Technical Officer since 2000, and Director of Research and Development, after joining the firm in 1997 as Vice President, Director Electronic Imaging Products Research and Development. Prior to joining Kodak, he was with Xerox Corporation for more than 20 years, serving as Vice President of Corporate Research and Technology, Vice President and General Manager of the Advanced Imaging Business Unit, Vice President and Chief Engineer, as well as other executive positions.
Dr. Stoffel has served as a director of Aviat Networks since 2007 and served as Aviat’s Lead Independent Director from July 2010 to April 2015. He also serves on the President’s Advisory Council at the University of Notre Dame and is Chairman of the advisory board of Applied Science and Technology Research Institute, Hong Kong.
Qualifications Statement:    Dr. Stoffel’s prior service as a senior executive of large, publicly traded, technology-driven companies, including as a Chief Technical Officer and Director of Research and Development at Eastman Kodak Company, and his more than 30 years of experience focused on technology development, provide him with an extensive knowledge of complex technical research and development projects and management, financial and governance issues faced by a large public company with international operations. This experience brings to our Board important knowledge and expertise related to research and development, technology innovation, new product introductions, strategic planning, manufacturing, operations and corporate finance. His more recent experience as an advisor to, and general partner in, a private equity firm provides him additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. His scientific and engineering education and training have provided him with knowledge and experience relevant to many of our businesses. Dr. Stoffel also has gained an understanding of public company governance, regulatory issues and executive compensation through his service on public company boards, including as a lead independent director.

Gregory T. Swienton, 66
Independent director
Director since February 2000

Harris committees:
• Audit
• Finance (Chairperson)
Service on other public company boards:
• Lennox International, Inc. (since 2010)
• Ryder System, Inc. (1999-2013)

Mr. Swienton is retired Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. He retired as Chief Executive Officer of Ryder in December 2012 and as Chairman in May 2013. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.
Qualifications Statement:    Mr. Swienton’s service as a senior executive of large, publicly traded companies, including as Ryder System, Inc.’s Chairman and Chief Executive Officer and previously as its President and Chief Operating Officer, and his more than 40 years of experience in large, global businesses, including long-term overseas assignments, provide him with extensive knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise in terms of supply chain, logistics, domestic and international operations, business development, corporate finance, banking, human resources and talent management, accounting and internal controls, safety management, enterprise risk management, complex information technology and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters.

Hansel E. Tookes II, 68
Independent director
Director since April 2005

Harris committees:
• Governance and Corporate Responsibility (Chairperson)
• Management Development and Compensation
Service on other public company boards:
• Corning Incorporated (since 2001)
• NextEra Energy, Inc. (since 2005)
• Ryder System, Inc. (since 2002)

Mr. Tookes retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.
Qualifications Statement:    Mr. Tookes’ prior service as a senior executive of large international public aerospace and defense companies, including as Chief Executive Officer, President and Chief Operating Officer of Raytheon Aircraft Company and his prior management and leadership positions at Pratt & Whitney, add important experience to our Board in terms of operations, manufacturing, regulatory issues, performance excellence, global compliance, business development, technology-driven business environments, accounting and internal controls, and enterprise risk management. He also has extensive experience on large aerospace and defense government projects and with the government procurement process, including experience with major U.S. Department of Defense programs, which brings our Board important knowledge and experience in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. His science, engineering and business education and training also have provided him with knowledge and experience relevant to many of our businesses. In addition, he brings to our Board significant and broad public company governance experience, including service on several other public company boards.

Recommendation Regarding Proposal 1
To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.
Our Board of Directors unanimously recommends that you vote “FOR” election of each of the nominees in this uncontested election of directors. If not otherwise specified, proxies will be voted “FOR” election of each of the nominees as recommended by our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors
Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (sometimes referred to herein as “CEO”) and other officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of our Board and its committees.
Corporate Governance Guidelines
Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Guidelines that trace their history to 1960 and have evolved and been revised over time. Our Governance and Corporate Responsibility Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to our Board concerning corporate governance matters. Our Board regularly reviews our Corporate Governance Guidelines and updates them periodically in response to changing regulatory requirements and evolving governance practices. Our Corporate Governance Guidelines address matters including:

•	Board composition

•	Director independence

•	Selection of Chairman

•	Designation and responsibilities of Lead Independent Director

•	Selection of Board nominees

•	Board membership criteria

•	Majority voting for directors

•	Director retirement policy

•	Other directorships

•	Director compensation

•	Stock ownership guidelines

•	Prohibitions on hedging

•	Prohibition on margin accounts and pledging transactions

•	Meeting schedules

•	Executive sessions of independent directors

•	Access to management

•	Board committees and membership

•	Board and director responsibilities

•	Director orientation and continuing education

•	CEO performance evaluation

•	Succession planning

•	Board and committee self-evaluations

A copy of our Corporate Governance Guidelines is available on the Corporate Governance section of our website at harris.com/about/corporate-governance.
Director Independence
Our Corporate Governance Guidelines require us to have a board of directors with at least two-thirds of independent directors. Our Board is, and for many years has been, comprised of at least two-thirds of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. Our Board assesses the independence of our directors and examines the nature and extent of any relationships between us and our directors, their families and their affiliates. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at harris.com/about/corporate-governance.
For a director to be considered independent, our Board must affirmatively determine that the director does not have any direct or indirect material relationship with us, other than as a director. A director will not be considered independent if, within the preceding three years:

•
The director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris, provided that serving as an interim chairman, chief executive officer or other executive officer does not disqualify a director from being considered independent after that employment relationship has ended; or

•
The director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris or compensation received by the director for service as an interim chairman, chief executive officer or other executive officer need not be considered in determining independence under this test; or

•
The director was a partner with or employed by a present or former internal or external auditor of Harris, or an immediate family member of the director is a current partner of such a firm, or the director has an immediate family member who is a current employee of such a firm and personally worked on the Harris audit within the last three years; or

•
The director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Harris’ present executive officers at the same time served on that company’s compensation committee; or

•
The director currently is an executive officer of or employed by another company, or an immediate family member of the director currently is employed as an executive officer of such other company, that has made payments to, or received payments from, Harris for property or services (not including contributions to tax exempt organizations) in an amount which, in any single fiscal year of such other company, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Our Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•
If a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year of such other company, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•
If a director of Harris or an immediate family member of a director of Harris is an executive officer of another company that is indebted to Harris, or to which Harris is indebted, and the total amount of the borrower company’s indebtedness to the other company is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•
If a director of Harris is an executive officer of another company in which Harris owns an equity interest, and the amount of the equity interest is less than 5% of the total equity of such other company; or

•
If a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a tax exempt organization, and within the preceding three years, Harris’ or the Harris Foundation’s discretionary contributions to such organization in any single fiscal year of such organization are less than the greater of (a) $1 million or (b) 2% of such organization’s consolidated gross annual revenues; or

•	If a director or a director’s immediate family members own Harris shares.

Pursuant to our Corporate Governance Guidelines, the Board undertook a review of director and nominee independence in August 2016, which included a review of the responses of the directors and nominees to questions regarding each director’s or nominee’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based on the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that each of our directors and nominees for election, with the exception of Mr. Brown, our Chairman of the Board, President and Chief Executive Officer, is independent and has no direct or indirect material relationship with Harris, other than as a director, that impairs the director’s or nominee’s independence.
Related Person Transaction Policy
Our Board has adopted a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors and executive officers and their related interests. The policy supplements the conflicts of interest policies set forth in our Code of Conduct and our other internal policies and procedures. Under the related person transaction policy, all related person transactions (as defined in the policy) are to be reviewed by our Governance and Corporate Responsibility Committee. Our Governance and Corporate Responsibility Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and our shareholders. This may include situations where we provide to or receive from related persons products or services on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of our Governance and Corporate Responsibility Committee.
Under the policy and consistent with SEC rules, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires that each director and executive officer annually complete a questionnaire to identify his or her related interests and persons and notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of Harris is requested to notify our Secretary of the facts and circumstances of the proposed transaction. If the Secretary determines that the proposed transaction is a related person transaction, it shall be submitted to our Governance and Corporate Responsibility Committee for review and consideration. A related person transaction entered into without our Governance and Corporate Responsibility Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to our Governance and Corporate Responsibility Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by our Governance and Corporate Responsibility Committee.
Based on its holdings as reported on a Schedule 13G or 13G/A filed with the SEC, each of T. Rowe Price Associates, Inc. and BlackRock, Inc. beneficially owned more than 5% of our common stock as of September 2, 2016. T. Rowe Price Associates, Inc. and certain of its affiliates provided asset management services in fiscal 2016 for our Retirement Plan, for which participants paid or will pay approximately $1,648,000. BlackRock, Inc. and certain of its affiliates provided asset management services in fiscal 2016 for certain of our defined contribution and defined benefit plans, for which participants paid or will pay approximately $1,283,000 and we paid or will pay approximately $305,000.
The agreements with each of T. Rowe Price Associates, Inc. and BlackRock, Inc. were negotiated on an arm’s-length basis and the ownership of our common stock plays no role in the business relations between us and T. Rowe Price Associates, Inc. or BlackRock, Inc. In addition, we believe that the agreements represent standard terms and conditions for asset management services. In accordance with our related person transaction policy, our Governance and Corporate Responsibility Committee reviewed, ratified and approved such agreements.
Board Leadership Structure and
Lead Independent Director
Board Leadership Structure.    Our Board’s leadership is currently structured as follows:

•	a combined position of Chairman of the Board (“Chairman”) and CEO;

•	a Lead Independent Director with well-defined duties that support our Board’s oversight responsibilities;

•	a robust standing committee structure comprised solely of independent directors; and

•	engaged Board members who are independent (other than our current Chairman, President and CEO) and who conduct candid and constructive discussions and deliberations.
Our Board elects a Chairman from among the directors. Our Board combines or separates the positions of Chairman and CEO based on what its members believe best serves the needs of Harris and our shareholders at any particular time based on then-existing facts and circumstances. Although our Board has generally combined the positions of Chairman and CEO and designated a Lead Independent Director, our Board determined to separate the positions of Chairman and CEO in connection with the CEO transition to Mr. Brown in November 2011 and appointed Mr. Dattilo as non-executive Chairman, effective January 1, 2012, to provide the Board with independent leadership during the CEO transition and enable Mr. Brown as incoming CEO to concentrate on our business operations. In April 2014, our Board determined to adopt its current structure by combining the positions of Chairman and CEO and electing Mr. Brown as Chairman and CEO, and designating Mr. Dattilo as Lead Independent Director.
Our Board believes that its current leadership structure provides independent board leadership and oversight while also benefiting from having Mr. Brown also serve as Chairman following his transition as incoming CEO, during which he demonstrated the strong leadership and vision necessary to drive Harris’ strategies and achieve Harris’ objectives. Our independent directors believe Mr. Brown’s in-depth knowledge of our businesses and their challenges and opportunities, as well as his extensive understanding of our day-to-day operations and his ability to provide insight and direction on important strategic initiatives, make him well positioned to chair regular Board meetings and to bring key business and stakeholder issues to our Board’s attention.
The independence of our Board, together with the Lead Independent Director structure, the ability of independent directors to participate in the agenda-setting process for our Board and committee meetings, regularly scheduled executive sessions of independent directors and our directors’ access to management, provide appropriate opportunities for oversight, discussion and evaluation of Harris’ decisions and direction. The actions by our Board in changing its leadership structure in connection with the CEO transition process, without a mandated separation of the Chairman and CEO positions or a requirement for an independent Chairman, evidence our Board’s proactive commitment to strong corporate governance and appropriate independent oversight of management. Our Board believes it is fundamentally wrong, however, to permanently and inflexibly separate or combine the positions of Chairman and CEO and remove our Board’s ability to evaluate and change the structure of our Chairman and CEO positions, as and when appropriate, to best serve the needs of Harris and our shareholders based on then-existing facts and circumstances. Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore, are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior management to meet those needs.

Lead Independent Director.     At all times while our Chairman is not independent, our independent directors, by the affirmative vote of a majority of all independent directors, will designate one of our independent Board members to serve as Lead Independent Director. The responsibilities and authority of our Lead Independent Director include:

•	Presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of our independent directors;

•	Serving as liaison between our Chairman and our independent directors;

•	Approving the information sent to our Board and the meeting agendas for our Board;

•	Approving meeting schedules for the Board to assure there is sufficient time for discussion of all agenda items;

•	Calling meetings of our independent directors;

•	If requested by major shareholders, ensuring that he or she is available, when appropriate, for consultation and direct communication consistent with our policies regarding shareholder communications;

•	Providing timely feedback from executive sessions of our independent directors to our CEO or other members of senior management;

•
Together with the Chairperson of our Management Development and Compensation Committee (or the Chairperson of the Governance and Corporate Responsibility Committee if the same individual is serving as Lead Independent Director and Chairperson of the Management Development and Compensation Committee), playing a key role in the annual CEO evaluation process;

•
Together with the Chairperson of our Governance and Corporate Responsibility Committee (or the Chairperson of the Management Development and Compensation Committee if the same individual is serving as Lead Independent Director and Chairperson of the Governance and Corporate Responsibility Committee), playing a key role in our Board’s annual self-evaluation process and related matters;

•	When applicable, assisting with the recruitment of director candidates;

•	When appropriate, serving as the spokesperson for the Board, it being understood that the CEO is the primary spokesperson for us and our Board; and

•	Such other responsibilities and authority as our Board may determine from time to time.
The designation of a Lead Independent Director is not intended to inhibit communications among our directors or between any of them and our Chairman. Our Lead Independent Director will serve a two-year term that will generally commence on the date of our annual meeting of shareholders. Unless our independent directors shall determine otherwise due to particular circumstances, no independent director will serve as Lead Independent Director for more than two consecutive two-year terms. Our Lead Independent Director may be removed from the position by the affirmative vote of a majority of all independent directors.
The position of Lead Independent Director is currently held by Mr. Dattilo, as noted above. He has held this position since 2014.
Board Meetings and Attendance
General.    In fiscal 2016, our Board held 6 meetings, and the committees of our Board held a total of 30 meetings. Each director attended at least 88% of the meetings of our Board and committees on which he or she served. All of the directors taken together attended an average of 98% of such meetings of our Board and committees on which they served. In addition to meetings at our corporate headquarters, our Board periodically holds meetings at other facilities and locations.
Attendance at Annual Meetings of Shareholders.   We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend each Annual Meeting of Shareholders. All of our Board members, other than Mr. Swienton, attended our 2015 Annual Meeting of Shareholders.
Executive Sessions of Independent Directors
Our Board and its standing committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of independent directors are provided for in the agenda for each regularly scheduled Board meeting. Our Lead Independent Director chairs these executive sessions of independent directors. Executive sessions of independent directors also are provided for in the agenda for each regularly scheduled standing committee meeting (other than quarterly earnings review meetings of our Audit Committee).
Board Committees and Committee Charters
Our Board currently has 4 standing committees to assist in discharging its responsibilities. These committees are our Audit Committee, our Governance and Corporate Responsibility Committee, our Finance Committee and our Management Development and Compensation Committee. In late fiscal 2016, our Board eliminated our former Business Conduct and Corporate Responsibility Committee as a separate committee and consolidated the functions of that committee into our Corporate Governance Committee, which was then re-named as our Governance and Corporate Responsibility Committee. Our Business Conduct and Corporate Responsibility Committee held 2 meetings in fiscal 2016 prior to its elimination as a separate committee.

The committees regularly report their activities and actions to our full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at harris.com/about/corporate-governance. The charter of each of our Audit Committee, Governance and Corporate Responsibility Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charter of our Finance Committee. Copies of all such charters and our Corporate Governance Guidelines also are available to shareholders free of charge upon written request to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each standing committee are summarized below.
Audit Committee
Our Audit Committee oversees our independent registered public accounting firm and accounting and internal control matters. Our Audit Committee also assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with relevant legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and our independent registered public accounting firm.
The purposes and responsibilities of our Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•
Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•
Reviewing and discussing with our independent registered public accounting firm, our internal audit department and our management (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, (ii) any major issues concerning the adequacy of our internal controls and any special steps adopted in light of any material control deficiencies, and (iii) the effect of regulatory and accounting initiatives or actions applicable to us, as well as off-balance sheet structures, on our financial statements;

•
Discussing guidelines and policies governing the process by which our management assesses and manages exposure to risk, including key credit risks, liquidity risks, market risks, financial risks and operational risks;

•
Reviewing and discussing our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP results, and the types of financial information and earnings guidance provided, and the types of presentations made, by us to analysts and rating agencies; and

•
Reviewing and discussing with our independent registered public accounting firm, our internal audit department and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

A more detailed description of our Audit Committee’s purposes and responsibilities is contained in its charter.
Our Board has determined in its business judgment that each member of our Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.
Our Board also has determined in its business judgment that each of the members of our Audit Committee satisfies the “financial literacy” requirements of the NYSE listing standards and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of our Audit Committee, and each of Messrs. Chiarelli, Dattilo, Growcock and Swienton satisfy the “audit committee financial expert” criteria, as that term is defined by SEC rules, and is independent of Harris.
Our Audit Committee held 9 meetings in fiscal 2016, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.
Governance and Corporate Responsibility Committee
The purposes and responsibilities of our Governance and Corporate Responsibility Committee include:

•
Identifying individuals determined by the Committee to be qualified to become a Board member consistent with criteria approved by our Board, and recommending that our Board select the nominees for election or re-election, as applicable, and fill vacancies on our Board;

•	Adopting a policy and procedure for consideration of each candidate to serve as a director recommended by our shareholders;

•	Developing and recommending to our Board our Corporate Governance Guidelines and monitoring trends and evolving practices in corporate governance;

•
Periodically assessing the adequacy of our corporate governance framework, including our Restated Certificate of Incorporation and By-Laws, and recommending changes to the Board for approval, as appropriate;

•	Developing, reviewing and recommending to our Board director compensation and benefit plans;

•	Reviewing and making recommendations to our Board concerning the structure, size, composition and operation of our Board and its committees;

•	Recommending establishment or elimination of committees of our Board and committee assignments;

•
In consultation with each committee chairperson and our Lead Independent Director, if one has been designated, setting meeting schedules for our Board and developing, reviewing and recommending to our Board the schedule of regular meetings of our Board and its committees;

•	Reviewing and approving or ratifying related person transactions in accordance with relevant policies;

•	Reviewing and making recommendations to our Board regarding shareholder proposals and a process for shareholder communications with the Board;

•	Facilitating our Board’s annual evaluation of its performance and effectiveness;

•
Retaining (after considering the independence and any potential conflicts of interest of director compensation consultants) and terminating director compensation consultants, including approving such consultants’ fees and other retention terms;

•	Assisting our Board in overseeing the goals and objectives of our ethics and business conduct program, consistent with sound ethical business practices and legal requirements;

•	Assisting our Board in overseeing the goals and objectives of our environmental, health and safety programs;

•	Assisting our Board in overseeing the goals and objectives of our charitable, civic, educational and philanthropic activities; and

•
Reviewing and taking appropriate action concerning strategic issues and trends relating to corporate citizenship and responsibility, including social and political trends and public policy issues that may have an impact on the Corporation’s operations, financial performance or public image.

A more detailed description of our Governance and Corporate Responsibility Committee’s purposes and responsibilities is contained in its charter and our Corporate Governance Guidelines.
For additional information regarding the role of our Governance and Corporate Responsibility Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 25.
Our Board has determined in its business judgment that each member of our Governance and Corporate Responsibility Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. As noted above, in late fiscal 2016, our Board eliminated our former Business Conduct and Corporate Responsibility Committee as a separate committee and consolidated the functions of that committee into our Corporate Governance Committee, which was then re-named as our Governance and Corporate Responsibility Committee. Our Business Conduct and Corporate Responsibility Committee held 2 meetings in fiscal 2016 prior to its elimination as a separate committee. Our Governance and Corporate Responsibility Committee (formerly known as our Corporate Governance Committee) held 6 meetings in fiscal 2016.
Finance Committee
Our Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans, including our defined contribution and defined benefit plans. Our Finance Committee annually reviews and approves our capital investment plan and capital expenditures and also reviews our dividend policy and share repurchase policy and makes recommendations to our Board relating to such policies. A more detailed description of our Finance Committee’s purposes and responsibilities is contained in its charter. Our Board has determined in its business judgment that each member of our Finance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. Our Finance Committee held 3 meetings in fiscal 2016.
Management Development and Compensation Committee
The purposes and responsibilities of our Management Development and Compensation Committee include:

•
Reviewing plans for our management training, development, organizational structure and succession, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation and benefits of our executive officers;

•
Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and together with all independent directors of our Board, determining and approving our CEO’s annual salary, cash and equity incentives and other benefits based on this evaluation;

•	Reviewing and approving the annual salary, cash and equity incentives and other benefits of our other executive officers;

•
Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of executive officers (together, in the case of our CEO, with all independent directors of our Board);

•	Administering our equity-based compensation plans;

•	Determining stock ownership guidelines for the CEO, executive officers and other corporate officers and overseeing compliance with such guidelines;

•
Reviewing and discussing the “Compensation Discussion and Analysis” section in this proxy statement with our management and making a recommendation to our Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•
Retaining (after considering the independence and any potential conflicts of interest of compensation consultants) and terminating compensation consultants, including approving such consultants’ fees and other retention terms.

A more detailed description of our Management Development and Compensation Committee’s purposes and responsibilities is contained in its charter.
Our Management Development and Compensation Committee has delegated to our CEO the authority to grant equity awards to employees who are not executive officers, subject to an annual maximum number of shares underlying the awards that may be granted, and annually reviews these awards.
For additional information regarding the role of our Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation

Discussion and Analysis” section of this proxy statement beginning on page 30.

Our Board has determined in its business judgment that each member of our Management Development and Compensation Committee is independent within the meaning of the NYSE listing standards, SEC rules and our Director Independence Standards. Our Management Development and Compensation Committee held 7 meetings in fiscal 2016.
The Board’s Role in Risk Oversight
The responsibility for the day-to-day management of risk lies with our management, and our management continually monitors the material risks facing Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. We have in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify material risks across Harris with input from each business segment and function. Under our ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to Harris and any mitigation plans associated with those risks are reported to our Board. In addition, in order to ensure dissemination of information about identified risks to management and throughout Harris, our management ERM committee regularly provides reports to our senior executives. Our ERM process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. We also manage risk through numerous controls and processes embedded in our operations, and such controls and processes are reviewed from time to time with our Board and/or its relevant committees.
Risk considerations also are raised in the context of a range of matters that are reported by management to our Board or one of its committees for review. For example, elements of risk are discussed by our full Board in presentations concerning Company-wide and business unit annual operating plans, three-year strategic plans, merger and acquisition opportunities, market environment updates, regular financial and operations updates and other strategic discussions. Elements of risk related to financial reporting, internal audit, internal control over financial reporting, auditor independence and related areas of accounting, taxation, law and regulation are regularly reviewed by our Audit Committee. Elements of risk related to corporate governance issues and various aspects of U.S. and international regulatory compliance, ethics, business conduct, social responsibility, environmental, health and safety matters and export/import controls are regularly reviewed by our Governance and Corporate Responsibility Committee. Elements of risk related to liquidity, financial arrangements, capital structure, ability to access capital markets and the financial and investment aspects of our defined contribution and defined benefit plans are regularly reviewed by our Finance Committee. Elements of risk related to compensation policies and practices and talent management and succession planning are regularly reviewed by our Management Development and Compensation Committee. Each committee also regularly provides reports regarding such risks to our full Board.
Director Retirement Policy
We do not impose term limits for directors. It is our policy that a director who would be age 72 or older at the time of election shall not stand for re-election. A director also is expected to offer to tender automatically his or her resignation in the event of retirement or other significant change in employment position or employer, and our Board then will determine whether such director’s continued Board membership under the new circumstances is in the best interests of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.
Communications with Members of our
Board of Directors
General.    Shareholders and other persons who wish to communicate with a member or members of our Board, including our Chairman, our Lead Independent Director, if one has been designated, the chairperson of any standing committee of our Board or the independent directors as a group, may send an e-mail to the intended recipient(s) c/o our Secretary at corporate.secretary@harris.com. Shareholders and other persons also may write to the intended recipient(s) c/o our Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication and, if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient(s).
Our Board has instructed our Secretary not to forward communications the Secretary deems unduly hostile, threatening, illegal or similarly inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications received that were not forwarded to the intended recipient(s) (other than surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements) and will make those communications available to any director upon request.
Our Chairman, our Lead Independent Director, if one has been designated, or other director in receipt of a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee. If a communication is determined to be a complaint or concern pertaining to accounting, internal control or auditing matters, it will be handled in accordance with the procedures discussed below under “Accounting, Internal Control, Auditing and Certain Other Matters.”

Accounting, Internal Control, Auditing and Certain Other Matters.    Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, financial reporting or disclosure matters, and other matters relating to actual, alleged or potential violations of any law, rule or regulation relating to securities or to fraud against shareholders. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or ethics advisor, or to the Vice President, Internal Audit and Compliance or the Director, Ethics and Compliance or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Code of Conduct. Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director, Ethics and Compliance at 1025 West NASA Boulevard, Melbourne, Florida 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, auditing, financial reporting or disclosure matters, and if it does, it will be handled in accordance with the procedures established by our Audit Committee. A copy of these procedures is available on the Corporate Governance section of our website at harris.com/about/corporate-governance.
Code of Conduct
All Harris directors and employees, including our CEO, Chief Financial Officer, Principal Accounting Officer and other senior officers, are required to abide by our Code of Conduct, originally adopted as our Standards of Business Conduct in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. Our Code of Conduct is an important component of a comprehensive business conduct program that includes compliance with all laws and corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our Code of Conduct policies cover many topics, including:

•	Conflicts of interest

•	Preventing bribery and corruption

•	International business practices

•	Gifts, entertainment and hospitality

•	Antitrust and competition

•	Use of social media

•	Insider trading

•	Political activities and lobbying

•	Environmental, health and safety matters

•	Government contracts

•	Export and import control

•	Boycotts

•	Integrity of business records

•	Use of Company assets

•	Confidential information and intellectual property
Employees are required to report any conduct they believe in good faith to be a violation of our Code of Conduct or policies.
Our Code of Conduct is posted on our website at harris.com/content/code-of-conduct and also is available free of charge by written request to our Director, Ethics and Compliance, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Code of Conduct that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.
Director Nomination Process and Criteria,
and Board Diversity
Our Board is responsible for approving nominees to stand for election as directors. Our Governance and Corporate Responsibility Committee assists our Board in this process and identifies individuals it determines are qualified to become Board members and recommends nominees.
It is a long-standing policy of our Board to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee for our Governance and Corporate Responsibility Committee’s consideration must include at least the following information about the proposed nominee: name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected. The required information should be sent to our Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of our Governance and Corporate Responsibility Committee for consideration at a future Governance and Corporate Responsibility Committee meeting. Individuals recommended by shareholders in accordance with these procedures will be evaluated and considered by our Governance and Corporate Responsibility Committee in the same manner as it evaluates other proposed nominees.
In addition to recommending nominees for consideration to our Governance and Corporate Responsibility Committee, shareholders also may directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed beginning on page 80 under “Shareholder Proposals for the 2017 Annual Meeting of Shareholders.”
Our Governance and Corporate Responsibility Committee also has a process for considering, reviewing and evaluating incumbent directors as potential nominees for re-election. Pursuant to this process, prior to each annual meeting of shareholders, each current director discusses participation on our Board and its committees and other relevant matters with our Chairman or Lead Independent Director, if one has been designated. Each current director also is requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of our Governance and Corporate Responsibility Committee. In addition, our Governance and Corporate Responsibility Committee reviews each current director’s experience, qualifications, attributes, skills, tenure, contributions, other directorships, meeting attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.
Our Corporate Governance Guidelines contain Board membership criteria that apply to all nominees for a position on our Board. Our Board, based on the recommendation of our Governance and Corporate Responsibility Committee (which will be based on the criteria set forth below, regardless of whether the nominee is recommended by shareholders or is identified by our Governance and Corporate Responsibility Committee or otherwise), will select nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•
Current knowledge and contacts in the businesses in which we participate and in our industry or other industries relevant to our businesses, giving due consideration to potential conflicts of interest;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	The number of other boards on which the individual serves;

•
Compatibility of the individual’s experience, qualifications, attributes, skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.
Our Board values diversity as a factor in selecting nominees to serve on our Board. Although we have adopted no specific policy on diversity, our Governance and Corporate Responsibility Committee considers our Board membership criteria in selecting nominees for directors, including “diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.” Such considerations also may include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter, our Board considers diversity in the context of our Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.
As described on page 7 under “Proposal 1: Election of Directors,” we entered into a Cooperation Agreement with JANA in July 2016. Pursuant to the Cooperation Agreement, we agreed to increase the size of our Board from 12 to 13 directors immediately prior to the selection and appointment of the first of two new individuals (the “First Director”) to be added to our Board and to nominate no more than 12 individuals for election at the 2016 Annual Meeting, including the First Director and the second individual to be nominated pursuant to the process to identify two mutually acceptable individuals to be added to our Board set forth in the Cooperation Agreement. Each of the two mutually acceptable individuals is required to be “independent” of JANA and its affiliates and also to qualify as an independent director under the NYSE listing standards and our Director Independence Standards.
Pursuant to the process set forth in the Cooperation Agreement, we and JANA agreed that Messrs. Albaugh and Fradin would be added to our Board. Pursuant to the Cooperation Agreement, if requested by JANA, we will also appoint each of Messrs. Albaugh and Fradin to two committees of our Board as selected by the Board in its sole discretion, and if we form a committee to consider, or delegate to a committee the consideration of, an “extraordinary transaction” (as defined in the Cooperation Agreement) or other strategic alternatives, then our Board must appoint Mr. Albaugh or Mr. Fradin to such committee. The Cooperation Agreement will terminate no later than 30 days prior to the expiration of our advance notice period for the nomination of directors for election at our 2017 Annual Meeting of Shareholders. The Cooperation Agreement is more fully described in a Current Report on Form 8-K filed by us on August 2, 2016 with the SEC.
Our Governance and Corporate Responsibility Committee has as a general matter retained a third-party search firm to assist in identifying and/or evaluating potential nominees, and all of our current independent directors and nominees have been identified and/or evaluated using this process, including Messrs. Albaugh and Fradin, who were nominated to stand for election as a result of a process for identifying mutually acceptable individuals to be added as independent directors to our Board pursuant to the Cooperation Agreement we entered into with JANA.
Majority Voting for Directors
Pursuant to our By-Laws and Corporate Governance Guidelines, the voting standard applicable for the election of our directors in uncontested elections is a majority voting standard. An uncontested election of directors is an election in which the number of properly nominated nominees does not exceed the number of director positions to be filled. In contested director elections, the plurality voting standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.
To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect in an uncontested election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly offer to tender his or her resignation following certification of the vote. Our Governance and Corporate Responsibility Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board also will promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next annual meeting and until his or her successor shall be duly elected and qualified, or until his or her prior death, retirement, resignation or removal from office. If our Board accepts the resignation, then a majority of our Board, in its sole discretion, may fill any resulting vacancy or may choose not to fill the vacancy and to decrease the size of our Board.
The election of directors at the 2016 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

DIRECTOR COMPENSATION AND BENEFITS
Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable, long-term value for our shareholders. The program also is intended to recognize the time commitments and potential liability associated with serving on the board of a public company.
The form and amount of director compensation is periodically reviewed and assessed by our Governance and Corporate Responsibility Committee. Our Governance and Corporate Responsibility Committee reviews our compensation comparison peer group data and broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is requested by or on behalf of our Governance and Corporate Responsibility Committee from independent compensation consultants, including Pearl Meyer & Partners. Changes to director compensation, if any, are recommended by our Governance and Corporate Responsibility Committee to our Board for action. Employee directors are not separately compensated for service as a director.
Cash Retainer and Attendance Fees
Directors who are not employees of Harris currently receive the following fees, as applicable, for their service on our Board and its committees:

•	$80,000 annual cash retainer, payable on a quarterly basis, for service as a member of our Board (increased from $55,000, effective January 1, 2016);

•	$150,000 annual cash retainer, payable on a quarterly basis, for service as non-executive Chairman of the Board;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Lead Independent Director;

•	$20,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of our Audit Committee;

•	$15,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of each committee of our Board other than our Audit Committee; and

•	$2,000 cash attendance fee for each meeting or telephonic meeting of our Board or of each committee of our Board or for attendance at any other meeting or event for or on our behalf.
Each cash retainer payable for a quarter is pro-rated based on period of service if a director does not serve on our Board or as Chairperson of a committee, non-executive

Chairman of the Board or Lead Independent Director for the entire quarter. In October 2015, on the recommendation of our Governance and Corporate Responsibility Committee (formerly known as our Corporate Governance Committee), our Board approved, effective January 1, 2016, a $25,000 increase in the annual cash retainer for service as a member of our Board from $55,000 to the current rate of $80,000. This was the first increase in the annual cash retainer for service as a member of our Board since 2005 and was a market adjustment based on the data provided by our Governance and Corporate Responsibility Committee’s independent compensation consultant. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.
Deferred Compensation and Equity Awards
Deferred Compensation
We maintain the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Directors’ Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan for the benefit of our non-employee directors. Under the Directors’ Deferred Compensation Plan, quarterly on January 1, April 1, July 1 and October 1 of each year, we credit each non-employee director’s account with a number of Harris stock equivalent units (each unit is equivalent in value to one share of our common stock) having an aggregate fair market value equal to $33,750 (representing an annual rate of $135,000), which amount may be changed from time to time by our Board; provided, however, that for 2016, such credits were made on January 1 and will be made on October 1, but no credits were made on April 1 and July 1. In lieu of such credits we otherwise would have made on April 1, 2016 and July 1, 2016, on December 4, 2015, our Board approved a grant to each non-employee director serving at that time, on a one-time basis on February 10, 2016, of a restricted unit award for 1,000 restricted units payable in shares of our common stock, which award vests ratably over three years, as described below under “2016 One-Time Grant of Restricted Units to Non-Employee Directors.” The $72,720 aggregate grant date fair value of each restricted unit award was close to the $67,500 aggregate grant date fair value of Harris stock equivalent units for the April 1, 2016 and July 1, 2016 credits to each non-employee director’s account under our Directors’ Deferred Compensation Plan in lieu of which such restricted unit award was granted. The number of Harris stock equivalent units credited to a non-employee director’s account for a quarter is pro-rated, based on period of service, if the director does not serve on our Board for the entire quarter.
In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash director compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the Harris Corporation 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004, no further deferrals of director compensation were permitted and no further annual awards of Harris stock equivalent units were made under the 1997 Directors’ Plan.
Amounts deferred at the election of a non-employee director under such plans are deemed to be invested, at the non-employee director’s discretion, in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based on the fair market value of our common stock on the date the deferral is credited to the non-employee director’s plan account. A non-employee director may not transfer or reallocate deferred amounts invested in other investments into Harris stock equivalent units, but may reallocate (provided director minimum stock ownership guidelines are satisfied) deferred amounts invested in Harris stock equivalent units into any other investment alternatives. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. Amounts invested in Harris stock equivalent units shall be appropriately adjusted in the event of any stock dividend or split, recapitalization, merger, spin-off, extraordinary dividends or other similar events.
A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within 5 years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within 5 years after his or her resignation or retirement, provided that all amounts are fully paid within 10 years of resignation or retirement. Within 90 days following a non-employee director’s death, a lump sum cash payment equal to the then-remaining balance in his or her account will be made to his or her beneficiary. Within 90 days following a change in control (as defined in the director deferred compensation plans) and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her account. If payment within 90 days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.
Amounts credited to non-employee directors’ accounts under the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust.” Upon a change in control, we are required to fund such “rabbi trust” in an amount equal to the amounts credited to the directors’ accounts, as well as anticipated trust and trustee fees and expenses. In all cases, the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.
2016 One-Time Grant of Restricted Units to Non-Employee Directors
On December 4, 2015, our Board approved a grant, on a one-time basis on February 10, 2016, to each non-employee director serving at that time of a restricted unit award for 1,000 restricted units payable in shares of our common stock, in lieu of the credits of Harris stock equivalent units we otherwise would have made on April 1, 2016 and July 1, 2016 to such non-employee director’s account under our Directors’ Deferred Compensation Plan. The $72,720 aggregate grant date fair value of each restricted unit award was close to the $67,500 aggregate grant date fair value of Harris stock equivalent units for the April 1, 2016 and July 1, 2016 credits to each non-employee director’s account under our Directors’ Deferred Compensation Plan in lieu of which such restricted unit award was granted. Each restricted unit award vests ratably over three years, provided the non-employee director continuously serves as a director on our Board through the applicable vesting date. The restrictions provide that unvested restricted units may not be sold or otherwise transferred, and unvested restricted units will be immediately forfeited in the event the non-employee director’s service as a director on our Board terminates for any reason other than death, disability, retirement, resignation or failure to be re-nominated or elected to the Board (excluding, in the case of such failure to be re-nominated or elected, a termination of service due to cause or misconduct). Unvested restricted units shall become fully vested upon a change in control of Harris.
For further information related to these restricted unit awards, see the Fiscal 2016 Compensation of Non-Employee Directors Table on page 27 and related notes.
One-Time Grant of Restricted Shares to New Non-Employee Directors
Effective January 1, 2016, when a new non-employee director first becomes a member of our Board, such non-employee director will be granted a restricted share award of such number of shares of our common stock as results in such award having an aggregate grant date fair value equal to 50% of the then-current annual rate of non-elective deferrals of Harris stock equivalent units (currently $135,000) under our Directors’ Deferred Compensation Plan, with such restricted share award to be granted on the first NYSE trading day of the calendar month following the calendar month in which such non-employee director’s election or appointment to our Board first becomes effective and in accordance with our equity grant policy.
Reimbursement, Insurance and Charitable
Gift Matching
We pay or reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses.
In addition, we provide each non-employee director with accidental death and dismemberment insurance of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance, and the premiums for coverage during fiscal 2016 for all non-employee directors collectively was $91. We also provide liability insurance coverage for all of our directors and officers.
Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, under which the Harris Foundation matches contributions to eligible educational institutions and tax exempt organizations up to an annual maximum of $10,000 per director and per employee.

Fiscal 2016 Compensation of Non-Employee Directors
The following table sets forth information regarding compensation paid to each of our non-employee directors for fiscal 2016. We currently do not have a non-equity incentive plan or pension plan for directors.

Non-Employee Director	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Peter W. Chiarelli	$107,500	$140,220	$0	$0	$0	$247,720
Thomas A. Dattilo	$151,500	$140,220	$0	$0	$0	$291,720
Terry D. Growcock	$118,500	$140,220	$0	$0	$10,000	$268,720
Lewis Hay III	$99,500	$140,220	$0	$0	$10,000	$249,720
Vyomesh I. Joshi	$97,500	$140,220	$0	$0	$0	$237,720
Karen Katen	$99,500	$140,220	$0	$0	$0	$239,720
Leslie F. Kenne	$95,500	$140,220	$0	$0	$0	$235,720
David B. Rickard	$123,500	$140,220	$0	$0	$0	$263,720
Dr. James C. Stoffel	$112,500	$140,220	$0	$0	$0	$252,720
Gregory T. Swienton	$118,500	$140,220	$0	$0	$0	$258,720
Hansel E. Tookes II	$120,500	$140,220	$0	$0	$0	$260,720

(1)
Reflects total cash compensation earned in fiscal 2016 for Board, committee, committee Chairperson and Lead Independent Director retainers and meeting attendance fees and includes amounts that may have been deferred at the director’s election and credited to such director’s account under our Directors’ Deferred Compensation Plan, as described above.

(2)
Reflects the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), with respect to: (a) the Harris stock equivalent units awarded in fiscal 2016 and credited to the director’s account under our Directors’ Deferred Compensation Plan and (b) one-time grants of restricted unit awards for 1,000 restricted units payable in shares of our common stock, which awards vest ratably over three years, in lieu of the credits of Harris stock equivalent units we otherwise would have made on April 1, 2016 and July 1, 2016 to each non-employee director’s account under our Directors’ Deferred Compensation Plan, in each case as described above.

Under ASC 718, the fair value of the Harris stock equivalent unit awards was determined as of the grant date using the closing market price of Harris common stock on the grant date. The aggregate grant date fair value of each of these awards credited on October 1, 2015 and January 1, 2016 was $33,750. These amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by directors.
As of July 1, 2016, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Gen. Chiarelli — 6,997 units; Mr. Dattilo — 43,881 units; Mr. Growcock — 28,255 units; Mr. Hay — 42,293 units; Mr. Joshi — 4,241 units; Ms. Katen — 87,364 units; Ms. Kenne — 29,764 units; Mr. Rickard — 72,093 units; Dr. Stoffel — 17,783 units; Mr. Swienton — 80,928 units; and Mr. Tookes — 28,575 units.
Under ASC 718, the fair value of the restricted unit awards was determined as of the grant date of February 10, 2016 using the closing market price of Harris common stock on the grant date. The aggregate grant date fair value of each of these awards was $72,720. These amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by directors. Dividend equivalents are paid on restricted units in an amount equal to dividends paid on our common stock. As of July 1, 2016, each of our non-employee directors held 1,000 restricted units under these awards payable in shares of our common stock.

(3)	The use of stock options as an element of compensation for our non-employee directors was discontinued in December 2004. None of our non-employee directors holds any stock options.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)
As noted above, non-employee directors may participate in the Harris Foundation gift matching program up to an annual maximum of $10,000 per director. Although our directors participate on the same basis as our employees, SEC rules require disclosure of the amount of a director’s participation in a gift matching program. The amounts shown for Messrs. Growcock and Hay include $10,000 of gift matching payments made during fiscal 2016.

Stock Ownership Guidelines for
Non-Employee Directors
To further align the interests of our non-employee directors and shareholders, our Board has adopted stock ownership guidelines for our non-employee directors. Our non-employee directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalent units having a minimum value of $500,000. As of August 31, 2016, all of our then-serving non-employee directors met the stock ownership guidelines or were on track to achieve such ownership within the applicable compliance timeframe.
Indemnification
We have entered into indemnification agreements with each of our directors and Board-elected officers, including the executive officers named in the Fiscal 2016 Summary Compensation Table on page 54. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or in any other capacity for another corporation, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, to which they were, are or are threatened to be made, parties as a result of their service to us.
Under the indemnification agreements, each director or officer will continue to be so indemnified with respect to his or her service to or for us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS
SEC rules require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of our common stock. The following table sets forth the beneficial ownership of our common stock, as of September 2, 2016, by each person who has reported to the SEC beneficial ownership of more than 5% of our common stock, based on the reports filed by these persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	13,061,818(1)	10.4%(1)

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	11,294,557(2)	9.07%(2)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,721,789(3)	7.0%(3)

Boston Partners One Beacon Street, 30th Floor Boston, MA 02108	7,130,298(4)	5.73%(4)
__________________________

(1)
Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on June 10, 2016 by T. Rowe Price Associates, Inc. The schedule indicates that, as of May 31, 2016, T. Rowe Price Associates, Inc. had sole voting power over 4,232,442 shares, shared voting power over 0 shares, sole dispositive power over 13,042,818 shares and shared dispositive power over 0 shares.

(2)
Beneficial and percentage ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group. The schedule indicates that, as of December 31, 2015, The Vanguard Group had sole voting power over 227,452 shares, shared voting power over 12,000 shares, sole dispositive power over 11,051,102 shares and shared dispositive power over 243,455 shares.

(3)
Beneficial and percentage ownership information is based on information contained in Amendment No. 7 to Schedule 13G filed with the SEC on January 26, 2016 by BlackRock, Inc. The schedule indicates that, as of December 31, 2015, BlackRock, Inc. had sole voting power over 7,394,662 shares, shared voting power over 0 shares, sole dispositive power over 8,721,789 shares and shared dispositive power over 0 shares.

(4)
Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 12, 2016 by Boston Partners. The schedule indicates that, as of December 31, 2015, Boston Partners had sole voting power over 6,221,901 shares, shared voting power over 21,161 shares, sole dispositive power over 7,130,298 shares and shared dispositive power over 0 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of September 2, 2016, by: (a) each member of our Board and the nominee for election at the 2016 Annual Meeting who is not an incumbent director; (b) our CEO and each other named executive officer; and (c) all of our then-serving directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities.

Name	Shares Beneficially Owned				Stock Equivalent Units(4)
	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)	Percentage of Shares
DIRECTORS AND NOMINEES:
James F. Albaugh†	—	—	—	—	—
Peter W. Chiarelli	1,000	—	1,000	*	6,997
Thomas A. Dattilo	1,000	—	1,000	*	43,881
Roger B. Fradin	—	—	—	—	—
Terry D. Growcock	2,021	—	2,021	*	28,255
Lewis Hay III	5,228	—	5,228	*	42,293
Vyomesh I. Joshi	1,000	—	1,000	*	4,241
Karen Katen	19,456	—	19,456	*	87,364
Leslie F. Kenne	1,000	—	1,000	*	29,764
David B. Rickard	1,000	—	1,000	*	72,093
James C. Stoffel	1,000	—	1,000	*	17,783
Gregory T. Swienton	1,000	—	1,000	*	80,928
Hansel E. Tookes II	2,000	—	2,000	*	28,575
NAMED EXECUTIVE OFFICERS:
William M. Brown†	158,901	903,966	1,062,867	*	143,840
Rahul Ghai(5)	14,467	4,297	18,764	*	9,265
Christopher D. Young(5)	46,407	7,674	54,081	*	15,052
Sheldon J. Fox(5)	54,127	185,017	239,144	*	22,492
Dana A. Mehnert	70,640	185,251	255,891	*	22,469
Miguel A. Lopez	4,787	—	4,787	*	—
All Directors and Executive Officers, as a group (23 persons)(6)	473,436	1,643,076	2,116,512	1.71%	723,962
________________________

*	Less than 1%.

†	Mr. Albaugh was appointed to our Board effective September 1, 2016. Mr. Brown also serves as a director and Chairman of our Board.

(1)
Includes shares over which the individual or his or her immediate family members hold or share voting and/or investment power and excludes shares listed under the “Shares Under Exercisable Options” and “Stock Equivalent Units” columns. For each non-employee director, also includes 1,000 restricted units granted on February 10, 2016, that vest ratably over three years and are payable in shares of our common stock, as discussed above under “Director Compensation and Benefits.” For our named executive officers and other executive officers, includes shares owned through our retirement plan.

(2)	Includes shares underlying options granted by us that are exercisable as of September 2, 2016 and shares underlying options that become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the “Shares Owned” and “Shares Under Exercisable Options” columns.

(4)
For non-employee directors, represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation, retirement or death, may not be voted and may be reallocated into other investment alternatives, as discussed above under “Director Compensation and Benefits.”

For named executive officers and other executive officers, includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan (“SERP”), which are settled in cash following, or under certain circumstances prior to, retirement, may not be voted and may be reallocated into other investment alternatives. For named executive officers and other executive officers, also includes performance share units and restricted stock units that have been granted and for which the performance period or restricted period has not ended and which have not vested and are subject to adjustment, including as follows for our named executive officers: Mr. Brown — 143,840 performance share units; Mr. Ghai — 9,265 performance share units; Mr. Young — 7,625 performance share units and 4,951 restricted stock units; Mr. Fox — 22,010 performance share units; and Mr. Mehnert — 21,010 performance share units. Amounts in this column are not included in the “Total Shares Beneficially Owned” column.

(5)
The shares reported as beneficially owned by certain named executive officers include shares of restricted stock for which the restriction period had not expired and as to which the named individuals have sole voting power, but no investment power, as follows: Mr. Ghai — 12,243 shares of restricted stock; Mr. Young — 37,830 shares of restricted stock; and Mr. Fox — 6,275 shares of restricted stock.

(6)
The shares reported as beneficially owned by all then-serving directors and executive officers, as a group, include 67,073 shares of restricted stock awarded to the executive officers for which the restriction period had not expired and as to which the executive officers have sole voting power but no investment power. Reported beneficial ownership of shares and stock equivalent units also includes ownership by family members as follows: 2,359 shares owned; 8,467 shares underlying options granted by us that are exercisable as of September 2, 2016 and shares underlying options that become exercisable within 60 days thereafter; and 187 stock equivalent units. No directors or executive officers have pledged any shares of our common stock, nor are any such persons permitted to make any such pledge under our policies.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The “Compensation Discussion and Analysis” section of this proxy statement is intended to help shareholders understand our overall executive compensation program, objectives, framework and elements and discusses and analyzes the basis for the compensation paid with respect to fiscal 2016 to our named executive officers shown in the Fiscal 2016 Summary Compensation Table on page 54 and other tables and narrative discussion that follow. The focus of this Compensation Discussion and Analysis is to provide background and information relevant to decisions of our Management Development and Compensation Committee (our “Compensation Committee”) and Board about compensation for such named executive officers. Our named executive officers for fiscal 2016 were:

•	William M. Brown, Chairman, President and Chief Executive Officer;

•	Rahul Ghai, Senior Vice President and Chief Financial Officer;

•	Christopher D. Young, President, Communication Systems;

•	Sheldon J. Fox, Senior Vice President, Integration and Engineering;

•	Dana A. Mehnert, Senior Vice President, Chief Global Business Development Officer; and

•	Miguel A. Lopez, former Senior Vice President and Chief Financial Officer (Mr. Lopez left Harris effective February 11, 2016).
In this proxy statement, we refer to Messrs. Ghai, Young, Fox, Mehnert, and Lopez as our “other named executive officers.”
Executive Summary
Overall Objective and Guiding Principles of Our Executive Compensation Program
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following guiding principles provide a framework for our executive compensation program:

•
Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with our shareholders’ interests when compensation programs appropriately balance short- and long-term financial performance, are impacted by our stock price performance and require meaningful ownership of our stock.

•	Competitiveness — We believe an executive’s total compensation should be competitive at the target performance level to attract qualified executives, motivate performance and retain,

develop and reward executives who possess the abilities and skills needed to build long-term shareholder value.

•
Motivate Achievement of Financial Goals and Strategic Objectives — We believe an effective way to create long-term shareholder value is to make a significant portion of an executive’s overall compensation dependent on the achievement of our short- and long-term financial goals and strategic objectives and on the value of our stock.

•
Align Realized Pay with Performance — We believe that although an executive’s total compensation should be tied to achievement of financial goals and strategic objectives and should be competitive at the target performance level, performance that exceeds target should be appropriately rewarded. We also believe there should be downside risk of below-target compensation if our financial performance is below target and if we do not achieve our financial goals and strategic objectives.

Key Aspects of Our Executive Compensation Program
Our executive compensation and governance practices reflect the overall objective and guiding principles of our executive compensation program, and the following summarizes key aspects of what we do and what we don’t do in order to encourage and reward the creation of sustainable, long-term shareholder value:
What We Do

•	Our executive compensation decisions are made by the independent members of our Board or by our Compensation Committee, which is made up exclusively of independent members;

•	Our Compensation Committee has retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us;

•	Our Compensation Committee periodically reviews the composition of our compensation comparison peer group and makes changes it determines are appropriate;

•
We address each element of our executive compensation program in the context of competitive practices. We generally set an executive officer’s target direct annual compensation (the total of base salary rate, target annual cash incentives and target long-term equity-based incentive compensation granted as part of our annual cycle for grants to executive officers) within 20% below to 20% above the median for comparable positions, where available, at companies in our compensation comparison peer group, with realized compensation dependent on our performance;

•
We make a significant portion of each executive’s overall compensation dependent on our performance as measured against pre-determined targets for short- and long-term financial performance measures, which targets we believe are challenging yet achievable;

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We design our incentive programs to drive annual operating performance as well as sustainable profitable growth over the longer term. Our Annual Incentive Plan is aligned with our annual operating plan’s key measures of annual financial performance such as operating income, free cash flow and revenue, and the related targets. Our long-term incentive compensation uses a balanced portfolio of compensation elements, including stock options, performance share units and, in more limited circumstances, performance stock options, restricted stock units or shares of restricted stock, and our long-term incentive compensation financial performance measures such as cumulative operating income, earnings per share compound annual growth rate, return on invested capital (“ROIC”) and run rate net synergies from the Exelis acquisition, and the related targets, are aligned with our long-term strategic plan;

•
We provide a significant portion of each executive’s overall compensation opportunity in the form of equity to establish a strong relationship between an executive’s compensation and our stock price performance;

•	We align performance share unit award payouts with our stock price performance by including a relative total shareholder return (“TSR”) adjustment metric;

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We have meaningful stock ownership guidelines that maintain alignment of executives’ interests with those of our shareholders and we don’t permit executives to sell Harris stock until such stock ownership guidelines are satisfied;

•	We review and evaluate plans for management development and succession;

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We will pay cash severance payments under executive change in control severance agreements only on a “double trigger” basis (i.e., only on both a change in control and a qualifying termination of employment);

•
We have a “clawback” policy that entitles us to recover cash and equity incentive payments from executives in the event of a restatement of our financial statements as a result of errors, omissions or fraud;

•	Our Compensation Committee retains the prerogative to change, adjust or modify our compensation and benefits programs to reflect prevailing economic, market or company financial conditions; and

•	We seek the input of large shareholders on key aspects of our executive compensation program.
What We Don’t Do

•	We do not provide excessive perquisites and, in recent years, have eliminated virtually all executive perquisites;

•	We do not permit repricing or back-dating of options;

•	We do not provide excise tax gross-ups under executive change in control severance agreements;

•	We do not pay dividend equivalents on performance share unit awards unless, and only to the extent, the performance share unit awards ultimately are earned at the end of the performance period;

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We do not permit executives (or directors or other employees) to engage in short sales with respect to Harris stock or enter into hedging, puts, calls or other “derivative” transactions with respect to our securities; and

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We do not permit executives (or directors) to hold or purchase Harris stock on margin or in a margin account or otherwise pledge Harris stock as collateral for margin accounts, loans or any other purpose.

Business Environment and Exelis Acquisition
We are a leading technology innovator, solving government and commercial customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. We support customers in more than 100 countries and, as of the end of fiscal 2016, had approximately $7.5 billion in annual revenue and about 21,000 employees. We serve both domestic and international customers with products, systems and services that have defense and civil government applications, as well as commercial applications, with our largest customers being U.S. Government customers and their prime contractors. In fiscal 2016, the percentage of our revenue derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, whether directly or through prime contractors, was approximately 76%. Our common stock is listed on the New York Stock Exchange under the symbol “HRS.”
In late fiscal 2015, we completed our acquisition of Exelis Inc. (“Exelis”). Each outstanding share of Exelis common stock converted into the right to receive $16.625 in cash and 0.1025 of a share of Harris common stock. At closing, legacy Harris shareholders owned 84 percent of the combined company and legacy Exelis shareholders owned 16 percent. Based on the closing price of $79.22 per share of Harris common stock on the New York Stock Exchange on May 29, 2015, the aggregate implied value of the consideration paid to former holders of Exelis common stock in connection with the acquisition was approximately $4.7 billion, including approximately $1.5 billion in Harris common stock and approximately $3.2 billion in cash. The source of funds for such cash payment was cash on hand and third-party debt financing, including a combination of borrowings under our new senior unsecured term loan facility in an aggregate principal amount of $1.3 billion and a portion of the proceeds from our issuance of new debt securities in an aggregate principal amount of $2.4 billion.
The Exelis acquisition was transformative for us and marks a major milestone in our 120-year history. The acquisition created significantly greater scale, bringing together two engineering-driven companies and workforces with similar cultures that value technology leadership. Together, the two companies’ complementary technologies and capabilities strengthen core franchises and provide new opportunities for innovation to solve our customers’ most complex challenges.
Key Fiscal 2016 Financial Results
Fiscal 2016 was another year of solid overall financial results for us and we executed well against the key priorities we set out at the beginning of fiscal 2016. We believe we are successfully integrating Exelis and have moved faster and achieved greater cost synergies than initially expected.
Our key fiscal 2016 financial results (including, in certain cases, comparisons with fiscal 2015 financial results, which included results for Exelis for approximately one month following the May 29, 2015 acquisition closing date) included:

•	Revenue of $7.47 billion, compared with $5.08 billion in fiscal 2015;

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Income from continuing operations per diluted common share of $2.75 (net of $370 million after-tax, or $2.95 per diluted share, for integration and acquisition-related items, restructuring and other charges and a non-cash impairment charge related to our Harris CapRock Communications business), compared with $3.11 (which included $217 million after-tax, or $2.03 per diluted share, of acquisition-related costs and restructuring and other charges) in fiscal 2015;

•	Completing the divestiture of our composite aerostructures business (“Aerostructures”), which was part of our company as a result of the Exelis acquisition, for $187 million in cash at closing and the assumption of a $23 million capitalized lease (and using the cash proceeds as part of our repayment of principal on our term loans). The decision to sell Aerostructures was part of an ongoing strategy to optimize our business portfolio;

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Free cash flow of $772 million ($924 million of operating cash flow less $152 million of net capital expenditures), compared with $713 million ($854 million of operating cash flow less $141 million of net capital expenditures) in fiscal 2015. We believe free cash flow, which we use to measure operating performance and for some management compensation purposes, is useful to investors in understanding period-over-period operating results and analyzing trends in our business;

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Reducing our significant level of long-term debt outstanding (term loans and debt securities), the majority of which we incurred in connection with our acquisition of Exelis, by using $650 million of cash to repay principal on our term loans, bringing our total term loan principal repayments since the closing of our acquisition of Exelis to $683 million, or approximately 19% of the principal amount of long-term debt we incurred in connection with our acquisition of Exelis (which included $650 million of principal amount of Exelis debt securities that remained outstanding, net of $750 million of principal amount of our debt securities that were previously outstanding and that we redeemed);

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Increasing our quarterly cash dividend from $.47 per share to $.50 per share in the first quarter of fiscal 2016, for an annualized cash dividend rate of $2.00 per share, and paid $252 million in total dividends to our shareholders in fiscal 2016. Further, effective for the first quarter of fiscal 2017, our Board increased our quarterly cash dividend rate from $.50 per share to $.53 per share, for an annualized cash dividend rate of $2.12 per share; and

•	Continuing significant investment in our Company-sponsored research and development — $309 million, compared with $277 million in fiscal 2015 and $264 million in fiscal 2014.

Based on these results and results from prior periods, we delivered strong 1-year, 3-year and 5-year cumulative TSR (based on our fiscal year periods ending July 1, 2016) relative to companies in the Standard & Poor’s 500 and to the median of our compensation comparison peer group for fiscal 2016 (excluding Precision Castparts Corp. due to its acquisition in fiscal 2016 by Berkshire Hathaway Inc.), as reflected in the following graph (TSR results reflect reinvestment of dividends):
Summary of Fiscal 2016 Compensation Actions
The following summarizes the named executive officer compensation actions taken by our Compensation Committee and independent directors of our Board for fiscal 2016:

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In recognition of the key role Mr. Brown played in our three-year cumulative TSR performance for fiscal 2013 through fiscal 2015 of approximately twice that of companies in the Standard & Poor’s 500 and in recognition of the significant increase in the scope of Mr. Brown’s role as CEO following our acquisition of Exelis and the key role we expect Mr. Brown to play in achieving the long-term success of that transformative acquisition, Mr. Brown’s target compensation for fiscal 2016 increased accordingly compared with fiscal 2015. Mr. Brown’s increased target direct compensation for fiscal 2016 reflected alignment with our new compensation comparison peer group and included annual cash incentive compensation based on metrics that incorporated investor feedback. Mr. Brown’s increased target direct compensation for fiscal 2016 included long-term incentive compensation in the form of equity awards, comprised of stock options and a performance share unit award as part of our annual cycle for grants to executive officers. In addition to Mr. Brown’s target direct compensation, his fiscal 2016 compensation also included a special one-time share-based retention and Exelis integration award granted at the same time that consisted of stock options with three-year cliff vesting and performance share units that vest only on achievement of full-year run rate net synergies from the Exelis acquisition, as measured at the end of a three-year performance period against target full-year run rate net synergies established as part of our acquisition business case. We believe achievement of the short- and long-term financial performance measure targets in these incentive compensation awards, which are aligned with our Board-approved annual operating plan and long-term strategic plan, will result in creation of substantial shareholder value and alignment of Mr. Brown’s realized pay with his performance. See the discussion below under “CEO Annual Target Direct Compensation” beginning on page 39 for further information;

•
In connection with Mr. Ghai’s promotion in the third quarter of fiscal 2016 to our Senior Vice President and Chief Financial Officer, we and Mr. Ghai entered into an amendment to the offer letter agreement entered into by us and Mr. Ghai in January 2015 pursuant to which he joined us;

•	Base salary rates for our named executive officers increased (or were established, in the case of Mr. Ghai, in his capacity as an executive officer) as follows:

	Fiscal 2015 Base Salary Rate	% Increase	Fiscal 2016 Base Salary Rate	Reason for Increase
Mr. Brown	$1,020,000	17.6%	$1,200,000	Merit and market adjustment
Mr. Ghai	n/a	n/a	$450,000	n/a
Mr. Young	$389,600	2.7%	$400,000	Merit
Mr. Fox	$466,500	12.5%	$525,000	Merit and market adjustment
Mr. Mehnert	$504,600	4.0%	$525,000	Merit
Mr. Lopez	$540,800	—%	$540,800	n/a

•
Annual cash incentive targets under our Annual Incentive Plan for our named executive officers increased (or were established, in the case of Messrs. Ghai and Young, in their capacities as executive officers) as follows:

	Fiscal 2015 Cash Incentive Target	% Increase	Fiscal 2016 Cash Incentive Target	Reason for Increase
Mr. Brown	$1,300,000	53.8%	$2,000,000	Merit and market adjustment
Mr. Ghai	n/a	n/a	$337,500	n/a
Mr. Young	n/a	n/a	$260,000	n/a
Mr. Fox	$337,000	16.9%	$393,800	Merit and market adjustment
Mr. Mehnert	$344,000	14.5%	$393,800	Merit and market adjustment
Mr. Lopez	$406,000	—%	$406,000	n/a

•
We established a relatively high percentage for the performance-based, at-risk (tied to our performance) portion of fiscal 2016 total target direct compensation (consisting of base salary, annual cash incentive target and performance share units and stock options granted as part of our annual cycle of grants to executive officers, but excluding retention or Exelis integration compensation or other benefits): 88% for Mr. Brown and 73% for our other named executive officers on average;

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Fiscal 2016 annual cash incentive payouts for Messrs. Brown, Ghai, Fox and Mehnert averaged 97.9% of target, based on a thorough assessment of our consolidated operating income, free cash flow (defined as cash flow from operations less net capital expenditures) and revenue performance relative to pre-determined targets and an assessment of individual performance against other objectives. Mr. Young’s fiscal 2016 annual cash incentive payout was 23.5% of target, based on the same assessments as well as an assessment of our Communication Systems segment operating income, free cash flow and revenue performance relative to pre-determined targets. Mr. Lopez’s fiscal 2016 annual cash incentive payout at target, pro-rated for the portion of fiscal 2016 that he was employed by us, was pursuant to his separation agreement; and

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We paid out an above-target performance share unit award to Messrs. Brown, Fox and Mehnert for the three-year performance period of fiscal 2014-2016 — at 147.6% of target, principally because our average annual ROIC performance exceeded target and because our TSR performance ranked in the first quintile compared with companies in the Standard & Poor’s 500, resulting in a 33% upward adjustment in the payout calculation.

Our Executive Compensation Process
The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by our Compensation Committee. In approving compensation levels and targets, individual objectives and financial performance measure targets for our named executive officers, our Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.
Our Compensation Committee has the authority to retain compensation consultants and other advisors to assist in fulfilling its duties and responsibilities. In recent years, our Compensation Committee has directly retained Pearl Meyer & Partners (“PM”), a nationally recognized, independent executive compensation consulting firm, to provide objective analysis, plan design recommendations, advice and information, including competitive market data, to our Compensation Committee related to our CEO compensation and the compensation of our other executive officers. Our Governance and Corporate Responsibility Committee also has directly retained PM to provide objective analysis, plan design recommendations, advice and information to our Governance and Corporate Responsibility Committee related to the compensation of our directors. PM performs these services at the direction and under the supervision of our Compensation Committee or our Governance and Corporate Responsibility Committee, as applicable, and does not provide any other services for, or receive other fees from, Harris. With regard to our CEO compensation and the compensation of our other executive officers, our Compensation Committee has the sole authority to modify or approve PM’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and engage a replacement or additional consultant at any time. Our Compensation Committee also has assessed the independence of PM and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, our Compensation Committee determined in its business judgment that PM was independent and that its work did not raise any conflicts of interest.
Our Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of our annual compensation planning process, our CEO recommends targets for our incentive compensation programs. As part of our annual performance review process, which includes an assessment of each executive officer’s performance of individual objectives, our CEO presents his evaluation of each executive officer’s contributions during the previous year, including strengths and development needs, reviews succession plans for each of the executive positions and recommends specific compensation for our executive officers, including base salary rate adjustments and cash incentive and equity awards.
After input from our CEO, as well as from PM, and following the assessment of compensation trends and competitive market data, our Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. As part of this process, our Compensation Committee reviews each executive officer’s three-year compensation history, including base salary rate, annual cash incentive and equity awards, and also reviews the types and levels of other benefits, such as change in control severance agreements. In the case of our CEO, the review and final compensation decisions are made by the independent directors of our Board.
In setting the levels of compensation early in the fiscal year, our Compensation Committee also establishes the short- and long-term financial performance measures, weighting and targets for performance-based, at-risk elements of compensation. For our CEO, such measures, weighting and targets are established by the independent directors of our Board. The specific financial performance measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-approved annual operating plan and long-term strategic plan.
At the end of each fiscal year, the independent directors of our Board meet in executive session without our CEO or other members of management present under the leadership of the Chairperson of our Compensation Committee to conduct a performance review of our CEO. During such review, the independent directors evaluate our CEO’s achievement of agreed-upon objectives established early in the fiscal year, our overall performance, our CEO’s self-evaluation of his performance over the past fiscal year and our CEO’s other accomplishments. Also at the end of each fiscal year, our Compensation Committee receives a specific compensation recommendation from our CEO for our other executive officers, which is based on our CEO’s assessment of each executive’s performance, achievement of objectives established early in the fiscal year for the executive and his or her business unit or organization within our Company, contribution to our performance and other accomplishments.
Although compensation levels may differ among our named executive officers based on competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total target direct compensation is determined for any of our named executive officers. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

Information regarding consideration of elements of our risk related to our compensation policies and practices is set forth below in the “Relationship Between Compensation Plans and Risk” section of this proxy statement beginning on page 53.
Consideration of Advisory “Say-on-Pay” and “Say-on-Frequency” Voting Results
At our 2015 Annual Meeting of Shareholders, we presented our shareholders with a proposal to approve on an advisory basis the compensation of our named executive officers as disclosed in our 2015 proxy statement. Approximately 95.8% of the shares voted on this proposal were cast in support of our 2015 executive compensation and related disclosures. Our Compensation Committee viewed the results of this vote as broad shareholder support for our executive compensation program. Our Compensation Committee did not make changes to our executive compensation program or policies as a result of the advisory vote. Our Compensation Committee and Board will continue to consider the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies.
At our 2011 Annual Meeting of Shareholders, our shareholders strongly supported a frequency of “every year” for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual “Say-on-Pay” votes, and we are presenting a proposal to our shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 beginning on page 75 of this proxy statement.
Shareholder Outreach
As part of our shareholder engagement, we have sought shareholder views and input on our executive compensation program. We have considered the input received from our large shareholders, which was one of the factors influencing our Compensation Committee’s determination to adjust the weighting of the financial performance measures under our annual cash incentive compensation plan (increasing free cash flow weighting to 40% and decreasing revenue weighting to 20%) and its selection of financial performance measures for our performance share unit awards for the fiscal 2016-2018 performance period (including earnings per share compound annual growth rate in lieu of cumulative operating income, and retaining ROIC). We expect to continue to seek the views and input of our large shareholders regarding our executive compensation program on a regular basis.

Competitive Considerations
Each element of our executive compensation program is addressed in the context of competitive practices. In general, our Compensation Committee sets total target direct compensation for our CEO and other executives to be within 20% below to 20% above the median of total target direct compensation for comparable positions, where available, at companies in our compensation comparison peer group. Our Compensation Committee also reviews other applicable market data surveys. Although our Compensation Committee reviews compensation comparison peer group data and survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2016, our Human Resources Department performed a comprehensive assessment and benchmarking of the competitive compensation positioning of our CEO and other executive officers and the mix and elements of such compensation. Although the primary focus of such assessment and benchmarking was our compensation comparison peer group, such assessment and benchmarking also included other broad compensation surveys to provide additional data points for our Compensation Committee. For fiscal 2016, our Compensation Committee also engaged PM to assess the composition of our compensation comparison peer group and to review, assess and validate our Human Resources Department’s assessment and benchmarking of the median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers, and the mix and elements of such compensation.
We seek to include in our compensation comparison peer group used for assessing the compensation of our CEO and other executive officers companies with one or more of the following attributes: similarity to us in industry, business model, revenue and/or market capitalization; and businesses that compete with us for executive talent. For fiscal 2016, our compensation comparison peer group consisted of the following 16 companies:

• B/E Aerospace, Inc.	• Northrop Grumman Corporation
• Booz Allen Hamilton Holding Corporation	• Precision Castparts Corp.
• CACI International Inc.	• Raytheon Company
• General Dynamics Corporation	• Rockwell Automation, Inc.
• Huntington Ingalls Industries, Inc.	• Rockwell Collins, Inc.
• L-3 Communications Holdings, Inc.	• Science Applications International Corporation
• Leidos Holdings, Inc.	• Spirit AeroSystems Holdings, Inc.
• Motorola Solutions, Inc.	• Textron Inc.

Our Compensation Committee periodically reviews the composition of our compensation comparison peer group and makes changes it determines are appropriate based on changes to the attributes of each company in such group and whether it continues to make its compensation data available. PM, our CEO and management provide input to our Compensation Committee as to changes to the attributes of companies in our compensation comparison peer group.
Our Compensation Committee made significant changes to our compensation comparison peer group for fiscal 2016 versus fiscal 2015, primarily as a result of our acquisition of Exelis. Our Compensation Committee added the following companies to our compensation comparison peer group on the basis of similarity to us in revenue, market capitalization, industry and/or business model:

• B/E Aerospace, Inc.	• Northrop Grumman Corporation
• Booz Allen Hamilton Holding Corporation	• Precision Castparts Corp.
• CACI International Inc.	• Raytheon Company
• General Dynamics Corporation	• Science Applications International Corporation
• Huntington Ingalls Industries, Inc.	• Textron Inc.
• Leidos Holdings, Inc.
Our Compensation Committee removed the following companies from our compensation comparison peer group in recognition of emerging disparities to Harris with respect to business model and/or revenue and market capitalization or because they are no longer publicly providing executive compensation information:

• Alliant Techsystems Inc.	• Juniper Networks, Inc.
• AMETEK, Inc.	• NetApp Inc.
• Amphenol Corporation	• TE Connectivity Ltd.
• Exelis	• Triumph Group, Inc.
• Garmin Ltd.
CEO Employment Agreement
On October 8, 2011, we entered into an employment agreement with Mr. Brown pursuant to which he became our President and Chief Executive Officer effective November 1, 2011. Mr. Brown’s compensation arrangement under his employment agreement was the result of arm’s-length negotiation. In negotiating such arrangement our Compensation Committee received information, analysis and advice from PM, from independent legal counsel and from the national executive search firm retained by our Board’s CEO Search Committee. In developing the compensation arrangement for Mr. Brown, our Compensation Committee and Board also considered the same executive compensation objectives and competitive positioning used for our other executives and the substantial amount of long-term compensation that he would forfeit to join us. As a result, Mr. Brown’s compensation arrangement addressed both “ongoing” compensation and benefits as well as “transition” compensation. Elements of Mr. Brown’s “ongoing” compensation and benefits provided under his employment agreement that continued in fiscal 2016 included: (i) base salary; (ii) annual cash incentive opportunity under our Annual Incentive Plan; (iii) eligibility for grants of equity-based long-term incentives; and (iv) eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms.
A description of the material terms of Mr. Brown’s employment agreement, including payments and benefits to be provided to Mr. Brown in the event his employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65. We also entered into an Executive Change in Control Severance Agreement with Mr. Brown, which is described in the “Executive Change in Control Severance Agreements” section of this proxy statement beginning on page 67.
Fiscal 2016 Promotion of Rahul Ghai to Senior Vice President and Chief Financial Officer
Mr. Ghai was promoted to our Senior Vice President and Chief Financial Officer effective February 11, 2016, from his previous role as our Vice President, Finance-Integration. In connection with the promotion, we and Mr. Ghai entered into an amendment to the offer letter agreement entered into by us and Mr. Ghai in January 2015 pursuant to which he joined us (such offer letter agreement, as amended, is referred to as his “offer letter agreement”). Mr. Ghai’s compensation arrangement under his offer letter agreement was the result of arm’s-length negotiation. In developing the compensation arrangement for Mr. Ghai, our Compensation Committee considered the same executive compensation objectives and competitive positioning used for our other executives. Mr. Ghai’s compensation arrangement addressed both “ongoing” compensation as well as “transition” compensation. Mr. Ghai’s offer letter agreement provides for the following compensation and benefits:

•	base salary at the annual rate of $450,000;

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eligibility to receive an annual cash incentive under our Annual Incentive Plan with a target value of 75% of his base salary, with such annual cash incentive paid based on achievement of pre-established annual business operating metrics and successful completion of personal performance objectives; provided that his participation for fiscal 2016 would be pro-rated, with respect to his target in his role as our Senior Vice President and Chief Financial Officer and his target in his prior role, based on the effective date of his promotion;

•	commencing with fiscal 2017, eligibility to receive annual equity grants under the Harris Corporation 2015 Equity Incentive Plan with a target value of

$1,000,000, calculated and having terms and conditions consistent with grants to our other executive officers;

•
a one-time grant, which was made in fiscal 2015 in connection with Mr. Ghai joining us, of 14,600 shares of restricted stock (with an aggregate grant date fair value of $1,146,100) that vest ratably over three years in equal amounts on the anniversary of the grant date, to offset foregone equity from his then-current employer and as an incentive to join us;

•
a one-time sign-on bonus, which was paid in fiscal 2015 in connection with Mr. Ghai joining us, of $150,000 to offset his foregone annual cash incentive from his then-current employer and as an incentive to join us, which bonus is subject to repayment by Mr. Ghai if he voluntarily terminates his employment with us within 24 months of his hire date;

•	relocation benefits to assist with his move to our headquarters area in Melbourne, Florida; and

•
eligibility to participate in our Retirement Plan, Supplemental Executive Retirement Plan, Performance Reward Plan and health and welfare benefit plans in accordance with their terms, on the same basis as such plans are generally made available to our senior executives.

For more information regarding the elements of Mr. Ghai’s “ongoing” compensation and “transition” compensation, see the Fiscal 2016 Summary Compensation Table on page 54 and the related footnotes. We also entered into an Executive Change in Control Severance Agreement with Mr. Ghai. A description of the material terms of Mr. Ghai’s offer letter agreement related to a termination of employment and his Executive Change in Control Severance Agreement is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.
Fiscal 2015 Offer Letter Agreement with Christopher D. Young
We and Mr. Young entered into an offer letter agreement effective in fiscal 2015 following the closing of our acquisition of Exelis, in connection with naming Mr. Young as President, Communication Systems. Mr. Young’s compensation arrangement under his offer letter agreement was the result of arm’s-length negotiation. Mr. Young’s offer letter agreement provided for a retention bonus in the form of a one-time grant of a restricted stock award with a grant date fair value of $3,200,000 (which equated to 37,830 shares of restricted stock on the August 10, 2015 grant date), which cliff vests on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis. If Mr. Young’s employment with us terminates for any reason prior to the May 29, 2018 vesting date, then he will forfeit the 37,830 shares of restricted stock, except that if after May 29, 2017, we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then the 37,830 shares of restricted stock will immediately vest in their entirety on such termination date. In exchange for us agreeing to grant Mr. Young the restricted stock award, Mr. Young agreed that his new role with us as President, Communication Systems would not constitute “good reason” within the meaning of the Exelis Special Senior Executive Severance Pay Plan. Mr. Young also agreed that, after the effective date of the offer letter agreement, “good reason” under the Exelis Special Senior Executive Severance Pay Plan would be measured in relation to his role as President, Communication Systems. Other than as set forth in his offer letter agreement, the terms of Mr. Young’s participation in the Exelis Special Senior Executive Severance Pay Plan remain in effect without modification through May 29, 2017.
We also entered into an Executive Change in Control Severance Agreement with Mr. Young, which becomes effective on May 30, 2017 following the expiration of his benefits under the Exelis Special Senior Executive Severance Pay Plan. A description of the material terms of Mr. Young’s offer letter agreement and his potential benefits under the Exelis Special Senior Executive Severance Pay Plan is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.
Elements of Our Executive Compensation Program
During fiscal 2016, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive award compensation;

•	equity-based long-term incentives, including stock options, performance share units and, in certain limited instances, shares of restricted stock;

•	health, welfare and other personal benefits; and

•	change in control, severance, retirement and other post-employment pay and benefits.
Our Compensation Committee believes that the elements of our executive compensation program more directly align the interests of our executives and shareholders, are competitive, motivate achievement of our short- and long-term financial goals and strategic objectives and align realized pay with performance, in furtherance of our overall objective of encouraging and rewarding the creation of sustainable, long-term shareholder value. We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe the greater an executive’s responsibility level and ability to influence results, the greater the portion of the executive’s overall compensation that should be performance-based, at-risk compensation.

CEO Annual Target Direct Compensation
The following chart sets forth Mr. Brown’s target direct compensation (including each major element thereof) for each of fiscal 2013 through fiscal 2016, as determined at the time of our annual cycle for approval of compensation levels and awards early in each fiscal year, relative to 1-year, 2-year, 3-year and 4-year cumulative TSR performance based on our fiscal year periods ending with fiscal 2013, 2014, 2015 and 2016, respectively, for Harris, companies in the Standard & Poor’s 500 and our compensation comparison peer group for fiscal 2016 (TSR results reflect reinvestment of dividends). Our annual compensation cycle includes approval of an executive’s base salary rate, target value of at-risk performance-based annual cash incentive award and target value of at-risk performance-based performance share units and stock options, which comprise the major elements of target direct compensation. Target direct compensation does not include retirement benefits, severance benefits or health, welfare or other personal benefits or the special one-time share-based retention and Exelis integration award granted in fiscal 2016 and discussed in more detail below.
In recognition of the key role Mr. Brown played in our three-year cumulative TSR performance for fiscal 2013 through fiscal 2015 of approximately twice that of companies in the Standard & Poor’s 500 and in recognition of the significant increase in the scope of Mr. Brown’s role as CEO following our acquisition of Exelis and the key role we expect Mr. Brown to play in achieving the long-term success of that transformative acquisition, Mr. Brown’s target direct compensation for fiscal 2016 increased accordingly compared with fiscal 2015. Mr. Brown’s increased target direct compensation for fiscal 2016 reflected alignment with our new compensation comparison peer group and included annual cash incentive compensation based on metrics that incorporated investor feedback. Mr. Brown’s increased target direct compensation for fiscal 2016 included long-term incentive compensation in the form of equity awards, comprised of stock options and a performance share unit award as part of our annual cycle for grants to executive officers. Mr. Brown’s compensation for fiscal 2016 also included a special one-time share-based retention and Exelis integration award with a target value of $3,600,000, granted at the same time as the annual cycle grants. This award consisted of 132,550 stock options with three-year cliff vesting and 22,700 performance share units that vest only on achievement of full-year run rate net synergies from the Exelis acquisition, as measured at the end of a three-year performance period against target full-year run rate net synergies established as part of our acquisition business case. We believe achievement of the short- and long-term financial performance measure targets in these incentive compensation awards, which are aligned with our Board-approved annual operating plan and long-term strategic plan, will result in creation of substantial shareholder value and alignment of Mr. Brown’s realized pay with his performance.
The following table shows Mr. Brown’s fiscal 2016: (i) total compensation as reported in the Summary Compensation Table on page 54; (ii) compensation attributable to the special one-time share-based retention and Exelis integration award granted to him in fiscal 2016; and (iii) annual cycle compensation (i.e. base salary, annual cash incentive and performance share units and stock options granted as part of our annual compensation cycle) excluding the special one-time share-based retention and Exelis integration award:

	Fiscal 2016 Total Compensation as Reported in Summary Compensation Table	Fiscal 2016 Compensation for Special One-Time Share-Based Retention and Exelis Integration Award	Fiscal 2016 Annual Cycle Compensation Excluding Special One-Time Share-Based Retention and Exelis Integration Award
Salary	$1,172,913	$0	$1,172,913
Annual Incentive Plan	2,000,000	0	2,000,000
Performance Share Units (1)	5,108,799	1,615,559	3,493,240
Stock Options (1)	4,945,794	1,679,687	3,266,107
All Other	651,384	0	651,384
Total	$13,878,890	$3,295,246	$10,583,644
Percentage of fiscal 2016 total compensation as reported in Summary Compensation Table that is performance-based (2)	86.9%	—	—
Percentage of special one-time share-based retention and Exelis integration award compensation for fiscal 2016 that is performance-based (2)	—	100%	—
Percentage of annual cycle compensation for fiscal 2016 that is performance-based (2)	—	—	82.8%
__________________________

(1)
The difference between the $3,600,000 target value we ascribed to the special one-time share-based retention and Exelis integration award consisting of performance share units and stock options granted to Mr. Brown in fiscal 2016, as described above, and the value thereof set forth in the Summary Compensation Table on page 54 results primarily from our use of a 60-day average closing market price of our common stock through July 31, 2015, to determine the number of shares to comprise the $3,600,000 target value, consistent with our practice for performance share units and stock options granted as part of our annual compensation cycle, compared with the August 28, 2015 grant date fair value used for purposes of the Summary Compensation Table. In addition, the grant date fair value of performance share units as reflected in the Summary Compensation Table also reflects a discount from our closing stock price because dividends are not paid on performance share units during the performance period.

(2)	Performance-based compensation includes Annual Incentive Plan, performance share units and stock options.
Named Executive Officer Fiscal 2016 Target Direct Compensation Mix
The following charts set forth, for Mr. Brown and for our other named executive officers on average, respectively, the percentage of fiscal 2016 total target direct compensation represented by each major element of target direct compensation, indicating the percentage of fiscal 2016 total target direct compensation that was at risk in the form of performance-based cash incentive and equity awards. Total target direct compensation does not include retirement benefits, severance benefits or health, welfare or other personal benefits. For Mr. Brown, total target direct compensation does not include the target value of $3,600,000 for his special one-time share-based retention and Exelis integration award consisting of 132,550 stock options with three-year cliff vesting and 22,700 performance share units that vest only on achievement of full-year run rate synergies from the Exelis acquisition, as measured at the end of a three-year performance period against target full-year run rate net synergies established as part of our acquisition business case. For Mr. Ghai, total target direct compensation does not include his transition or relocation benefits. For Mr. Young, total target direct compensation does not include his retention bonus in the form of a one-time grant of a restricted stock award. The percentages are based on fiscal 2016 base salary rate (annualized), target annual cash incentive awards and the target value of included long-term equity incentive awards at the time of approval. A description of the valuation and how each major element is determined is discussed below.

Base Salary and
How Base Salary Rate is Determined
General Considerations
We provide executives with a base salary for services rendered during the year. Our Compensation Committee reviews executive base salary rates on an annual basis as well as any time there is a substantial change in an executive’s responsibilities or in market conditions. Our Compensation Committee generally targets an executive officer’s base salary rate to be within 20% below to 20% above the median of the market for base salary rates for comparable positions, where available, at companies in our compensation comparison peer group. Our Compensation Committee also reviews other applicable market data surveys. However, the specific base salary rate for an executive also is influenced by the executive’s experience, position, changes in responsibilities, tenure and contributions, and individual performance, and by current market conditions and our outlook. The base salary rate reflects a fixed portion of the overall compensation package and generally is the base amount from which other compensation elements are determined, such as target annual cash incentive awards and the target value of long-term equity incentive awards at the time of approval. The base salary rate represents a relatively small percentage of total target direct compensation. In general, executive officers with higher levels of responsibility and ability to influence results have a lower percentage of compensation fixed as base salary and a higher percentage of performance-based, at-risk compensation.
2016 Base Salary Rates for Named Executive Officers
In June 2015, our Compensation Committee conducted its annual base salary rate review for Messrs. Young, Fox and Mehnert and our other segment presidents. In August 2015, our Compensation Committee conducted its annual base salary rate review for our CEO, Mr. Lopez and other executive officers at that time. Our Compensation Committee, and in the case of our CEO, the independent directors of our Board, approved increases for fiscal 2016 base salary rates for our CEO and other named executive officers from fiscal 2015 base salary rates (or in the case of Mr. Ghai, established his base salary rate as an executive officer starting in February 2016) as follows:

	Fiscal 2015 Base Salary Rate	% Increase	Fiscal 2016 Base Salary Rate
Mr. Brown	$1,020,000	17.6%	$1,200,000
Mr. Ghai	n/a	n/a	$450,000
Mr. Young	$389,600	2.7%	$400,000
Mr. Fox	$466,500	12.5%	$525,000
Mr. Mehnert	$504,600	4.0%	$525,000
Mr. Lopez	$540,800	—%	$540,800
For Messrs. Brown and Fox, the increase was for merit and a market adjustment. For Messrs. Young and Mehnert the increase was for merit.

Mr. Brown’s base salary rate increase was effective September 5, 2015. Base salary rate increases for Messrs. Young, Fox and Mehnert were effective July 4, 2015. Mr. Ghai’s fiscal 2016 base salary rate of $450,000 as Senior Vice President and Chief Financial Officer starting in February 2016 was established pursuant to the terms of his offer letter agreement discussed elsewhere in this proxy statement. Information regarding actual base salary amounts paid for fiscal 2016 is set forth in the Fiscal 2016 Summary Compensation Table on page 54 under the “Salary” column.
Annual Cash Incentive Pay and
How Annual Cash Incentive Pay is Determined
Annual Incentive Plan
Under the Harris Corporation Annual Incentive Plan, which was effective as of July 4, 2015 and approved by our shareholders in October 2015 (our “Annual Incentive Plan”), early in each fiscal year our Compensation Committee sets an annual cash incentive compensation target for each executive officer other than our CEO and recommends to the independent directors of our Board the target to set for our CEO. Our Compensation Committee and the independent directors of our Board, as applicable, also establish specific financial performance measures and targets early in each fiscal year, including the relative weighting and thresholds, as well as individual performance objectives for each executive officer, against which performance is measured and payouts are determined under our Annual Incentive Plan. In certain instances, financial performance targets and our actual results are adjusted by our Compensation Committee, and in the case of our CEO, by the independent directors of our Board, to take into account items that occur during the fiscal year that are determined not to be reflective of normal, ongoing business operations. Our Compensation Committee believes the annual cash incentive motivates our executives to focus on achieving or exceeding the fiscal year financial performance targets and individual objectives.

•
Determination of Participant Incentive Compensation Targets — We set annual cash incentive compensation targets for our named executive officers early in each fiscal year using our compensation comparison peer group data as a reference point, if available for a comparable position, or broad survey data. Annual cash incentive awards provide executives the potential to achieve above-target payouts if our financial performance is above target. However, there is downside risk of below-target payouts if our financial performance is below target. Payouts can range from 0% to 200% of annual cash incentive compensation targets depending on our financial performance and named executive officer performance against individual objectives.

•	Financial Performance Measures, Targets and Weighting — For Messrs. Brown, Ghai, Fox, Mehnert and Lopez, the financial performance measures for annual cash incentives for fiscal 2016 were Harris’ consolidated operating income, free cash flow (defined as cash flow from operations less net capital expenditures) and revenue, weighted 40%, 40% and 20%, respectively. For Mr. Young, the financial performance measures for annual cash incentives for fiscal 2016 were: (a) for 80% of the overall annual cash incentive award — Communication Systems segment operating income, free cash flow and revenue, weighted 40%, 40% and 20%, respectively; and (b) for 20% of the overall annual cash incentive award — Harris’ consolidated operating income, free cash flow and revenue, weighted 40%, 40% and 20%, respectively. In setting these financial performance measures, we considered the input received from our large shareholders, which was one of the factors influencing our Compensation Committee’s determination to adjust the weighting of the financial performance measures from the prior fiscal year (increasing free cash flow weighting to 40% and decreasing revenue weighting to 20%). As a general principle, we seek to establish financial performance targets that are aligned with our annual operating plan and are challenging yet achievable. Targets are set at levels we believe require significant effort on the part of executives, yet also represent a reasonable expectation of performance based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

For each financial performance measure, we make no payout for performance below the threshold. For fiscal 2016, the threshold for each of the operating income, free cash flow and revenue performance measures was 80% of target financial performance. Payout percentages resulting from results as a percentage of target for each performance measure were based on the following table, which was established early in fiscal 2016:

% of Target Financial Performance	Operating Income Payout %	Free Cash Flow Payout %	Revenue Payout %
Below 80%	0%	0%	0%
80%	50%	50%	50%
95%	90%	90%	90%
100%	100%	100%	100%
105%	110%	110%	110%
120% and above	200%	200%	200%
2016 Annual Cash Incentive Awards for Named Executive Officers
In June 2015, our Compensation Committee reviewed the annual cash incentive targets for Messrs. Young, Fox and Mehnert and our other segment presidents. In August 2015, our Compensation Committee reviewed the annual cash incentive targets for our CEO, Mr. Lopez and our other executive officers at that time. Our Compensation Committee, and in the case of our CEO, the independent directors of our Board, approved increases for fiscal 2016 annual cash incentive targets for our CEO and other named executive officers from fiscal 2015 targets (or in the case of Messrs. Ghai and Young, established annual cash incentive targets for them in their capacities as executive officers) as follows:

	Fiscal 2015 Cash Incentive Target	% Increase	Fiscal 2016 Cash Incentive Target
Mr. Brown	$1,300,000	53.8%	$2,000,000
Mr. Ghai	n/a	n/a	$337,500
Mr. Young	n/a	n/a	$260,000
Mr. Fox	$337,000	16.9%	$393,800
Mr. Mehnert	$344,000	14.5%	$393,800
Mr. Lopez	$406,000	—%	$406,000
For Messrs. Brown, Fox and Mehnert, the increase was for merit and a market adjustment. Mr. Ghai’s fiscal 2016 annual cash incentive target of $337,500 as Senior Vice President and Chief Financial Officer starting in February 2016 was established pursuant to the terms of his offer letter agreement which provided for his eligibility to receive an annual cash incentive under our Annual Incentive Plan with a target value of 75% of his base salary; provided that his participation for fiscal 2016 would be pro-rated, with respect to his target in his role as our Senior Vice President and Chief Financial Officer and his target of $198,900 in his prior role, based on the effective date of his promotion.

Fiscal 2016 approved financial performance measures and weighting, targets, reported results, adjusted financial results, adjusted financial results as a percentage of target, resulting payout percentage for financial results and the weighted financial performance measure achievement under our Annual Incentive Plan were as follows:

Financial Performance Measures and Weighting	Fiscal 2016 Financial Targets (in millions)	Reported Results (in millions)	Adjusted Financial Results (in millions)*	Adjusted Financial Results as % of Target	Resulting Payout % For Financial Results	Weighted Financial Measure Achievement Under Annual Incentive Plan (%)
Harris Corporation						75.3%
Operating Income – 40%:	$1,191	$782	$1,117	93.8%	86.8%
Free Cash Flow – 40%:	$900	$772	$747	83.0%	58.0%
Revenue – 20%:	$7,955	$7,467	$7,467	93.9%	87.1%
Communication Systems						10.5%
Operating Income – 40%:	$715	$530	$530	74.1%	0%
Free Cash Flow – 40%:	$565	$454	$429	75.9%	0%
Revenue – 20%:	$2,302	$1,864	$1,864	81.0%	52.7%

*
Our reported operating income result for Harris Corporation was increased by excluding $335 million for a non-cash charge for impairment of goodwill and certain other assets related to Harris CapRock Communications due to the unexpected significant downturn in the energy market and its impact on customer operations. Our reported free cash flow results for Harris Corporation and Communication Systems were decreased by excluding $25 million of cash flow related to certain accounts receivable.

These financial performance measures and targets represent internal measurements of performance, and although the calculations are based on our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), our actual GAAP results were adjusted by our Compensation Committee, and in the case of our CEO, by the independent directors of our Board, to take into account items that occurred during the fiscal year that were both unplanned and determined not to be reflective of normal, ongoing business operations. Our Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.
Fiscal 2016 approved weighted financial measure achievement under our Annual Incentive Plan, named executive officer Annual Incentive Plan compensation targets, actual payouts and actual payouts as a percentage of incentive compensation target for our named executive officers were as follows:

Named Executive Officer	Organization Financial Performance Measures	Weighted Financial Measure Achievement Under Annual Incentive Plan	Participant’s Annual Incentive Plan Target		Participant’s Actual Annual Incentive Plan Payout	Participant’s Actual Payout as % of Target
William M. Brown Chairman, President and Chief Executive Officer	Harris	75.3%	$2,000,000		$2,000,000	100.0%
Rahul Ghai Senior Vice President and Chief Financial Officer	Harris	75.3%	$297,000	*	$300,000	101.0%
Christopher D.Young President, Communication Systems (“CS”)	CS – 80% Harris – 20%	23.5%	$260,000		$61,000	23.5%
Sheldon J. Fox Senior Vice President, Integration and Engineering	Harris	75.3%	$393,800		$375,000	95.2%
Dana A. Mehnert Senior Vice President, Chief Global Business Development Officer	Harris	75.3%	$393,800		$375,000	95.2%
Miguel A. Lopez Former Senior Vice President and Chief Financial Officer	Harris	75.3%	$406,000		$253,800**	n/a**

*
Mr. Ghai’s offer letter agreement provided that his participation for fiscal 2016 in our Annual Incentive Plan would be pro-rated, with respect to his target of $337,500 in his role as our Senior Vice President and Chief Financial Officer starting in February 2016 and his target of $198,900 in his prior role, based on the effective date of his promotion. The amount shown as his Annual Incentive Plan target is his pro-rated blended target.

**
Mr. Lopez left Harris effective February 11, 2016. His Annual Incentive Plan target was initially set at $406,000, and his separation agreement provided we would pay him an amount equal to his annual cash incentive compensation for fiscal 2016 at target, pro-rated for the portion of fiscal 2016 that he was employed by us, which equals $253,800.

Payouts under our Annual Incentive Plan were subject to an upward or downward adjustment for individual performance of the pre-established individual objectives as well as the individual’s contribution to our overall results. Pursuant to the terms of our Annual Incentive Plan, annual cash incentive payouts for participants may not exceed 200% of the participant’s annual cash incentive target. For fiscal 2016, payouts under our Annual Incentive Plan for our named executive officers, excluding Mr. Lopez, as calculated based on the weighted financial measure achievement under our Annual Incentive Plan, were adjusted from 0% to 34% higher based on achievement of pre-established individual objectives and contribution to our overall results. The adjustments for our other named executive officers were approved by our Compensation Committee based on our CEO’s recommendation as a result of his assessment of individual performance of the pre-established individual objectives. The adjustment for Mr. Brown was approved by the independent directors of our Board based on an assessment of his individual performance of the pre-established individual objectives.
The payouts under our Annual Incentive Plan for fiscal 2016 are also set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2016 Summary Compensation Table on page 54.
Broad-Based Performance Reward Plan
We maintain broad-based annual cash incentive plans, available to many of our U.S.-based employees including our executive officers. Pursuant to our “self-funding” Performance Reward Plan in effect for fiscal 2016, if our fiscal 2016 consolidated operating income exceeded a target set early in fiscal 2016, we would have created a pool for eligible employees in an amount equal to fifty percent of such excess, and cash payouts from the pool would have been made among eligible employees based on their eligible compensation, which is generally paid wages and earned incentives during fiscal 2016. For eligible compensation above the Social Security wage base, we would have made a supplemental payment to be determined by us. For fiscal 2016, target Performance Reward Plan payouts, as a percentage of an eligible employee’s eligible compensation, were based on the following formula and various headcount and salary assumptions as of September 2015, subject to the actual number of eligible employees and their eligible compensation as of the end of fiscal 2016:

Operating Income	Performance Reward Plan Payout Percentage
Below Target	0%
$0-40 million over Target	0% - 1%
$40-85 million over Target	1% - 2%
$85-125 million over Target	2% - 3%
$125-170 million over Target	3% - 4%
Our target operating income for fiscal 2016 under our Performance Reward Plan was $1.191 billion, and we achieved adjusted consolidated operating income of $1.117 billion for fiscal 2016. Consequently, we made no payouts under our Performance Reward Plan for fiscal 2016.
Long-Term Compensation —
Equity Awards and How Long-Term
Compensation is Determined
We provide long-term incentive compensation to our executive officers through a combination of stock options and performance share unit awards. As part of long-term compensation, as discussed below, we also may grant shares of restricted stock and restricted stock unit awards primarily to facilitate recruitment, retention and succession planning. In more limited circumstances, we also may grant performance stock options to better align compensation with execution against certain strategic initiatives. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives. Our Compensation Committee awards different types of equity-based compensation because it believes that each type incentivizes and rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share unit awards motivate our executives to achieve our multi-year financial and operating goals because the number of units ultimately earned depends on the level of our performance against internal and external financial measures, generally over a three-year period. Under such awards, each new fiscal year begins a new three-year performance cycle for which our Compensation Committee establishes financial performance measures and targets and long-term incentive compensation targets. Stock options motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award and the option is exercised by the executive. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.
Equity-Based Compensation Mix
In determining the appropriate mix of equity-based compensation elements, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, consider the mix of such elements for our compensation comparison peer group, the retention value of each element and other factors important to us, including tax and accounting treatment, linking incentive compensation to performance and the recommendation of PM. The total value of long-term equity-based incentive compensation for each of our executive officers is typically set by assessing our compensation comparison peer group, where available, and/or other applicable market data surveys. For fiscal 2016 annual cycle awards, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, targeted that 50% of the value of long-term equity-based incentive compensation (excluding shares of restricted stock and other retention-based awards) at the time of award would be allocated as stock options and 50% of the value would be allocated as performance share units. This is the same long-term equity-based incentive compensation target mix approved by our Compensation Committee for annual cycle awards the past several fiscal years. From the total values of the stock option and performance share unit components of such awards, we determined the number of stock options and performance share units to be granted to our named executive officers under such awards based on the 60-day average closing market price of our common stock ending July 31, 2015 (prior to the grant date), which valuation methodology differs from the grant date fair value method required for the calculation of amounts presented for fiscal 2016 in the “Stock Awards” and “Option Awards” columns of the Fiscal 2016 Summary Compensation Table on page 54.
Stock Options
Stock options granted to our named executive officers during fiscal 2016 were made pursuant to the Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010), which our shareholders initially approved in October 2005 and re-approved in October 2010 (our “Equity Incentive Plan”). Stock options granted in fiscal 2016 have the following terms:

•	An exercise price equal to the closing price of our stock on the grant date;

•
Vest in equal installments of one-third each on the first, second and third anniversary of the grant date, except the 132,550 stock options with three-year cliff vesting granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award;

•	Expire 10 years from the grant date; and

•	Accelerated vesting upon a change in control or other events as discussed below.
A listing of the stock options granted to our named executive officers in fiscal 2016 and information relating to the terms and conditions of such stock options appears in the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and the related notes. For additional information relating to the terms and conditions of stock options and performance stock options, see the notes to the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59.
Without prior approval of our shareholders, stock options, including performance stock options, granted by us may not be repriced, replaced, regranted through cancellation or modified by us if the effect thereof would be to reduce the exercise price of such stock options, other than in connection with a change in our capitalization, including spin-offs.
Performance Share Unit Awards
Grants of Fiscal 2016 Awards for Fiscal 2016-2018 Performance Period
In fiscal 2016, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, approved grants to our named executive officers of performance share unit awards covering the fiscal 2016-2018 performance period as set forth in the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes.
Financial performance measures for those awards, except the 22,700 performance share unit award described below granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award, include the achievement of targets, weighted equally, for:

•	three-year earnings per share compound annual growth rate for the fiscal 2016-2018 performance period; and

•	average annual ROIC for the fiscal 2016-2018 performance period.
Those financial performance measures are subject to possible adjustment upward or downward by as much as 33% based on our quintile ranking for our TSR performance over the fiscal 2016-2018 performance period compared with companies in the Standard & Poor’s 500. Actual payouts for fiscal 2016 performance share unit awards will be made in shares of our common stock and can range from 0% to 200% of the target number of performance share units granted under such awards. Our Compensation Committee believes that the earnings per share compound annual growth rate and ROIC measures motivate financial performance that management can influence directly and should improve earnings per share and capital management over the long term and create long-term shareholder value, while the relative TSR measure promotes further alignment with shareholders. In selecting the performance measures for the performance share unit awards for the fiscal 2016-2018 performance period, we considered the input received from our large shareholders, which was one of the factors influencing our Compensation Committee’s determination to include the earnings per share compound annual growth rate measure in lieu of the cumulative operating income measure used in previous fiscal years and to retain the ROIC measure.
The financial performance measure for the 22,700 performance share unit award granted to Mr. Brown in fiscal 2016 as part of his special one-time share-based retention and Exelis integration award is achievement of full-year run rate net synergies from the Exelis acquisition, as measured at the end of a three-year performance period against target full-year run rate net synergies established as part of our acquisition business case. The actual payout for such award will be made in shares of our common stock and can range from 0% to 200% of the target number of performance share units granted under such award. Our Compensation Committee believes that the Exelis acquisition run rate net synergy measure motivates financial performance that Mr. Brown can influence directly and should create long-term shareholder value.
For additional information relating to the terms and conditions of performance share unit awards, see the notes to the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and the notes to the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59.
Payouts for Fiscal 2014 Awards for Fiscal 2014-2016 Performance Period
In fiscal 2014, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, approved grants of performance share unit awards covering the three-year performance period of fiscal 2014-2016 to executive officers then employed by us, including Messrs. Brown, Fox and Mehnert. Financial performance measures for those awards include the achievement of targets, weighted equally, for:

•	three-year cumulative operating income for the fiscal 2014-2016 performance period; and

•	average annual ROIC for the fiscal 2014-2016 performance period.
Those financial performance measures were subject to possible adjustment upward or downward by as much as 33% based on our quintile ranking for our TSR performance over the fiscal 2014-2016 performance period compared with companies in the Standard & Poor’s 500.
Payout percentages resulting from adjusted results as a percentage of target for each financial performance measure were based on the following table, which was established early in the fiscal 2014-2016 performance period and, in respect of the average annual ROIC financial performance measure, adjusted early in fiscal 2016 in connection with our acquisition of Exelis, as described in the notes to the table below with respect to the “Adjusted Target” column:

3-Year Cumulative Operating Income		Average Annual ROIC
% of Target	Payout %	ROIC	Payout %
< 80%	0%	< 7.6%	0%
80%	50%	7.6%	50%
90%	75%	10.1%	75%
100%	100%	12.6%	100%
110%	125%	15.1%	125%
≥ 120%	150%	≥ 17.6%	150%

We make no payout for performance below the threshold for each financial performance measure, which thresholds were:

•	three-year cumulative operating income - 80% of target; and

•	average annual ROIC - 7.6%.
The possible relative TSR performance adjustment to the calculation for the performance share unit award payout, based on achievement of financial performance measure targets, was dependent on the quintile ranking for our TSR performance compared with companies in the Standard & Poor’s 500, based on the following table, which was established early in the fiscal 2014-2016 performance period:

Relative TSR Payout Adjustment
Quintile	Payout Adjustment
Top	+33%
2nd	+15%
3rd	0%
4th	-15%
Bottom	-33%
Our TSR performance over the fiscal 2014-2016 performance period compared with companies in the Standard & Poor’s 500 was in the first quintile and resulted in an upward payout adjustment of 33%.
In determining the performance share unit award payouts for the fiscal 2014-2016 performance period, our actual results were adjusted by our Compensation Committee, and in the case of our CEO, by the independent directors of our Board, as set forth in the table below and related notes. These adjustments were made in accordance with the same guidelines for adjusting actual results adopted by our Compensation Committee, as discussed above.

For grants of performance share unit awards in fiscal 2014 for the fiscal 2014-2016 performance period, approved financial performance measures and weighting, initial and adjusted targets, GAAP results, adjusted results, adjusted results as a percentage of targets, resulting payout percentages, relative TSR payout adjustments, resulting TSR adjusted payout percentages and approved weighted adjusted payout percentages were as follows:

Financial Performance Measures And Weighting	Initial Target	Adjusted Target*	GAAP Results	Adjusted Results**	Adjusted Results as % of Target	Resulting Payout %	Relative TSR Payout Adjustments	Relative TSR Adjusted Payout %
Cumulative Operating Income – 50%	$2,863 million	$3,028 million	$2,377 million	$2,810 million	92.8%	82.0%	+33%	109.1%
Average Annual ROIC – 50%	14.0%	12.6%	11.0%	16.6%	131.6%	139.9%	+33%	186.1%
Approved Weighted Adjusted Payout %								147.6%

*
As a result of our acquisition of Exelis, our cumulative operating income target was increased early in fiscal 2016 by including operating income in respect of Exelis operations for fiscal 2016 based on our annual operating plan, and our annual average ROIC target was decreased early in fiscal 2016 by including a new ROIC for fiscal 2016 based on our annual operating plan.

**
Our GAAP cumulative operating income, for purposes of such results and calculating our average annual ROIC results, was increased by excluding Exelis acquisition-related costs of $136 million in fiscal 2015, partially offset by excluding Exelis operating income of $37 million for the period of May 29, 2015 through July 3, 2015, and by excluding $335 million for a non-cash charge for impairment of goodwill and certain other assets related to Harris CapRock Communications due to the unexpected significant downturn in the energy market and its impact on customer operations; and for purposes of calculating our average annual ROIC results, invested capital for fiscal 2015 excluded the debt and equity we issued late in fiscal 2015 primarily related to the Exelis acquisition.

The following table shows grants of performance share unit awards in fiscal 2014 for the fiscal 2014-2016 performance period and the fiscal 2016 payout in respect of such performance share unit awards, as approved by the independent members of our Board for Mr. Brown and by our Compensation Committee for Messrs. Fox and Mehnert:

Named Executive Officer	Performance Share Units Granted	Weighted Relative TSR Adjusted Payout %	Shares Paid Out
William M. Brown Chairman, President and Chief Executive Officer	39,500	147.6%	58,302
Sheldon J. Fox Senior Vice President, Integration and Engineering	11,400	147.6%	16,826
Dana A. Mehnert Senior Vice President, Chief Global Business Development Officer	11,400	147.6%	16,826
See the Option Exercises and Stock Vested in Fiscal 2016 Table on page 61 and related notes for additional information regarding these payouts for Messrs. Brown, Fox and Mehnert.

The following table shows performance share unit award payout percentage(s) approved by the independent members of our Board or our Compensation Committee, as applicable, for our executive officers for the five most recently completed three-year performance periods (for performance periods with multiple percentages, different percentages were approved for executive officers based on different circumstances applicable among executive officers):

Performance Period	Approved Payout Percentage(s)
Fiscal 2010-2012	100%; 125%
Fiscal 2011-2013	37.1%; 63.2%
Fiscal 2012-2014	67.4%; 80.7%; 117.6%
Fiscal 2013-2015	120.5%
Fiscal 2014-2016	147.6%

Restricted Stock and Restricted Stock Unit Awards
As part of long-term compensation, we also may grant restricted stock or restricted stock unit awards, primarily to facilitate retention and succession planning and as a recruitment mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions on these awards typically expire at the end of a three-year period. The restrictions provide that the shares or units may not be sold or otherwise transferred, and the shares or units will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than involuntary termination, death, disability or retirement.
In early fiscal 2016, we granted 37,830 shares of restricted stock to Mr. Young pursuant to the terms of the offer letter agreement we entered into with Mr. Young effective in fiscal 2015. For further information related to shares of restricted stock and restricted stock units granted to our named executive officers, see the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes and the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59 and related notes and the discussion of Mr. Young’s offer letter agreement on pages 66 and 67.

Recovery of Executive Compensation
(“Clawback”)
Our executive compensation program permits us to recover all or a portion of any performance-based compensation, both cash and equity, if our financial statements are restated as a result of errors, omissions or fraud. The amount that may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that our Compensation Committee or the independent members of our Board shall determine. In no case shall the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities. We will review the terms of our recovery policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those requirements once final regulations have been issued.
Treatment of Cash Incentive and Equity Awards Upon Change in Control
Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•
Annual cash incentive awards are fully earned and to be paid out promptly following the change in control or, in certain instances, following the end of the fiscal year, in each case at not less than target level;

•
All unvested options immediately vest (in the case of performance stock options, at target level or at such greater level as our Board or our Compensation Committee may authorize) and become exercisable until their regularly scheduled expiration date;

•
All performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the applicable performance period at not less than target level, subject to accelerated payout or forfeiture in certain circumstances;

•	All shares of restricted stock immediately vest; and

•
All restricted stock units immediately vest and are to be paid as soon as practicable but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

Information regarding severance payments and obligations to our named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.
Post-Employment Compensation
Severance Arrangements
As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Brown’s employment and payments upon termination of employment are governed by his employment agreement discussed elsewhere in this proxy statement.
Pursuant to Mr. Ghai’s offer letter agreement, if his employment is terminated within 24 months of his March 2, 2015 hire date by us other than for “cause” (as defined in his offer letter agreement) or by Mr. Ghai for “good reason” (as defined in his offer letter agreement), then subject to his execution and delivery of a general release of claims against us, he is entitled to receive a severance payment equal to his then-current annual base salary; provided, however, that our obligations in the event of a termination following a change in control will be governed by Mr. Ghai’s change in control severance agreement, which is among those agreements summarized below.
Mr. Young is covered under the Exelis Special Senior Executive Severance Pay Plan, which provides that if prior to May 30, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then subject to his execution and delivery of a general release of claims against us, he is entitled to receive a payment in an aggregate amount equal to $1,980,000. Pursuant to Mr. Young’s offer letter agreement, in exchange for us agreeing to grant Mr. Young a restricted stock award with a grant date fair value of $3,200,000 (which equated to 37,830 shares of restricted stock on the August 10, 2015 grant date), which cliff vests on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis, Mr. Young agreed that his new role with us as President, Communication Systems would not constitute “good reason” within the meaning of the Exelis Special Senior Executive Severance Pay Plan. Mr. Young also agreed that, after the effective date of the offer letter agreement, “good reason” under the Exelis Special Senior Executive Severance Pay Plan would be measured in relation to his role as President, Communication Systems. Other than as set forth in the offer letter agreement, the terms of Mr. Young’s participation in the Exelis Special Senior Executive Severance Pay Plan remain in effect without modification through May 29, 2017. If Mr. Young’s employment with us terminates for any reason prior to May 29, 2018, then he will forfeit the 37,830 shares of restricted stock, except that if after May 29, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the

Exelis Special Senior Executive Severance Pay Plan), then the 37,830 shares of restricted stock which otherwise would vest on May 29, 2018 will immediately vest in their entirety on such termination date. Severance obligations in the event of a termination following a change in control after May 29, 2017 will be governed by Mr. Young’s change in control severance agreement, which is among those agreements summarized below.
While Messrs. Fox and Mehnert do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment without cause. The specific amount will be based on the relevant circumstances, including the reason for termination, length of employment and other factors.
Employment Agreement with our CEO
As discussed above, we are party to an employment agreement with Mr. Brown. The agreement provides for his continued employment as our President and Chief Executive Officer and provides for certain benefits if Mr. Brown’s employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” (as defined in the agreement). Our obligations in the event of a termination following a change in control will be governed by Mr. Brown’s change in control severance agreement, which is among those agreements summarized below. Our Compensation Committee and the independent directors of our Board approved Mr. Brown’s employment agreement in the belief that such agreement was critical to Mr. Brown’s decision to accept employment with us and assists in retaining Mr. Brown’s valued service. In addition, his employment agreement also binds Mr. Brown to certain non-compete and non-solicitation undertakings that are valuable to us.
Change in Control Severance Agreements
Each of our named executive officers is party to a change in control severance agreement with us. We believe that these agreements align the interests of our officers and shareholders during the period of an actual or rumored change in control and are necessary in some cases to attract and retain executives. Under these agreements, an executive is provided severance benefits if the executive’s employment is terminated without “cause,” or by the executive for “good reason,” within two years following a change in control. These agreements are designed with a “double trigger,” so that benefits are provided only if there is both a change in control and a termination of employment. Such severance benefits are designed to preserve the focus and productivity of our executive officers, avoid disruption and prevent attrition during a period of uncertainty. We also believe these agreements facilitate the objectiveness of an executive’s assessment of a potential transaction that may be in our shareholders’ best interests notwithstanding the potential negative impact of a transaction on an executive’s future employment.

If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay and, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), any other benefits or awards that have been earned or become payable pursuant to the terms of any compensation plan but which have not been paid to the executive; and (b) two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus two times the greatest of (i) the executive’s highest annual bonus in the three fiscal years prior to the change in control, (ii) the executive’s target bonus for the year during which the change in control occurs or (iii) the executive’s target bonus for the year in which the executive’s employment is terminated. Change in control severance agreements entered into with our executive officers, including the agreements entered into with our named executive officers, do not provide for any tax gross-ups for excise taxes to the executive in the event that payout of any benefits is subject to excise taxes imposed by the IRS under Section 4999 of the Internal Revenue Code. Our Compensation Committee has determined, in its business judgment, that the substantive terms of these change in control severance agreements are competitive and reasonable. In the case of Mr. Young’s change in control severance agreement, severance obligations in the event of a termination following a change in control that occurs after May 29, 2017 will be as described above in this paragraph, and severance obligations in the event of a termination that occurs prior to May 30, 2017 will be governed by the Exelis Special Senior Executive Severance Pay Plan as discussed beginning on page 66.
A description of the material terms of the change in control severance agreements, Mr. Brown’s employment agreement, Mr. Ghai’s offer letter agreement, Mr. Young’s offer letter agreement and the Exelis Special Senior Executive Severance Pay Plan, as well as a summary of potential payments upon termination or a change in control for our named executive officers, are set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.
Retirement Programs
Tax-Qualified Retirement Plans
We maintain our Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to many of our U.S.-based employees, including our named executive officers. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 70% of eligible compensation, with our named executive officers and certain other highly compensated employees limited to contributing 12% of eligible compensation. In general, after one year of service, we will make a matching contribution of up to 6% of eligible compensation on behalf of participants not accruing a benefit under the Exelis Salaried Retirement Plan.
Mr. Young is a participant under the Exelis Salaried Retirement Plan (the “SRP”), a tax-qualified, defined benefit pension plan, which was assumed by Harris in connection with our acquisition of Exelis. In May 2013, Exelis approved amendments to the SRP to freeze all benefit accruals for all participants, effective December 31, 2016. As a result, the final average pay formula under the SRP will not reflect future compensation increases or benefit service after December 31, 2016. Additional information regarding the SRP is set forth in the “Pension Benefits” section of this proxy statement beginning on page 62.
Supplemental Retirement Plans
To the extent contributions by participants to our Retirement Plan are subject to certain limitations under the Internal Revenue Code, certain of our salaried employees, including our named executive officers, may elect to participate in our nonqualified SERP, which is an unfunded, non-qualified defined contribution plan. In addition, our Compensation Committee may, in its discretion, provide for the deferral of other compensation under our SERP, including equity awards.
The value of our contributions credited to our named executive officers’ accounts under our Retirement Plan and SERP is set forth in the Fiscal 2016 Summary Compensation Table on page 54 under the “All Other Compensation” column and related notes. Additional information regarding our SERP and credits to accounts under our SERP is set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 63.
Mr. Young also is a participant under the Exelis Excess Pension Plan IIB (the “Excess Pension Plan”), a non-qualified, unfunded, defined benefit pension plan, which was assumed by Harris in connection with our acquisition of Exelis. The purpose of the Excess Pension Plan is to restore benefits calculated under the SRP formula that cannot be paid because of IRS limitations on tax-qualified plans, including limits on the amount of benefits paid and the amount of compensation recognized under such plans. In May 2013, Exelis approved amendments to the Excess Pension Plan similar to the amendments described above to the SRP. The amendments to the Excess Pension Plan freeze all further benefit accruals under the Excess Pension Plan as of December 31, 2016 for all participants. As a result, the final average pay formula under the Excess Pension Plan will not reflect future compensation increases or benefit service after December 31, 2016. Additional information regarding the Excess Pension Plan is set forth in the “Pension Benefits” section of this proxy statement beginning on page 62.

Health, Welfare and Other Benefits
We maintain health, welfare and other benefit programs for our U.S.-based employees, including medical coverage, prescription coverage, dental and vision programs, short-term disability insurance, basic, supplemental and dependent life insurance, basic and supplemental accidental death and dismemberment insurance and business travel insurance as well as paid time-off, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as many of our other salaried employees. We also offer a long-term disability plan to many of our U.S.-based employees, including our named executive officers. The plan is fully insured and provides a benefit of 60% of eligible compensation before offsets for Social Security and certain other Company- or government-provided disability or other benefits. Eligible compensation for purposes of the long-term disability plan is currently limited to $400,000 per year. For executives with annual eligible compensation in excess of $400,000, we provide a Company-paid supplemental long-term disability benefit of 50% of eligible compensation above $400,000 up to $800,000, for a maximum annual supplemental disability benefit of up to $200,000. We also provide liability insurance coverage to our officers and offer our executive officers the option to participate in a group excess liability umbrella policy at the executive’s cost.
Perquisites
We have eliminated virtually all perquisites for executives. Currently, we provide eligibility for annual physical examinations for Board-elected officers, for which we pay if such an officer elects to have such an examination. We believe this practice is in the best interest of our Company because the health of an executive officer is critical to his or her performance. For our CEO, we also provide limited personal use of Company-owned aircraft. In very limited instances as approved by our CEO, we also may provide limited personal use of Company-owned aircraft for other executives. For Mr. Young, we provided an auto allowance for the first half of fiscal 2016, which was a continuation of an Exelis perquisite at the time of acquisition which has now been eliminated. For Mr. Ghai, we provided payment or reimbursement of relocation, commuting and related temporary living expenses and allowances, in accordance with our relocation policy. We do not provide tax reimbursement or gross-up payments with respect to any perquisites provided solely to executive officers. Tax gross-up payments made pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are permitted.
In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, our Compensation Committee has authorized the personal use of Company-owned aircraft by our CEO and his family and guests. Such personal use is subject to limits on the number of hours, which are set by our Compensation Committee and reviewed annually. In fiscal 2016, Mr. Brown’s personal use of Company-owned aircraft was below the limits set by our Compensation Committee. Our CEO is responsible for paying the tax on income imputed for such personal use of Company-owned aircraft.
Perquisites provided in fiscal 2016, namely annual physical examinations, limited personal use of Company-owned aircraft, the auto allowance for Mr. Young and payment or reimbursement for Mr. Ghai of relocation, commuting and related temporary living expenses and allowances, in accordance with our relocation policy, represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites in fiscal 2016 are set forth in the Fiscal 2016 Summary Compensation Table on page 54 under the “All Other Compensation” column and related notes.
Policies Relating to Our Common Stock
Stock Ownership Guidelines
To further promote ownership of shares by management and to more closely align management and shareholder interests, our Compensation Committee has established stock ownership guidelines for our Board-elected officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salary rates, which can be accumulated over a five-year period from the date of hire or promotion into a covered position. Our Compensation Committee annually reviews our stock ownership guidelines, including reviewing the stock ownership guidelines of our compensation comparison peer group.
Our current stock ownership guidelines are as follows:

•	CEO — five times base salary rate;

•	Senior corporate officers and segment Presidents (including the other named executive officers) — three times base salary rate; and

•	Other corporate officers — two times base salary rate.
Shares that count toward our stock ownership guidelines include shares owned outright or jointly by the executive, shares credited in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, and restricted stock and restricted stock unit awards (on an after-tax basis). Stock options, including performance stock options, and unearned performance share units do not count for the purpose of measuring compliance with the ownership guidelines. Effective at the end of October 2016, executive officers are not permitted under our stock ownership guidelines to sell Harris shares (other than the sale of shares to pay the exercise price and related taxes upon the exercise of stock options) until such executive has satisfied the applicable stock ownership guidelines. Executives age 62 or older are not subject to the guidelines. An annual review is conducted by our Compensation Committee to assess compliance with the guidelines. As of September 2, 2016, our named executive officers currently employed by us met their applicable ownership guidelines or were on track to achieve their ownership guidelines within the applicable compliance timeframe.
Our Equity-Based Compensation Award Practices
As described above, our annual cycle for grants to executive officers of stock option and other equity awards typically occurs at the same time as decisions relating to base salary rate increases and annual cash incentive awards. This occurs early in the fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. We typically make annual equity grants to our other eligible employees on the same date as the grants to executive officers. Our Compensation Committee also may make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions or for retention or recognition. On August 10, 2015 (in early fiscal 2016), we granted shares of restricted stock to Mr. Young pursuant to the terms of his offer letter agreement, which was approved and effective late in fiscal 2015. We have not repriced options and, if our stock price declined after the grant date, we have not replaced options. The exercise price of stock options is the closing market price of our common stock on the grant date or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of stock options higher than the closing market price of our common stock on the grant date.
Pursuant to our policy on equity grant practices previously adopted by our Compensation Committee, the grant date of equity awards made outside of the annual grant cycle, whether for new hires, promotions, retention or recognition, shall be the first trading day of the month following the new hire date or promotion, retention or recognition, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.
As permitted by the terms of our equity incentive plans, our Board has delegated to our CEO the authority to grant equity awards to employees who are not executive officers. Such grants are subject to our equity grant policy. The annual maximum number of shares underlying the awards that may be granted pursuant to this delegation is set by our Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy Against Hedging and Pledging
Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security (except pursuant to an approved 10b-5 trading plan) or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities and from entering into hedging, puts, calls or other “derivative” transactions with respect to our securities. Our policies also prohibit directors and executives from purchasing Harris stock on margin, holding Harris stock in a margin account or otherwise pledging Harris stock as collateral for margin accounts, loans or any other purpose. Use of “cashless exercise” procedures to exercise stock options granted by us is permitted by this policy if such exercise complies with our insider trading and other relevant policies. None of our directors or executive officers pledged our stock during fiscal 2016. We also have procedures that require trades by directors and executive officers to be pre-cleared by our General Counsel or his staff.
Tax and Accounting Considerations
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year in excess of $1 million to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) as of the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based” under Section 162(m). In evaluating whether to structure executive compensation components as performance-based and thus exempt from the deduction limit, our Compensation Committee considers the net cost to us and its ability to effectively administer executive compensation in the long-term interest of shareholders. Our Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, our Compensation Committee may approve elements of compensation that it believes are consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, sign-on bonuses and grants of time-based restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited.

Nonqualified Deferred Compensation
Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. If such requirements are not complied with, amounts that are deferred under compensation arrangements that are subject to Section 409A will be currently includable in income to the employee and subject to an excise tax to be assessed on the employee. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they either are exempt from, or satisfy the requirements of, Section 409A.
Accounting for Equity-Based Compensation
Before we grant equity-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The following Report of our Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2016 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended July 1, 2016.
Submitted on September 6, 2016 by the
Management Development and
Compensation Committee of the
Board of Directors.
Thomas A. Dattilo, Chairperson
Terry D. Growcock
Lewis Hay III
Hansel E. Tookes II

RELATIONSHIP BETWEEN COMPENSATION
PLANS AND RISK
In fiscal 2011, our Compensation Committee and management, with the assistance of Aon Hewitt Associates LLC, conducted a review of our compensation strategy, plans, programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of our organization participate. The goal of this review was to assess whether any of our compensation strategy, plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on Harris.
We reviewed our variable pay, sales commission and other compensation plans and considered the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and our Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which were the annual incentive and long-term compensation plans that are described in the “Compensation Discussion and Analysis” section of this proxy statement. In fiscal 2012, 2013 and 2014, our Compensation Committee and management, with the assistance of Aon Hewitt, again conducted a review of such compensation strategy, plans, programs, policies and practices, with a focus on those that changed since fiscal 2011. In fiscal 2015 and 2016, there were no material changes to our compensation strategy, plans, programs, policies or practices, and management and our Compensation Committee again concluded that our executive compensation strategy, plans, programs, policies and practices do not pose material risk due to a variety of mitigating factors. These factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•
Our Compensation Committee’s power to set short- and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

•
Our performance share unit awards focus on financial performance measures over overlapping three-year performance periods. This creates a focus on driving sustained performance over multiple performance periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one performance period;

•	The use of equity awards with vesting periods to foster retention and align our executives’ interests with those of our shareholders;

•	Capping potential payouts under both short- and long-term incentive plans to eliminate the potential for any windfalls;

•	A “clawback” policy that allows us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud;

•	Share ownership guidelines; and

•	A broad array of competitive benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their careers.
As a result of this review, both management and our Compensation Committee concluded that our compensation strategy, plans, programs, policies and practices are not reasonably likely to have a material adverse effect on Harris.

FISCAL 2016 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended July 1, 2016, July 3, 2015 and June 27, 2014. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers serving at the end of the fiscal year ended July 1, 2016 and Miguel A. Lopez, our former Senior Vice President and Chief Financial Officer. The Summary Compensation Table below and the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Name and Principal Position	Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(5)	All Other Compensation $(6)	Total $
William M. Brown Chairman, President and Chief Executive Officer	2016	$1,172,913	$0	$5,108,799	$4,945,794	$2,000,000	$0	$651,384	$13,878,890
	2015	$992,115	$0	$1,999,543	$1,679,005	$1,680,567	$0	$469,804	$6,821,034
	2014	$921,154	$0	$2,547,275	$2,203,452	$1,604,252	$0	$571,249	$7,847,382
Rahul Ghai (7) Senior Vice President and Chief Financial Officer	2016	$376,238	$0	$174,899	$163,343	$300,000	$0	$50,132	$1,064,612

Christopher D. Young (8) President, Communication Systems	2016	$411,749	$0	$3,512,247	$291,712	$61,000	$350,904	$998	$4,628,610

Sheldon J. Fox Senior Vice President, Integration and Engineering	2016	$521,346	$0	$574,161	$536,663	$375,000	$0	$152,520	$2,159,690
	2015	$462,784	$0	$1,161,864	$819,895	$451,439	$0	$126,357	$3,022,339
	2014	$436,154	$0	$677,616	$634,158	$492,192	$0	$81,482	$2,321,602
Dana A. Mehnert Senior Vice President, Chief Global Business Development Officer	2016	$527,770	$0	$574,161	$536,663	$375,000	$0	$111,477	$2,125,071
	2015	$509,550	$0	$445,081	$374,734	$248,715	$0	$132,247	$1,710,327
	2014	$493,208	$0	$677,616	$634,158	$335,531	$0	$90,603	$2,231,116
Miguel A. Lopez (9) Former Senior Vice President and Chief Financial Officer	2016	$331,466	$0	$599,090	$559,980	$0	$0	$893,735	$2,384,271
	2015	$543,300	$0	$931,933	$643,548	$453,096	$0	$13,041	$2,584,918
	2014	$201,923	$0	$922,375	$0	$190,000	$0	$127,814	$1,442,112

(1)
The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. The amounts shown include any portion of base salary deferred and contributed by our named executive officers to our Retirement Plan or our SERP. See the Fiscal 2016 Nonqualified Deferred Compensation Table on page 64 and related notes for information regarding contributions by our named executive officers to our SERP. Mr. Young’s fiscal 2016 amount includes $11,038 in respect of the mandatory cash-out of accrued paid time off balance exceeding 80 hours for employees previously covered under the Exelis paid time off policy.

(2)
Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for the respective fiscal year with respect to performance share units, restricted stock units, shares of restricted stock and immediately vested shares granted to our named executive officers. Amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of performance share units, except for the 22,700 performance share units granted to Mr. Brown in fiscal 2016 as part of his special one-time share-based retention and Exelis integration award, were calculated in accordance with ASC 718 based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to companies in the Standard & Poor’s 500. The grant date fair value of the 22,700 performance share units granted to Mr. Brown in fiscal 2016 as part of his special one-time share-based retention and Exelis integration award was determined as of the grant date using the closing market price of our common stock on the grant date, less a discount because dividends are not paid on performance share units during the performance period. The grant date fair values of restricted stock units, shares of restricted stock and immediately vested shares were determined as of the grant date using the closing market price of our common stock on the grant date.

The assumptions used for the valuations are set forth in Note 15, Note 15 and Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2016, 2015 and 2014, respectively. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The valuations reflect the following discounts per share, because dividends are not paid on performance share units during the performance period: (a) $6.01 per share for fiscal 2016 performance share units granted in August 2015; (b) $5.29 per share for fiscal 2015 performance share units granted in August 2014; and (c) $5.35 per share for fiscal 2014 performance share units granted in August 2013. The grant date fair values of performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which was at target. See the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to equity awards made in fiscal 2016 and the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59 and related notes for information with respect to equity awards made prior to fiscal 2016.
The respective grant date fair values of the performance share units granted in fiscal 2016, 2015 or 2014, as applicable, assuming at such grant date the maximum payment of 200% of target, are as follows: Mr. Brown — $10,217,597, $3,999,086 and $4,695,760; Mr. Ghai — $349,798; Mr. Young — $624,414; Mr. Fox — $1,148,322, $1,023,022 and $1,355,232; Mr. Mehnert — $1,148,322, $890,162 and $1,355,232; and Mr. Lopez — $1,198,180, $1,062,880 and $0.
Each performance share unit earned at the end of the applicable multi-year performance period and paid out receives accrued dividend equivalents in an amount equal to the cash dividends or other distributions, if any, which are paid with respect to issued and outstanding shares of our common stock during the performance period. Payment of such dividend equivalents will be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. Dividends declared with respect to issued and outstanding shares of our common stock were $2.00, $1.88 and $1.68 per share in fiscal 2016, 2015 and 2014, respectively. The dollar value of dividend equivalents on vested performance share units is included in the “All Other Compensation” column.

(3)
Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for the respective fiscal year with respect to stock options and performance stock options granted to our named executive officers. Amounts reflect our accounting for these option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of these option grants were calculated at the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair values per share of our common stock underlying these option grants were as follows: (a) $12.67 per share for fiscal 2016 stock option grants in August 2015; (b) $12.17 per share for fiscal 2015 stock option grants in August 2014; (c) $13.49 per share for fiscal 2015 performance stock option grants to Messrs. Fox and Lopez in June 2015; and (d) $12.39 per share for fiscal 2014 stock option grants in August 2013. The assumptions used for the valuations are set forth in Note 15, Note 15 and Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2016, 2015 and 2014, respectively. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The grant date fair values of performance stock options were computed based on the probable outcome of the performance conditions as of the grant date of the performance stock options, which was at target. The respective grant date fair values of performance stock options granted in fiscal 2015, assuming at such grant date the maximum number of options of 200% of target, are as follows: Mr. Fox — $778,388 and Mr. Lopez — $389,194. See the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2016 and the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59 and related notes for information with respect to stock options and performance stock options granted prior to fiscal 2016.

(4)
Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect payouts to our named executive officers of (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2016, 2015 and 2014, respectively, and (b) cash amounts earned under our Performance Reward Plan in fiscal 2015 and 2014, respectively. Payouts were determined by our independent directors, in the case of Mr. Brown, and our Compensation Committee, in the case of our other named executive officers, in August 2016, August 2015 and August 2014, respectively, and paid shortly thereafter. The amounts shown include any portion of these payouts deferred and contributed by the recipient to our Retirement Plan or our SERP. See the Fiscal 2016 Nonqualified Deferred Compensation Table on page 64 and related notes for information regarding contributions by our named executive officers to our SERP. Amounts shown for fiscal 2016 are comprised of the following amounts: Mr. Brown — $2,000,000 under our Annual Incentive Plan; Mr. Ghai — $300,000 under our Annual Incentive Plan; Mr. Young — $61,000 under our Annual Incentive Plan; Mr. Fox — $375,000 under our Annual Incentive Plan; and Mr. Mehnert — $375,000 under our Annual Incentive Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes.

Amounts shown for fiscal 2015 are comprised of the following amounts: Mr. Brown — $1,600,000 under our Annual Incentive Plan and $80,567 under our Performance Reward Plan; Mr. Fox — $425,000 under our Annual Incentive Plan and $26,439 under our Performance Reward Plan; Mr. Mehnert — $227,000 under our Annual Incentive Plan and $21,715 under our Performance Reward Plan; and Mr. Lopez — $434,000 under our Annual Incentive Plan and $19,096 under our Performance Reward Plan.
Amounts shown for fiscal 2014 are comprised of the following amounts: Mr. Brown — $1,513,000 under our Annual Incentive Plan and $91,252 under our Performance Reward Plan; Mr. Fox — $460,000 under our Annual Incentive Plan and $32,192 under our Performance Reward Plan; Mr. Mehnert — $307,000 under our Annual Incentive Plan and $28,531 under our Performance Reward Plan; and Mr. Lopez — $190,000 under our Annual Incentive Plan.

(5)
As noted in the “Compensation Discussion & Analysis” section of this proxy statement, Mr. Young participates in legacy Exelis defined benefit pension plans. The amount shown for Mr. Young represents the change between the actuarial present value of Mr. Young’s total accumulated pension benefit between July 3, 2015 and July 1, 2016. The amount assumes the pension benefit is payable at Mr. Young’s earliest unreduced retirement age based on Mr. Young’s current pensionable earnings.

(6)	The following table describes the components of the “All Other Compensation” column for fiscal 2016:
Fiscal 2016 All Other Compensation Table

Name	Insurance Premiums (a)	Company Contributions to Retirement Plan (b)	Company Credits to SERP (nonqualified) (c)	Perquisites and Other Personal Benefits (d)	Tax Reimbursement Payments (e)	Dividend Equivalents on Vested Stock Awards (f)	Other (g)	Total
William M. Brown	$4,839	$9,692	$158,585	$110,186	$0	$368,082	$0	$651,384
Rahul Ghai	$1,191	$9,346	$0	$27,940	$11,655	$0	$0	$50,132
Christopher D. Young	$998	$0	$0	$0	$0	$0	$0	$998
Sheldon J. Fox	$1,389	$9,329	$48,249	$0	$0	$93,553	$0	$152,520
Dana A. Mehnert	$1,389	$11,516	$5,019	$0	$0	$93,553	$0	$111,477
Miguel A. Lopez	$895	$4,243	$0	$0	$0	$0	$888,597	$893,735

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for our named executive officers under our broad-based group basic life insurance benefit.

(b)	Amounts shown reflect our contributions credited to accounts of our named executive officers under our Retirement Plan, which is a tax-qualified, defined contribution plan.

(c)
Amounts shown reflect our credits to accounts of our named executive officers under our SERP, which is an unfunded, nonqualified defined contribution retirement plan. For additional information regarding our SERP, see the Fiscal 2016 Nonqualified Deferred Compensation Table on page 64 and related notes.

(d)
Amounts for Messrs. Mehnert and Lopez were $0. Amounts for Messrs. Young and Fox are not reported for fiscal 2016 because the total incremental cost to us per individual was less than $10,000. The amount shown for Mr. Brown was for personal use of Harris-owned aircraft. The amount shown for Mr. Ghai was for payment or reimbursement of relocation, commuting and related temporary living expenses and allowances.

The incremental cost to us of personal use of Harris-owned aircraft is calculated based on the average variable operating costs to us. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris-owned aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of Harris-owned aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income. The amount related to the loss of tax deduction to us due to the personal use of Harris-owned aircraft under the Internal Revenue Code is not included.
As noted above, we also offer a supplemental long-term disability benefit to employees with eligible compensation in excess of $400,000. No premiums are payable by us for this benefit and there is no incremental cost reflected for our named executive officers.
Additionally, as noted above, we also offer our executives the option to participate in a group excess liability umbrella policy. No premiums are payable by us for this benefit and there is no incremental cost reflected for our named executive officers.
Certain Harris-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the Harris-owned aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to us. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to us of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(e)	The amount shown reflects reimbursement for taxes on imputed income associated with relocation-related benefits, in accordance with our relocation policies for salaried employees.

(f)
Amounts shown reflect the dollar value of dividend equivalents paid in cash to our named executive officers with respect to performance share units ultimately earned for the fiscal 2014-2016 three-year performance period. In the case of Mr. Brown, the amount shown also reflects $43,923 paid in cash for dividend equivalents with respect to performance share units ultimately earned under awards granted to him on November 11, 2011 for the fiscal 2012-2013 two-year performance period and fiscal 2012-2014 three-year performance period, which amount we determined we had not previously paid to him. The value of all such dividend equivalents was not factored into the grant date fair value of the underlying performance share units.

(g)
The amount shown reflects separation-related payments for Mr. Lopez comprised of: (i) an amount equal to his annual base salary rate of $540,800; (ii) an amount equal to his pro-rated fiscal 2016 annual incentive compensation award under our Annual Incentive Plan at target, which is equal to $253,800 (in lieu of a pro-rated payout of the award subject to our financial results and Mr. Lopez’s individual performance against established goals); (iii) $31,760 in respect of his unused accrued vacation and/or paid time off; (iv) $50,000 as reimbursement in respect of a partial offset of relocation expenses; and (v) $12,237 for the value of premiums we agreed to pay pursuant to his separation agreement for his continued coverage under our medical, dental and vision care plans for a period of up to 12 months following his separation date. Additional information regarding the terms of Mr. Lopez’s separation agreement is set forth in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement, beginning on page 65.

(7)
Mr. Ghai joined us on March 2, 2015 and was not a named executive officer in fiscal 2015 or fiscal 2014. Mr. Ghai was named Senior Vice President and Chief Financial Officer effective February 11, 2016.

(8)	Mr. Young joined us on May 29, 2015, effective on the closing of our acquisition of Exelis, and was not a named executive officer in fiscal 2015 or fiscal 2014.

(9)
Mr. Lopez left Harris effective February 11, 2016. In fiscal 2016, we granted Mr. Lopez: 44,190 stock options with a grant date fair value of $559,980 included in the “Option Awards” column and 7,570 performance share units with a grant date fair value of $599,090 included in the “Stock Awards” column. In connection with his separation, Mr. Lopez forfeited all of such options and performance share units.

Salary and Bonus as a Proportion of Fiscal 2016 Total Compensation
Using the amounts shown under the “Salary” and “Bonus” and “Total” columns in the Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of such named executive officer’s fiscal 2016 total compensation was as follows: Mr. Brown-8.45%; Mr. Ghai-35.34%; Mr. Young-8.90%; Mr. Fox-24.14%; Mr. Mehnert-24.84%; and Mr. Lopez-13.90%.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016
The following table provides information about cash (non-equity) and equity incentive compensation plan-based awards granted to our named executive officers in fiscal 2016, including: (1) the grant date and approval date of equity awards; (2) the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan and our Performance Reward Plan; (3) the range of performance share units that may be earned in respect of grants under performance share unit awards; (4) the number of shares underlying, and exercise price of, stock option grants; and (5) the grant date fair value of grants under performance share unit and restricted stock awards and stock options grants computed under ASC 718.

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William M. Brown	Annual Incentive Plan	—	—	$200,000	$2,000,000	$4,000,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$411,260	—	—	—	—	—	—	—
	Performance share units	8/28/15	8/28/15				7,393	44,140	88,280	—	—	—	$3,493,240
	Stock options	8/28/15	8/28/15								257,740	$77.54	$3,266,107
	Performance share units	8/28/15	8/28/15				11,350	22,700	45,400	—	—	—	$1,615,559
	Stock options	8/28/15	8/28/15								132,550	$77.54	$1,679,687
Rahul Ghai	Annual Incentive Plan	—	—	$29,700	$297,000	$594,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$72,997	—	—	—	—	—	—	—
	Performance share units	8/28/15	8/27/15				370	2,210	4,420	—	—	—	$174,899
	Stock options	8/28/15	8/27/15								12,890	$77.54	$163,343
Christopher D. Young	Annual Incentive Plan	—	—	$5,200	$260,000	$520,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$68,860	—	—	—	—	—	—	—
	Restricted stock	8/10/15	6/25/15							37,830	—	—	$3,200,040
	Performance share units	8/28/15	8/27/15				661	3,945	7,890	—	—	—	$312,207
	Stock options	8/28/15	8/27/15								23,020	$77.54	$291,712
Sheldon J. Fox	Annual Incentive Plan	—	—	$39,380	$393,800	$787,600	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$100,268	—	—	—	—	—	—	—
	Performance share units	8/28/15	8/27/15				1,215	7,255	14,510	—	—	—	$574,161
	Stock options	8/28/15	8/27/15								42,350	$77.54	$536,663
Dana A. Mehnert	Annual Incentive Plan	—	—	$39,380	$393,800	$787,600	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$100,268	—	—	—	—	—	—	—
	Performance share units	8/28/15	8/27/15				1,215	7,255	14,510	—	—	—	$574,161
	Stock options	8/28/15	8/27/15								42,350	$77.54	$536,663
Miguel A. Lopez(7)	Annual Incentive Plan	—	—	$40,600	$406,000	$812,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$0	$0	$103,500	—	—	—	—	—	—	—
	Performance share units	8/28/15	8/27/15				1,268	7,570	15,140	—	—	—	$599,090
	Stock options	8/28/15	8/27/15								44,190	$77.54	$559,980

(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2016 performance (for performance below threshold, no amount is paid). Amounts actually earned for fiscal 2016 were determined by our independent directors, in the case of Mr. Brown, and our Compensation Committee, in the case of our other named executive officers, in August 2016 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2016 Summary Compensation Table on page 54, except in the case of Mr. Lopez (see Note (7) below for information). For additional information related to our Annual Incentive Plan and our Performance Reward Plan, including performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of grants under performance share unit awards under our Equity Incentive Plan in fiscal 2016 for the three-year performance period of fiscal 2016-2018.

With respect to grants under performance share unit awards in fiscal 2016, the number of shares that may be earned will range from 0% to a maximum of 200% of the target number of performance share units and, except for the 22,700 performance share units granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award, will be based on the extent of weighted achievement of targets for three-year earnings per share compound annual growth rate for the performance period and average annual ROIC for the same period, subject to possible adjustment based on our relative TSR compared with companies in the Standard & Poor’s 500. For the 22,700 performance share units granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award, the number of shares that may be earned will be based on the extent of achievement of full-year run rate net synergies from the Exelis acquisition, as measured at the end of the three-year performance period that ends June 29, 2018, against target full-year run rate net synergies established as part of our acquisition business case. In connection with his separation, Mr. Lopez forfeited all performance share units granted to him in fiscal 2016. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. Cash dividend equivalents are not paid during the performance period on performance share units. The performance share units granted in fiscal 2016 provide that each performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. For performance share units granted in fiscal 2016, an executive officer must remain employed with us through the last day of the performance period to earn an award, although, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, a pro-rata portion of the award will be earned if employment terminates as a result of death, disability or retirement after age 55 with 10 or more years of full-time service. For employment termination as a result of death or disability, performance share units granted in fiscal 2016 are pro-rated based on target and the period worked during the performance period and paid out promptly. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65 for the treatment of performance share units in these situations and upon a change in control.

(3)
The “All Other Stock Awards: Number of Shares of Stock or Units” column shows shares of restricted stock granted to Mr. Young pursuant to the terms of the offer letter agreement we entered into with Mr. Young effective in fiscal 2015, which shares cliff vest on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis, if Mr. Young is employed by us on such date. If Mr. Young’s employment with us terminates for any reason prior to the May 29, 2018 vesting date, then he will forfeit the shares of restricted stock, except that if after May 29, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then the shares of restricted stock will immediately vest in their entirety on such termination date. Dividend equivalents are paid on shares of restricted stock in an amount equal to dividends paid on our common stock. For additional information related to the terms and conditions of shares of restricted stock granted by us, see the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59 and related notes.

(4)
The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of shares of our common stock underlying stock options granted in fiscal 2016. Stock options granted in fiscal 2016 vest in equal installments of one-third each on the first, second and third anniversary of the grant date, except the 132,550 stock options with three-year cliff vesting granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award. In the case of death or disability, subject to a minimum one-year holding period, or in the case of a change in control, stock options granted in fiscal 2016 will immediately vest and become exercisable. Stock options granted in fiscal 2016 expire no later than 10 years from the grant date. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2016 Fiscal Year End Table on page 59 and related notes. In connection with his separation, Mr. Lopez forfeited all stock options granted to him in fiscal 2016.

(5)
The “Exercise or Base Price of Option Awards” column shows the exercise price per share for the stock options at the time of grant, which was the closing market price per share of our common stock on the grant date.

(6)
The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of performance share units (at target), stock options and shares of restricted stock granted in fiscal 2016. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions.

The grant date fair values of performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which was at target. The grant date fair values of performance share units granted in fiscal 2016, except for the 22,700 performance share units granted to Mr. Brown as part of his special one-time share-based retention and Exelis integration award, were calculated in accordance with ASC 718 based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to other companies in the Standard & Poor’s 500, and the resulting grant date fair value per share was $85.15 less a discount of $6.01 per share, because dividends are not paid on performance share units during the performance period, for a grant date fair value of $79.14 per share. The grant date fair value of the 22,700 performance share units granted to Mr. Brown in fiscal 2016 as part of his special one-time share-based retention and Exelis integration award was determined as of the grant date using the $77.54 closing market price of our common stock on the grant date, less a discount of $6.37 per share, because dividends are not paid on performance share units during the performance period, for a grant date fair value of $71.17 per share. The grant date fair value of shares of restricted stock granted to Mr. Young in fiscal 2016 was determined as of the grant date using the closing market price of our common stock on the grant date.
The grant date fair values of stock option grants were calculated at the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair value per share of our common stock underlying stock options granted to our named executive officers in fiscal 2016 was $12.67 per share.
The assumptions used for the valuations are set forth in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 1, 2016. These amounts reflect our accounting for these grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. In accordance with SEC requirements, the amounts disclosed for Mr. Lopez are the grant date fair values of the performance share units and stock options granted to him in fiscal 2016, even though he forfeited such performance share units and stock options in connection with his separation from Harris effective February 11, 2016.

(7)
For Mr. Lopez, the amounts shown under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the initial range of possible cash payouts to him under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2016 performance. Under his separation agreement, Mr. Lopez is entitled to receive a cash payment in an amount equal to his fiscal 2016 annual incentive compensation award at target of $406,000, pro-rated for the portion of fiscal 2016 that he was employed by us, which equals $253,800 (in lieu of a pro-rated payout subject to our financial results and his individual performance against established goals).

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END
The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of July 1, 2016. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

Name	Option Awards						Stock Awards
	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
William M. Brown	11/1/2011	366,552	0	—	$36.66	11/1/2021	3,500	$289,065	60,200	$4,971,918
	8/25/2012	181,600	0	—	$46.53	8/25/2022			133,680	$11,040,631
	8/23/2013	118,600	59,300	—	$56.97	8/23/2023			193,880	$16,012,549
	8/23/2014	46,000	92,000	—	$71.02	8/23/2024
	8/28/2015	0	390,290	—	$77.54	8/28/2025
		712,752	541,590
Rahul Ghai	8/28/2015	0	12,890	—	$77.54	8/25/2025	9,733	$803,848	4,420	$365,048
	6/1/2015	—	—	11,550	$79.70	6/1/2025	2,510	$207,301
							12,243	$1,011,149
Christopher D. Young	8/28/2015	0	23,020	—	$77.54	8/28/2025	4,951	$408,903	7,890	$651,635
							37,830	$3,124,380
							42,781	$3,533,283
Sheldon J. Fox	8/28/2009	17,700	0	—	$35.04	8/28/2019	6,275	$518,252	15,400	$1,271,886
	8/27/2010	19,400	0	—	$42.87	8/27/2020			14,510	$1,198,381
	8/26/2011	30,900	0	—	$37.69	8/26/2021			29,910	$2,470,267
	8/24/2012	45,800	0	—	$46.53	8/24/2022
	8/23/2013	34,134	17,066	—	$56.97	8/23/2023
	8/22/2014	11,800	23,600	—	$71.02	8/22/2024
	8/28/2015	0	42,350	—	$77.54	8/28/2025
		159,734	83,016
	6/1/2015	—	—	28,860	$79.70	6/1/2025
Dana A. Mehnert	8/27/2010	27,000	0	—	$42.87	8/27/2020			13,400	$1,106,706
	8/26/2011	45,800	0	—	$37.69	8/26/2021			14,510	$1,198,381
	8/24/2012	53,600	0	—	$46.53	8/24/2022			27,910	$2,305,087
	8/23/2013	34,134	17,066	—	$56.97	8/23/2023
	8/22/2014	10,267	20,533	—	$71.02	8/22/2024
	8/28/2015	0	42,350	—	$77.54	8/28/2025
		170,801	79,949
Miguel A. Lopez	—	—	—	—	—	—	—	—	—	—

(1)
All options granted are nonqualified stock options. The exercise price for all stock option grants is the closing market price of a share of our common stock on the grant date, except that the grants made to Mr. Brown by the independent directors of the Board on August 25, 2012 and August 23, 2014 were annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plan. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. If an option holder’s employment is terminated as a result of death, then subject to a minimum one-year vesting period, such option holder’s unvested options immediately fully vest (at target, in the case of performance stock options) and all options shall be exercisable by such option holder’s beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date. If an option holder’s employment is terminated as a result of disability, then subject to a minimum one-year vesting period, such option holder’s unvested options immediately fully vest (at target, in the case of performance stock options) and all options shall be exercisable until the regularly scheduled expiration date. If an option holder’s employment is terminated as a result of retirement after age 62 with 10 or more years of full-time service, then subject to a minimum one-year vesting period, such option holder’s options shall continue to vest in accordance with their vesting schedule and continue to be exercisable until the regularly scheduled expiration date, except unvested performance stock options, which are forfeited. If an option holder’s employment is terminated as a result of retirement before age 62, but after age

55 with 10 or more years of full-time service, then subject to a minimum one-year vesting period, such option holder’s options shall cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options (including unvested performance stock options) are forfeited. If an option holder’s employment is terminated by us other than for misconduct, then such option holder’s unvested options are forfeited and, subject to a minimum one-year vesting period, vested options may be exercised until the sooner of 90 days following such involuntary termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct, then such option holder’s vested and unvested options are automatically forfeited. If an option holder voluntarily terminates or resigns employment (other than due to retirement or for good reason), then such option holder’s unvested options are automatically forfeited and, subject to a minimum one-year vesting period, vested options may be exercised until the sooner of 30 days following such voluntary termination or resignation or the regularly scheduled expiration date. Upon a change in control, outstanding unvested options immediately vest (in the case of performance stock options, at target or at such greater level of performance as our Board or Compensation Committee may authorize) and become exercisable until the regularly scheduled expiration date.

(2)	The following table details the regular vesting schedule for all unvested stock options for each named executive officer. In general, options expire 10 years from the grant date.

Name	Grant Date	Option Vesting Date	Number of Shares Underlying Options
William M. Brown	8/23/2013	8/23/2016	59,300
	8/23/2014	8/23/2016	46,000
		8/23/2017	46,000
	8/28/2015	8/28/2016	85,914
		8/28/2017	85,913
		8/28/2018	85,913
	8/28/2015	8/28/2018	132,550
Rahul Ghai	8/28/2015	8/28/2016	4,297
		8/28/2017	4,297
		8/28/2018	4,296
	6/1/2015	6/1/2018	11,550
Christopher D. Young	8/28/2015	8/28/2016	7,674
		8/28/2017	7,673
		8/28/2018	7,673
Sheldon J. Fox	8/23/2013	8/23/2016	17,066
	8/22/2014	8/22/2016	11,800
		8/22/2017	11,800
	8/28/2015	8/28/2016	14,117
		8/28/2017	14,117
		8/28/2018	14,116
	6/1/2015	6/1/2018	28,860
Dana A. Mehnert	8/23/2013	8/23/2016	17,066
	8/22/2014	8/22/2016	10,267
		8/22/2017	10,266
	8/28/2015	8/28/2016	14,117
		8/28/2017	14,117
		8/28/2018	14,116
Miguel A. Lopez	—	—	—

(3)
These are performance stock options granted on June 1, 2015, shown at target. Performance stock options vest on June 1, 2018, as to a number of shares of common stock to be issued upon exercise that is contingent upon our achievement of full-year run rate net synergies from the Exelis acquisition, as measured at the end of the three-year performance period against target full-year run rate net synergies established as part of our acquisition business case, subject to a threshold achievement of 80% of target full-year run rate synergies and a maximum of 200% of the target number of shares of common stock for our achievement at or above 133% of target full-year run rate synergies.

(4)
These are grants under restricted stock and restricted stock unit awards, as follows: (a) in the case of Mr. Brown, 3,500 restricted stock units granted on August 23, 2013 that vested on August 23, 2016; (b) in the case of Mr. Ghai, 14,600 shares of restricted stock granted on May 6, 2015, of which one-third (4,867) vested on May 6, 2016, one-third (4,867) will vest on May 6, 2017 if Mr. Ghai is employed by us on such date and the remaining one-third (4,866) will vest on May 6, 2018 if Mr. Ghai is employed by us on such date, and 2,510 shares of restricted stock granted on June 1, 2015 that will vest on June 1, 2018 if Mr. Ghai is employed by us on such date; (c) in the case of Mr. Fox, 6,275 shares of restricted stock granted on June 1, 2015 that will vest on June 1, 2018 if Mr. Fox is employed by us on such date; and (d) in the case of Mr. Young, 7,427 cash-settled restricted stock units granted on May 29, 2015 in connection with the Exelis acquisition, as part of cash-settled restricted stock unit awards granted in substitution of certain outstanding unvested Exelis restricted stock units held by Exelis executives at the time of the acquisition, of which one-third (2,476) vested on March 5, 2016, one-third (2,476) will vest on March 5, 2017 if Mr. Young is employed by us on such date and the remaining one-third (2,475) will vest on March 5, 2018 if Mr. Young is employed by us on such date, and 37,830 shares of restricted stock granted on August 10, 2015 pursuant to the terms of the offer letter agreement we entered into with Mr. Young in fiscal 2015, which shares cliff vest on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis, if Mr. Young is employed by us on such date. If Mr. Young’s employment with us terminates for any reason prior to the May 29, 2018 vesting date, then he will forfeit the 37,830 shares of restricted stock, except that if after May 29, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then the shares of restricted stock will immediately vest in their entirety on such termination date. During the restriction period of restricted stock units and shares of restricted stock, the holder may not vote, sell, exchange, assign, transfer, pledge or otherwise dispose of such units or shares. Dividend equivalents are paid on restricted stock units and shares of restricted stock in an amount equal to the dividends paid on our common stock. In the event of involuntary termination other than for misconduct or retirement after age 55 with 10 or more years of full-time service prior to full vesting, subject to a minimum one-year holding period, restricted stock units and shares of restricted stock will be pro-rated based on the period worked during the restriction period and paid out promptly (but subject to any delay required by U.S. Federal tax law). In the event of death or disability prior to full vesting, subject to a minimum one-year holding period, restricted stock units and shares of restricted stock immediately fully vest. Upon a change in control, restricted stock units and shares of restricted stock immediately vest and will be paid as soon as reasonably practicable, but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

(5)
The market value shown was determined by multiplying the number of restricted stock units and shares of restricted stock that have not vested by the $82.59 closing market price per share of our common stock on July 1, 2016, the last trading day of our fiscal 2016.

(6)
These are grants under performance share unit awards in: (a) fiscal 2015 to all of our named executive officers other than Messrs. Ghai, Young and Lopez for the three-year performance period of fiscal 2015-2017 and (b) fiscal 2016 to all of our named executive officers other than Mr. Lopez for the three-year performance period of fiscal 2016-2018. For all of our named executive officers, the numbers of performance share units and related values as of July 1, 2016 represent the maximum possible payouts of the performance share units (200% of target), rather than payouts of the performance share units at target, in accordance with SEC rules requiring reporting of these amounts in this manner because our performance exceeded target during the last completed fiscal year or years over which performance is measured. Actual results may cause our named executive officers to earn from 0% to 200% of the target award for such performance share units. The performance share units granted in fiscal 2015 and 2016 provide that each performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. In the event of death or disability, in each case, prior to full vesting, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance units granted in fiscal 2015 and 2016 are paid pro-rata based on target and the period worked during the performance period, and paid out promptly. Upon a change in control, performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. For more information regarding performance share units, see the Grants of Plan-Based Awards in Fiscal 2016 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement. This Outstanding Equity Awards at 2016 Fiscal Year End Table does not include the performance share units granted to Messrs. Brown, Fox and Mehnert in fiscal 2014 for the three-year performance period of fiscal 2014-2016, because these performance share units became fully vested at the end of the performance period on July 1, 2016 and consequently are included in the Option Exercises and Stock Vested in Fiscal 2016 Table on page 61 under the “Stock Awards” column.

(7)
The market value shown was determined by multiplying the number of unearned performance share units (at maximum) by the $82.59 closing market price per share of our common stock on July 1, 2016, the last trading day of our fiscal 2016.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016
The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2016, including the number of shares acquired and value realized on exercise, and (2) vesting of stock awards during or in respect of fiscal 2016, including the number of shares acquired and value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
William M. Brown	0	$0	58,302(3)	$4,815,162
Rahul Ghai	0	$0	4,867(4)	$363,030
Christopher D. Young	0	$0	2,476(5)	$200,927
Sheldon J. Fox	0	$0	16,826(3)	$1,389,659
Dana Mehnert	6,700	$262,369	16,826(3)	$1,389,659
Miguel A. Lopez	12,300	$82,164	8,098(6)	$580,708

(1)
The value realized on exercise of stock options was determined by multiplying the number of options exercised by the difference between the weighted-average selling price of the shares of our common stock sold on the date of exercise and the exercise price, without considering any taxes owed upon exercise.

(2)
Consists of shares earned and acquired on vesting of performance share unit awards and shares acquired on vesting of restricted stock or restricted stock unit awards, as described further in the notes below, with value realized on vesting of performance share unit awards determined by multiplying the number of shares earned and vested by the $82.59 closing market price of our common stock on July 1, 2016, the last trading day of our fiscal 2016, and with value realized on vesting of restricted stock or restricted stock unit awards determined by multiplying the number of shares acquired on vesting by the closing market price of our common stock on the date of vesting, as described further in the notes below. Upon the vesting and release of performance share unit, restricted stock and restricted stock unit awards, shares are surrendered to satisfy income tax withholding requirements. Amounts shown for number of shares acquired and value realized on vesting, however, do not give effect to the surrender of shares to cover such tax withholding obligations. The number of shares earned and acquired on vesting in fiscal 2016 in respect of performance share unit awards granted in fiscal 2014 for the three-year performance period of fiscal 2014-2016, as a percentage of the target number of units under such awards as granted in fiscal 2014, was 147.6%. For additional information with respect to payouts to Messrs. Brown, Fox and Mehnert in respect of performance share unit awards granted in fiscal 2014 for the three-year performance period of fiscal 2014-2016, see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)
Shares earned and vested in fiscal 2016 in respect of performance share unit awards granted in fiscal 2014 for the three-year performance period of fiscal 2014-2016, as described further in note (2) above.

(4)
Shares acquired on ratable vesting on May 6, 2016 of restricted stock award of 14,600 shares granted on May 6, 2015, with value realized on vesting determined using the $74.59 closing market price of our common stock on the date of vesting.

(5)
Shares acquired (but which were paid in cash) on ratable vesting on March 5, 2016 of cash-settled restricted stock unit award of 7,427 units granted on May 29, 2015, with value realized on vesting determined using the $81.15 closing market price of our common stock on the date of vesting. This cash-settled restricted stock unit award was granted in connection with the Exelis acquisition, as part of cash-settled restricted stock unit awards granted in substitution of certain outstanding unvested Exelis restricted stock units held by Exelis executives at the time of the acquisition.

(6)
Shares acquired on vesting on February 11, 2016, the effective date of Mr. Lopez’s separation from Harris, of a restricted stock unit award of 12,500 units granted on March 3, 2014, pro-rated through the effective date of Mr. Lopez’s separation from Harris, with value realized on vesting determined using the $71.71 closing market price of our common stock on the date of vesting.

PENSION BENEFITS

Exelis Salaried Retirement Plan
Mr. Young, age 56, is a participant under the Exelis Salaried Retirement Plan (the “SRP”), a qualified defined benefit pension plan, which was assumed by Harris in connection with our acquisition of Exelis. Mr. Young participates under the terms of the SRP in effect for participants hired prior to January 1, 2000 and has qualified for “Special Early Retirement” under the “Traditional Pension Plan” (the “TPP”) formula discussed below.
Under the TPP, a participant first employed prior to January 1, 2000 would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as described below) for each of the first 25 years of benefit service, plus

•	1.5% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.
For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or annual cash incentive payments) is the total of:

•
the participant’s average annual base salary for the 5 calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•
the participant’s average annual pension eligible compensation, not including base salary, for the 5 calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed prior to January 1, 2000, under the TPP, Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total years of eligibility service equal at least 80. For Special Early Retirement, if payments begin between ages 60-64 (normal retirement is age 65), then benefits will be payable at 100%; and if payments begin prior to age 60, then they are reduced by 5/12 of 1% for each month that payments start before age 60, but not more than 25%. The accumulated benefit a participant earns under the SRP is payable on a monthly basis starting after retirement.
Benefits under the SRP are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code. Section 415 limits the amount of annual pension payable from a qualified plan. For the 2016 taxable year, this limit is $53,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For the 2016 taxable year, this limit is $265,000.
In May 2013, Exelis approved amendments to the SRP to freeze all benefit accruals for all participants by freezing the accrual of “Benefit Service” and the crediting of “Compensation,” as such terms are defined in the SRP, effective December 31, 2016. As a result, the final average pay formula will not reflect future compensation increases or benefit service after December 31, 2016; however, eligibility service will continue to accrue for all participants.
Exelis Excess Pension Plan
Mr. Young also is a participant under the Exelis Excess Pension Plan IIB, a non-qualified, unfunded, defined benefit pension plan (the “Excess Pension Plan”), which was assumed by Harris in connection with our acquisition of Exelis. The purpose of the Excess Pension Plan is to restore benefits calculated under the SRP formula that cannot be paid because U.S. Federal law limits the amount of benefits paid, and the amount of compensation recognized, under tax-qualified retirement plans.
In May 2013, Exelis approved amendments to the Excess Pension Plan similar to the amendments to the SRP described above. The amendments to the Excess Pension Plan freeze all further benefit accruals under the Excess Pension Plan as of December 31, 2016. As a result, the final average pay formula in the Excess Pension Plan will not reflect future compensation increases or benefit service after December 31, 2016; however, eligibility service will continue to accrue for all participants.
Mr. Young’s benefit under the Excess Pension Plan will be paid following his termination of employment.

Pension Benefits in Fiscal 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Fiscal 2016 ($)
Christopher D. Young	Exelis Salaried Retirement Plan	33.8	$2,176,466	—
	Exelis Excess Pension Plan	33.8	$169,690	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through July 1, 2016 and represents the actuarial present value, under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, Compensation — Retirement Benefits, of pension benefits earned to date and payable at the earliest date for an unreduced benefit for the named executive officer as defined under each plan, based on actuarial factors and assumptions, regardless of whether the named executive officer has vested in this benefit. The actuarial factors and assumptions used were: measurement date of July 1, 2016; discount rate of 3.63% for the SRP and 3.87% for the Excess Pension Plan; mortality (pre-commencement) of none; mortality (post-commencement) based on the RP-2014 Mortality Table with Buck Modified MP-2014 Projection Scale; and present value based on the single life annuity payable beginning at the earliest time at which the participant may retire under the plan without any benefit reduction due to age. Amounts shown are estimates only, and actual benefits will be based on precise credited service and compensation history, which will be determined at termination of employment.

NONQUALIFIED DEFERRED COMPENSATION
Retirement Plan
Our Retirement Plan is a tax-qualified, 401(k) defined contribution retirement plan available to many of our U.S.-based employees. Under our Retirement Plan, participants may contribute from 1% to 70% of eligible compensation, the most significant components of which are base salary and annual incentive payments, with contributions by named executive officers and certain other highly compensated employees limited to 12% of eligible compensation. In general, following one year of service, we match up to the first 6% of eligible compensation that is contributed by a participant not accruing a benefit under the SRP. In addition, at our discretion, we may make a profit sharing contribution to our Retirement Plan, but in recent years we have not done so. Instead, participants were eligible to receive incentive payments under our Performance Reward Plan (if any), which were in cash unless participants were eligible to defer and elected to defer either half or all of such payments to our Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code caps certain contributions to a participant’s Retirement Plan account and also caps the amount of compensation that may be considered when determining benefits under our Retirement Plan.
Participants in our Retirement Plan are immediately vested in contributions they make and are fully vested in the remainder of their account (including Harris contributions) upon termination of employment on or after the attainment of age 55 or due to their disability or death. In general, participants also become fully vested when they have provided four years of service to us (Harris contributions generally are subject to four-year graduated vesting).

Supplemental Executive Retirement Plan
To the extent contributions by participants to our Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including our named executive officers, are eligible to participate in our SERP, provided the employee timely elects to participate. The SERP is an unfunded, nonqualified defined contribution retirement plan intended to make up the difference between the amount actually credited to a participant’s account under our Retirement Plan and the amount that, in the absence of certain Internal Revenue Code limits, would have been credited to the participant’s account. In addition, our Compensation Committee may, at its discretion, provide for the deferral of other compensation to executive officers under our SERP, including equity awards.
Deferred compensation under our SERP generally will be paid or commence to be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment terminates. Participants select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts generally may not be withdrawn prior to their payment date, except to meet an “unforeseeable financial emergency,” as defined under U.S. Federal tax law, or in the event of a change in control of Harris that satisfies certain requirements of U.S. Federal tax law. Payments to “specified employees,” as defined under U.S. Federal tax law, are delayed at least six months after termination of employment (this six-month delay generally does not apply to amounts deferred prior to 2005).

The vesting provisions of our SERP are generally the same as the vesting provisions of our Retirement Plan. Participants in our SERP are immediately vested in contributions they make and are fully vested in the remainder of their account upon termination of employment on or after the attainment of age 55 or due to their disability or death. Participants also generally become fully vested when they have provided four years of service to us.
Earnings on amounts credited to a participant’s account in our SERP are based on participant selections among investment choices, which mirror the investment choices available to participants in our Retirement Plan.

Participants may elect that a portion of their account be deemed invested in the Harris stock fund. Amounts deemed invested in the Harris stock fund are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in the Harris stock fund. No above-market or preferential earnings are paid or guaranteed on investment choices.
Amounts credited to a participant’s account in our SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” and are required to be fully funded upon a change in control of Harris. The assets in such trust are subject to the claims of our creditors, and participants are treated as our unsecured general creditors.

Fiscal 2016 Nonqualified Deferred Compensation Table
The following table summarizes the amounts credited, earnings or losses and account balances for our named executive officers under our SERP. For additional information related to our SERP, see the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 63.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
William M. Brown	$397,727	$158,585	$(51,841)	$0	$1,593,864
Rahul Ghai (5)	$0	$0	$0	$0	$0
Christopher D. Young	$4,461	$0	$(3)	$0	$4,458
Sheldon J. Fox	$97,156	$48,249	$(59,234)	$0	$1,097,793
Dana A. Mehnert	$11,077	$5,019	$(55,039)	$0	$2,159,440
Miguel A. Lopez (5)	$0	$0	$0	$0	$0

(1)
Represents contributions to our SERP of salary, annual cash incentives or other eligible compensation that have been deferred and credited during fiscal 2016. The portion representing deferral of base salary is included in the Fiscal 2016 Summary Compensation Table on page 54 in the “Salary” column for fiscal 2016. The portion representing deferral of annual cash incentives relates to deferred Annual Incentive Plan payments and Performance Reward Plan payments for fiscal 2015 performance, the amount of which is included in the Fiscal 2016 Summary Compensation Table on page 54 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015 for those of our named executive officers who were also named executive officers in fiscal 2015. Any contributions by our named executive officers to our SERP of deferred Annual Incentive Plan payments for fiscal 2016 performance will be contributions in fiscal 2017.

(2)	Represents contributions by us to our SERP credited during fiscal 2016, which are included in the Fiscal 2016 Summary Compensation Table on page 54 in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Fiscal 2016 Summary Compensation Table on page 54 because no preferential or above-market amounts are paid on balances in our SERP.

(4)	Includes amounts reported as compensation in the Fiscal 2016 Summary Compensation Table for fiscal 2015 and 2014 as follows: Mr. Brown — $792,486; Mr. Fox — $276,778; and Mr. Mehnert — $212,200.

(5)	Messrs. Ghai and Lopez did not elect to participate in our SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL
This section of the proxy statement sets forth information regarding compensation and benefits that each of our named executive officers would receive in the event of a change in control of Harris without termination of employment of such named executive officer or in the event of termination of employment of such named executive officer under several different circumstances, including: (1) termination by us for cause; (2) a voluntary termination (resignation) by such named executive officer; (3) termination by such named executive officer for good reason (constructive involuntary termination); (4) involuntary termination by us without cause; (5) death; (6) disability; (7) retirement or (8) termination by us without cause or by such named executive officer for good reason following a change in control.
Employment Agreement — William M. Brown
In October 2011, our Board approved, and Harris and Mr. Brown entered into, an employment agreement providing for Mr. Brown’s employment as our Chief Executive Officer and President. Mr. Brown’s employment agreement provides for an employment term that commenced on November 1, 2011 and ends on October 31, 2016. Beginning on November 1, 2016, the employment term will automatically extend for successive one-year periods unless we or Mr. Brown provide prior written notice that the employment term will not be so extended. We have agreed to provide Mr. Brown with certain benefits in the event of termination of Mr. Brown’s employment by us without “cause” or by Mr. Brown for a “constructive termination” (as such terms are defined in the agreement).
Under Mr. Brown’s employment agreement, “cause” generally means:

•	A substantial and continual failure or refusal by Mr. Brown to perform his material duties under the employment agreement (other than any failure resulting from illness or disability);

•	A willful breach by Mr. Brown of any material provision of the employment agreement;

•	Any reckless or willful misconduct (including action or failures to act) by Mr. Brown that causes material harm to our business or reputation;

•	Any unexcused, repeated or prolonged absence from work (other than as a result of, or in connection with, sickness, injury or disability) during a period of 90 consecutive days;

•	A conviction for the commission of a felony (including entry of a nolo contendere plea) or an indictment for the commission of a felony under the U.S. Federal securities laws;

•	Embezzlement or willful misappropriation of our property;

•	A willful and substantial violation of a material Harris policy by Mr. Brown that is generally applicable to all employees or all of our officers (including our Code of Conduct); or

•	A failure to cooperate in an internal investigation after being instructed by our Board to cooperate.

“Constructive termination” generally means, without Mr. Brown’s consent:

•
A reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable in a substantially similar manner and proportion to our other senior executive officers;

•	The removal of Mr. Brown from his position as Chief Executive Officer or President;

•	The assignment to Mr. Brown of duties or responsibilities that are materially inconsistent with Mr. Brown’s positions with us;

•	Any requirement by us that Mr. Brown relocate his principal place of employment to a location other than our principal headquarters;

•	Our failure to nominate Mr. Brown for reelection to the Board upon expiration of his term at any annual meeting of our shareholders during the term of his employment;

•	Our failure to obtain an assumption of the employment agreement by a successor of Harris;

•	Our delivery of a notice not to renew Mr. Brown’s employment term pursuant to the employment agreement; or

•
Our termination of the indemnification agreement we have entered into with Mr. Brown without entering into a replacement or successor agreement, or making other appropriate indemnification arrangements in favor of Mr. Brown, on terms reasonably acceptable to Mr. Brown and no less favorable to him than to our other senior executives.

If Mr. Brown’s employment is terminated by us without cause (other than by reason of death or disability) or by Mr. Brown as a result of a constructive termination, he will be entitled to compensation that has accrued but not yet been paid, and subject to his execution and delivery of a release of claims against us, Mr. Brown will be entitled to receive from us: (1) pro-rated annual cash incentive compensation for the fiscal year of termination based on the achievement of performance objectives; (2) severance payments, paid in substantially equal monthly installments over a 24-month period, in an aggregate amount equal to two times the sum of (a) his then-current base salary and (b) his target annual cash incentive compensation for the year of termination; (3) COBRA continuation medical benefits for a period of 18 months following the termination date; and (4) with respect to Mr. Brown’s equity awards, (a) the stock options forming part of Mr. Brown’s “transition-related” equity awards will remain outstanding for the one-year period following termination, but in no event beyond the normal expiration period, (b) each other time-based vesting stock option will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, at which time any remaining unvested portion of the stock options will be forfeited, and to the extent vested, will remain outstanding for the 27-month period following the termination date, but in no event beyond the normal expiration period, and (c) each other equity award will be treated in the manner set forth in the applicable plan and award agreement.
If Mr. Brown’s employment is terminated by us for cause or due to Mr. Brown’s death or disability, or upon Mr. Brown’s retirement or resignation, then Mr. Brown (or his estate or legal representative, as appropriate) will be entitled to receive from us: (1) his accrued but unpaid base salary and unpaid vacation time through the date of termination; (2) his earned but unpaid annual cash incentive compensation under our Annual Incentive Plan (or any successor plan) for the prior fiscal year; (3) reimbursement of reasonable business expenses incurred prior to the date of termination; and (4) other or additional compensation benefits, if any, in accordance with the terms of our applicable plans or employee benefit programs for terminated employees. If Mr. Brown’s employment is terminated due to death or disability, then Mr. Brown (or his estate or legal representative, as appropriate) also will be entitled to receive from us the vesting of any equity-based awards then held by Mr. Brown, if and to the extent provided in the applicable plan and award agreements. We may, at our option, terminate Mr. Brown’s employment in the event of his disability.
Mr. Brown’s employment agreement also provides that he may not for a two-year period following termination of his employment for any reason, without our prior written consent, directly or indirectly: (1) hold a 5% or greater equity, voting or profit participation interest in, or associate with, an enterprise that competes with us; or (2) solicit any customer or any employee to leave us. Mr. Brown’s employment agreement also contains a non-disparagement clause applicable during the term of his employment and for a period of two years thereafter.
If there is a change in control of Harris and Mr. Brown’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Brown will be entitled to the compensation and benefits provided under such change in control severance agreement in lieu of any compensation or benefits receivable under his employment agreement.

Offer Letter — Rahul Ghai
In connection with Mr. Ghai’s promotion to our Senior Vice President and Chief Financial Officer, effective February 11, 2016, we and Mr. Ghai entered into an amendment to the offer letter agreement entered into by us and Mr. Ghai in January 2015 pursuant to which he joined us (such offer letter agreement, as amended, is referred to as his “offer letter agreement”). Pursuant to his offer letter agreement, Mr. Ghai is entitled to participate in our executive compensation plans and programs. In addition, if his employment is terminated within 24 months of his March 2, 2015 hire date by us other than for “cause” (as defined in his offer letter agreement) or by Mr. Ghai for “good reason” (as defined in his offer letter agreement), subject to his execution and delivery of a general release of claims against us, he is entitled to receive a severance payment equal to his then-current annual base salary. Payment obligations to Mr. Ghai following a change in control are governed by his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements.”
Offer Letter and Exelis Special Senior Executive Severance Pay Plan — Christopher D. Young
We and Mr. Young entered into an offer letter agreement effective in fiscal 2015 following the closing of our acquisition of Exelis, in connection with naming Mr. Young as President, Communication Systems. In addition, Mr. Young is covered under the Exelis Special Senior Executive Severance Pay Plan, which provides that if prior to May 30, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then subject to his execution and delivery of a general release of claims against us, he is entitled to receive a payment in an aggregate amount equal to $1,980,000. Pursuant to Mr. Young’s offer letter agreement, in exchange for our grant to Mr. Young of a restricted stock award with a grant date fair value of $3,200,000 (which equated to 37,830 shares of restricted stock on the August 10, 2015 grant date), which cliff vests on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis, Mr. Young agreed that his new role with us as President, Communication Systems would not constitute “good reason” within the meaning of the Exelis Special Senior Executive Severance Pay Plan. Mr. Young also agreed that, after the effective date of his offer letter agreement, “good reason” under the Exelis Special Senior Executive Severance Pay Plan would be measured in relation to his role as President, Communication Systems. Other than as set forth in his offer letter agreement, the terms of Mr. Young’s participation in the Exelis Special Senior Executive Severance Pay Plan remain in effect without modification through May 29, 2017. If Mr. Young’s employment with us terminates for any reason prior to May 29, 2018, then he will forfeit the 37,830 shares of restricted stock, except that if after May 29, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then the 37,830 shares of restricted stock which otherwise would vest on May 29, 2018 will immediately vest in their entirety on such termination date.
Severance obligations to Mr. Young in the event of a termination following a change in control after May 29, 2017 are governed by his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements.”
Separation Agreement with Miguel A. Lopez
On January 29, 2016, we entered into a separation agreement with Mr. Lopez, our former Senior Vice President and Chief Financial Officer, regarding his separation from Harris effective February 11, 2016. Under the separation agreement, which was approved by our Compensation Committee, we and Mr. Lopez agreed that:

•	We would pay Mr. Lopez a lump sum cash payment equal to his annual base salary rate of $540,800;

•	We would pay the premiums for Mr. Lopez’s continued coverage under our medical, dental and vision care plans for a period of up to twelve months following his separation date;

•	We would reimburse Mr. Lopez in the amount of $50,000 in respect of a partial offset of relocation expenses;

•	We would pay Mr. Lopez $31,760 in respect of his unused accrued vacation and/or paid time off;

•	We would provide for Mr. Lopez’s eligibility for a 6-month executive outplacement program;

•	Mr. Lopez would not be eligible for any payment under our Performance Reward Plan, pursuant to the terms of that plan;

•
We would pay Mr. Lopez an amount equal to his pro-rated fiscal 2016 annual incentive compensation award under our Annual Incentive Plan at target, which is equal to $253,800 (in lieu of a pro-rated payout of the award subject to our financial results and Mr. Lopez’s individual performance against established goals), with timing of such payment governed by the terms and conditions of our Annual Incentive Plan; and

•
The vesting and exercisability of Mr. Lopez’s outstanding stock options, performance share unit awards, restricted stock and restricted stock unit awards, and any forfeitures related thereto, would be governed by the applicable equity incentive plan(s) and terms and conditions thereunder in effect at the time of grant of the applicable equity award (with Mr. Lopez’s restricted stock unit award of 12,500 units granted on March 3, 2014 being pro-rated through his separation date and paid in shares).

These payments and the other benefits provided are subject to the terms and conditions of Mr. Lopez’s separation agreement, which include a release of all claims against us by Mr. Lopez and certain covenants from Mr. Lopez, including confidentiality restrictions, a one-year non-solicitation restriction, a one-year non-competition restriction and other restrictive covenants. Additional information regarding the terms of Mr. Lopez’s separation agreement is set forth in the table and related footnotes on page 74.
Executive Change in Control
Severance Agreements
To provide continuity of management and ensure dedication of our executives in the event of a threatened or actual change in control, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including our named executive officers, are provided severance benefits in the event: (1) the executive terminates his employment for “good reason” within two years following a “change in control,” or (2) we terminate the executive’s employment within two years following a “change in control” for any reason other than for “cause” (all terms as defined in the change in control severance agreement and summarized below). The change in control severance agreement we entered into with Mr. Young is effective with respect to a change in control after May 29, 2017.
Under the change in control severance agreements entered into with our named executive officers, a “change in control” generally means the occurrence of any one of the following events:

•	Any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	A change in the majority of our Board not approved by two-thirds of our incumbent directors;

•
The consummation of a merger, consolidation or reorganization, unless immediately following such transaction: (1) more than 60% of the total voting power resulting from the transaction is represented by shares that were our voting securities immediately prior to the transaction; (2) no person becomes the beneficial owner of 20% or more of the total voting power of our outstanding voting securities as a result of the transaction; and (3) at least a majority of the members of the board of directors of the company resulting from the transaction were our incumbent directors at the time of our Board’s approval of the execution of the initial agreement providing for the transaction;

•	Our shareholders approve a plan of complete liquidation or dissolution of Harris; or

•	We consummate a sale or disposition of all or substantially all of our assets.
Also, under these agreements, “good reason” generally means:

•	A reduction in the executive’s annual base salary or current annual incentive target award;

•
The assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position, duties, responsibility or status with us immediately prior to a change in control;

•	A material adverse change in the executive’s reporting responsibilities, titles or offices with us as in effect immediately prior to a change in control;

•
Any requirement that the executive: (1) be based more than 50 miles from the facility where the executive was located at the time of the change in control or (2) travel on Harris business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

•	Failure by us to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.
In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea of nolo contendere to, a felony involving willful misconduct that is materially injurious to us.
If triggered, the lump-sum cash severance benefit payable under the change in control severance agreement equals the sum of: (1) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay, and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable but that have not yet been paid to the executive; and (2) two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus two times the greatest of (a) the executive’s highest annual bonus in the three years prior to the change in control, (b) the executive’s target bonus for the year during which the change in control occurred or (c) the executive’s target bonus for the year in which the executive’s employment is terminated. In addition, for the two years following the date of termination, but in no event later than age 65, the executive receives the same level of medical, dental, accident, disability and life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year for the calendar year in which the termination occurs and the next calendar year.
The change in control severance agreements with our corporate officers, including our named executive officers, do not provide for a tax gross-up of excise taxes, but do provide that we will reimburse the executive for any legal fees and costs with respect to any dispute arising under the change in control severance agreement. Not later than the date on which a change in control occurs, we are required to contribute to an irrevocable “rabbi trust” in cash or other liquid assets, an amount equal to the total payments expected to be paid under the change in control severance agreements, assuming that the employment of the executives is terminated, plus the amount of trust administration and trustee fees reasonably expected to be incurred. This required funding recognizes that in certain situations payments under the change in control severance agreements will be required to be deferred for up to six months following the triggering event to comply with Section 409A of the Internal Revenue Code.
Payments and Benefits Upon Any Termination
Many of our salaried employees, including our named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (1) accrued salary and pay for unused vacation; (2) distributions of vested plan balances under our Retirement Plan or SERP; and (3) earned but unpaid bonuses. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section of this proxy statement beginning on page 71 do not include these elements of compensation or benefits. For a description of our SERP and the account balances credited to our named executive officers in our SERP as of July 1, 2016, see the Fiscal 2016 Nonqualified Deferred Compensation Table on page 64.
Termination for Cause
A named executive officer whose employment is terminated by us for cause is not entitled to any compensation or benefits other than those generally paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending on the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance share units, restricted stock units and shares of restricted stock are automatically forfeited following a termination for cause or misconduct.
Involuntary Termination Without Cause
In the case of termination of employment by us without cause, Messrs. Fox and Mehnert are not contractually entitled to any compensation or benefits other than those that are generally paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based on the relevant circumstances, including the reason for termination, length of employment and other factors. Following an involuntary termination by us without cause, subject to being employed a minimum of 180 days during the year, annual incentive awards will be paid pro-rata after the end of the relevant fiscal year based on the period worked during such fiscal year. Following an involuntary termination by us other than for misconduct, subject to a minimum one-year vesting or holding period, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date, performance share units are forfeited, and restricted stock units and shares of restricted stock will be pro-rated based on the period worked during the restriction period and paid out promptly following involuntary termination (but subject to any delay required by U.S. Federal tax laws).
Compensation and benefits payable to Mr. Brown in the case of termination of employment by us without cause are described above under the description of his employment agreement. In the case of termination of employment by us without cause within 24 months of his March 2, 2015 hire date, Mr. Ghai is entitled to receive severance as described above under the description of his offer letter agreement. In the case of termination of employment by us without cause on or before May 29, 2017, Mr. Young is entitled to receive severance, but will forfeit the 37,830 shares of restricted stock we granted him on August 10, 2015, as described above under the description of his offer letter agreement and the Exelis Special Senior Executive Severance Pay Plan.
Voluntary Termination/Resignation
A named executive officer who voluntarily terminates or resigns employment (other than due to retirement or for good reason) is not entitled to any compensation or benefits other than those that are generally paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards and unvested options, restricted stock units, shares of restricted stock and performance share units are automatically forfeited following a voluntary termination or resignation. Subject to a minimum one-year vesting period, vested options may be exercised until the sooner of 30 days following a voluntary termination or resignation or the regularly scheduled expiration date.
Death
If a named executive officer’s employment is terminated as a result of death, the beneficiaries of such named executive officer are eligible for benefits under the death benefit programs generally available to many of our U.S.-based employees, including basic group life insurance paid by us and supplemental group life insurance if elected and paid for by the employee. In addition, for such named executive officer:

•	Account balances in our Retirement Plan and SERP become fully vested;

•
Subject to being employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro rata based on the period worked during the fiscal year, with payment continuing to be made following the fiscal year end based on our performance;

•	Subject to a minimum one-year holding period, restricted stock units and shares of restricted stock immediately fully vest;

•
Subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro rata based on target and on the period worked during the performance period and paid out promptly; and

•
Subject to a minimum one-year vesting period, options immediately fully vest (at target, in the case of performance stock options) and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.

Disability
If a named executive officer’s employment is terminated as a result of disability, such named executive officer is eligible for benefits under the disability programs generally available to many of our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of health and life insurance coverage applicable to active employees for specified periods, while disabled. In addition, for such named executive officer:

•	Account balances in our Retirement Plan and SERP become fully vested;

•
Subject to being employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro rata based on the period worked during the fiscal year, with payment continuing to be made following the fiscal year end based on our performance;

•	Subject to a minimum one-year holding period, restricted stock units and shares of restricted stock immediately fully vest;

•
Subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro rata based on target and the period worked during the performance period and paid out promptly; and

•
Subject to a minimum one-year vesting period, options immediately fully vest (at target, in the case of performance stock options) and shall be exercisable until the regularly scheduled expiration date.

Retirement
Among our named executive officers, as of July 1, 2016, Mr. Fox was retirement-eligible for purposes of our Retirement Plan, SERP, Annual Incentive Plan, Performance Reward Plan and our equity incentive plans, and Mr. Young was retirement-eligible for purposes of our Retirement Plan and SERP. If a named executive officer’s employment is terminated as a result of retirement, such named executive officer would receive retirement benefits generally available to our salaried employees. These include benefits under our Retirement Plan and SERP. In addition, for such named executive officer:

•	Account balances in our Retirement Plan and SERP become fully vested;

•
Subject to being employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro rata based on the period worked during the fiscal year, with payment continuing to be made following the fiscal year end based on our performance;

•
After age 55 with 10 or more years of full-time service, subject to a minimum one-year holding period, restricted stock units and shares of restricted stock are paid pro rata based on the period worked during the restriction period, promptly following retirement (but subject to any delay required by U.S. Federal tax law), other than the 37,830 shares of restricted stock granted to Mr. Young pursuant to the terms of his offer letter agreement, which shares cliff vest on May 29, 2018, the third anniversary of the closing of our acquisition of Exelis, if Mr. Young is employed by us on such date. If Mr. Young’s employment with us terminates for any reason prior to the May 29, 2018 vesting date, then he will forfeit the shares of restricted stock, except that if after May 29, 2017 we terminate Mr. Young’s employment without “cause” or Mr. Young resigns his employment with “good reason” (each as defined in the Exelis Special Senior Executive Severance Pay Plan), then the shares of restricted stock will immediately vest in their entirety on such termination date;

•
After age 55 with 10 or more years of full-time service, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro rata based on the period worked during the performance period, with payment continuing to be made at the end of the performance period based on our performance;

•
In the case of retirement after age 62 with 10 or more years of full-time service, subject to a minimum one-year vesting period, options continue to vest in accordance with their vesting schedule and continue to be exercisable until the regularly scheduled expiration date, except unvested performance stock options, which are forfeited; and

•
In the case of retirement before age 62, but after age 55 with 10 or more years of full-time service, subject to a minimum one-year vesting period, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options (including unvested performance stock options) are forfeited.

Change in Control
Each of our named executive officers has entered into a “double trigger” change in control severance agreement with us providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. The change in control severance agreement we entered into with Mr. Young is effective with respect to a change in control after May 29, 2017. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” beginning on page 67. In addition, upon a change in control and irrespective of employment status:

•
Annual cash incentive compensation awards under our Annual Incentive Plan are fully earned and paid out promptly following the change in control or, in certain instances, following the end of the fiscal year, in each case at not less than the target level;

•
All options immediately vest (in the case of performance stock options, at target or at such greater level of performance as our Board or Compensation Committee may authorize) and become exercisable until the regularly scheduled expiration date;

•	All restricted stock units and shares of restricted stock immediately vest and will be paid as soon as practicable, but not later than 60 days following the change in control, or in certain events,

promptly following the expiration of the initial restriction period; and

•
All performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances.

Tables of Potential Payments
Upon Termination or Change in Control
The following tables set forth the details, on an executive-by-executive basis, of the estimated incremental compensation and benefits that would be provided to each of our named executive officers if such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination (resignation), termination by the executive for good reason or for constructive termination, involuntary termination by us without cause, death, disability, retirement (to the extent the named executive officer is retirement-eligible), or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of incremental potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid are determinable only at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables also are based on the following:

•
The applicable provisions in the agreements and other arrangements between the named executive officer and us, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65;

•	We have assumed that the termination event occurred as of July 1, 2016, the last day of our fiscal 2016;

•
We have assumed that the value of our common stock was $82.59 per share based on the closing market price on July 1, 2016, the last trading day of our fiscal 2016, and that all unvested, in-the-money options that were not automatically forfeited vested (at target, in the case of performance stock options) and were exercised on such day;

•
The designation of an event as a resignation or retirement is dependent on an individual’s age and service. We have assumed that an individual over the age of 55 and who has completed at least 10 years of full-time service has retired and an individual who does not satisfy these criteria has resigned;

•
Cash severance includes multiples of salary and annual incentive compensation, but does not include paid or unpaid salary or annual incentive compensation or cash incentives earned for fiscal 2016 because a named executive officer is entitled to annual incentive compensation if employed on July 1, 2016;

•
The value of accelerated performance share units is based on the target number of performance share units previously granted and does not include performance share units for the performance period ended July 1, 2016, which performance share units for such performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2016 Table on page 61 of this proxy statement;

•	We have not included the value of any options that were vested prior to July 1, 2016;

•	We have not included any payment of the aggregate balance shown in the Fiscal 2016 Nonqualified Deferred Compensation Table on page 64 of this proxy statement;

•	We have included the estimated value of continuation of health and welfare benefits and perquisites, where applicable; and

•
For a termination by us without cause or by the named executive officer for good reason following a change in control, the “Other Benefits” line includes $4,000 for placement services, $10,000 ($5,000 per year for two years) for financial or tax planning services, $300,000 for estimated relocation assistance and an estimate of reimbursement for taxes associated with relocation assistance, in each case pursuant to the change in control severance agreement.

William M. Brown

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Constructive Termination		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$6,400,000		$6,400,000		$0	$0	$0	$6,400,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$3,451,431	*	$3,451,431	*	$2,583,706	$2,583,706	$4,554,671	$4,554,671
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$275,025		$275,025		$289,065	$289,065	$289,065	$289,065
Value of Accelerated or Continued Vesting of Unvested Performance Share Units	$0	$0	$3,621,060	*	$3,621,060	*	$3,621,060	$3,621,060	$8,256,743	$8,256,743
Health and Welfare Benefits	$0	$0	$28,414		$28,414		$0	$0	$0	$53,834
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$533,686
TOTAL	$0	$0	$13,775,930		$13,775,930		$6,493,831	$6,493,831	$13,100,479	$20,087,999
________________

*
Under the terms of Mr. Brown’s employment agreement, if his employment is terminated by us without cause or by Mr. Brown for constructive termination, (a) each time-based vesting stock option held by Mr. Brown will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, and (b) the performance share units are subject to vesting based on achievement of performance goals and pro-ration. The amounts shown represent the value of such unvested options and unvested performance share units that would vest during such 24-month period or be pro-rated based on the $82.59 closing market price of our common stock on July 1, 2016, the last trading day of our fiscal 2016.

Rahul Ghai

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason		Involuntary Termination by Harris other than for Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$450,000	*	$450,000	*	$0	$0	$0	$1,612,500	**
Value of Accelerated Vesting of Unvested Options	$0	$0	$0		$0		$33,380	$33,380	$98,474	$98,474
Value of Accelerated Vesting of Unvested Restricted Stock	$0	$0	$137,182		$137,182		$1,011,149	$1,011,149	$1,011,149	$1,011,149
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$0		$0		$62,174	$62,174	$186,944	$186,944
Health and Welfare Benefits	$0	$0	$0		$0		$0	$0	$0	$46,894
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$533,686
TOTAL	$0	$0	$587,182		$587,182		$1,106,703	$1,106,703	$1,296,567	$3,489,647
________________

*
In connection with Mr. Ghai’s promotion to our Senior Vice President and Chief Financial Officer, effective February 11, 2016, we and Mr. Ghai entered into an amendment to the offer letter agreement entered into by us and Mr. Ghai in January 2015 pursuant to which he joined us (such offer letter agreement, as amended, is referred to as his “offer letter agreement”). Pursuant to his offer letter agreement, Mr. Ghai is entitled to a severance payment equal to his then-current annual base salary if his employment is terminated within 24 months of his March 2, 2015 hire date by us other than for “cause” or by Mr. Ghai for “good reason” (each as defined in his offer letter agreement).

**	Includes $37,500 in respect of the difference in Mr. Ghai’s fiscal 2016 Annual Incentive Plan target and his actual fiscal 2016 Annual Incentive Plan payout.

Christopher D. Young

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance*	$0	$0	$1,980,000	$1,980,000	$1,980,000	$1,980,000	$0	$0	$1,980,000
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$0	$0	$0	$116,251	$116,251
Value of Accelerated Vesting of Unvested Restricted Stock Units and Restricted Stock	$0	$0	$66,402	$66,402	$408,903	$408,903	$66,402	$408,903	$408,903
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$111,067	$111,067	$111,067	$111,067	$111,067	$333,708	$333,708
Health and Welfare Benefits	$0	$0	$90,328	$90,328	$0	$0	$0	$0	$90,328
Other Benefits	$0	$0	$48,891	$48,891	$42,000	$42,000	$0	$0	$48,891
Legacy Defined Benefit Plans	$0	$0	$2,688,861	$2,688,861	$2,688,861	$2,688,861	$2,688,861	$0	$2,688,861
TOTAL	$0	$0	$4,985,549	$4,985,549	$5,230,831	$5,230,831	$2,866,330	$858,862	$5,666,942
________________

*	Cash severance reflects amounts payable to Mr. Young in certain circumstances under the Exelis Special Senior Executive Severance Pay Plan.
Sheldon J. Fox

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$0	$1,988,800	*
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$793,688	$793,688	$0	$1,007,556	$1,007,556
Value of Accelerated Vesting of Unvested Restricted Stock	$0	$0	$187,232	$187,232	$518,252	$518,252	$187,232	$518,252	$518,252
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$649,348	$649,348	$649,348	$649,348	$649,348	$1,279,519	$1,279,519
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$47,335
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$533,686
TOTAL	$0	$0	$836,580	$836,580	$1,961,288	$1,961,288	$836,580	$2,805,327	$5,375,148
________________

*	Includes $18,800 in respect of the difference in Mr. Fox’s fiscal 2016 Annual Incentive Plan target and his actual fiscal 2016 Annual Incentive Plan payout.

Dana A. Mehnert

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$1,856,400	*
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$674,798	$674,798	$888,665	$888,665
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$0	$0	$591,499	$591,499	$1,193,049	$1,193,049
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$55,887
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$533,686
TOTAL	$0	$0	$0	$0	$1,266,297	$1,266,297	$2,081,714	$4,527,687
________________

*	Includes $18,800 in respect of the difference in Mr. Mehnert’s fiscal 2016 Annual Incentive Plan target and his actual fiscal 2016 Annual Incentive Plan payout.
Miguel A. Lopez
The following table sets forth the details of the compensation and benefits paid or payable to Mr. Lopez as a result of his separation from Harris effective February 11, 2016. For further information regarding the compensation and the benefits paid or payable to Mr. Lopez in connection with his separation, see “Separation Agreement with Miguel A. Lopez” on page 67.

Benefits and Payments in Connection with Separation
Cash Payments (1)	$876,360
Restricted Stock Units (2)	$580,708
Health and Welfare Benefits (3)	$12,237
TOTAL	$1,469,305
________________

(1)
Includes separation-related cash payments comprised of: (i) an amount equal to Mr. Lopez’s annual base salary rate of $540,800; (ii) an amount equal to Mr. Lopez’s pro-rated fiscal 2016 annual incentive compensation award under our Annual Incentive Plan at target, which is equal to $253,800 (in lieu of a pro-rated payout of the award subject to our financial results and Mr. Lopez’s individual performance against established goals); (iii) $31,760 in respect of Mr. Lopez’s unused accrued vacation and/or paid time off; and (iv) an amount equal to $50,000 as reimbursement in respect of a partial offset of relocation expenses. For further information regarding such cash amounts, see the Fiscal 2016 Summary Compensation Table on page 54 and related notes.

(2)
Pursuant to Mr. Lopez’s separation agreement, the vesting and exercisability of his outstanding stock options, performance share unit awards, restricted stock and restricted stock unit awards, and any forfeitures related thereto, were governed by the applicable equity incentive plan(s) and terms and conditions thereunder in effect at the time of grant of the applicable equity award, which resulted in his restricted stock unit award of 12,500 units granted on March 3, 2014 being pro-rated through his separation date at 8,098 units. The amount shown was determined by multiplying 8,098 restricted stock units by the $71.71 closing market price of our common stock on the date of vesting (the February 11, 2016 separation date). However, of such 8,098 restricted stock units, none represented an incremental number of restricted stock units that vested as a result of Mr. Lopez’s termination.

(3)
The amount shown is the value of premiums we agreed to pay pursuant to Mr. Lopez’s separation agreement for his continued coverage under our medical, dental and vision care plans for a period of up to 12 months following his separation date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.
Based solely on a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2016.

PROPOSAL 2:    ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, we are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (including the “Compensation Discussion and Analysis” section, the Fiscal 2016 Summary Compensation Table and other related tables and accompanying footnotes and narratives).
As described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 30, the overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
As set forth more fully under “Overall Objective and Guiding Principles of Our Executive Compensation Program” on page 30 of this proxy statement, the guiding principles of our executive compensation program include the following:

•	Compensation programs must directly align the interests of our executives with those of our shareholders.

•	Compensation and benefits must be competitive within the market to attract, motivate and retain executives that drive our desired business results.

•
To motivate achievement of our financial goals and strategic objectives, a significant portion of compensation will be at-risk and based on our financial performance and the executive’s personal performance.

In furtherance of this objective and guiding principles, our executive compensation program includes a number of features intended to reflect sound practices and ensure that our program reinforces pay-for-performance and the creation of sustainable, long-term shareholder value. These features are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement and include the following:

•	Our executive compensation decisions are made by the independent members of our Board or by our Management Development and Compensation Committee, which is made up exclusively of independent members.

•
Our Management Development and Compensation Committee and our Governance and Corporate Responsibility Committee have retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us.

•	Our Management Development and Compensation Committee periodically reviews the composition of our compensation comparison peer group and makes changes it determines are appropriate.

•
We address each element of our executive compensation program in the context of competitive practices. We generally set an executive officer’s target direct annual compensation (the total of base salary rate, target annual cash incentives and target long-term equity-based incentive compensation) within 20% below to 20% above the median for comparable positions at companies in our compensation comparison peer group, with realized compensation dependent on our performance.

•
We make a significant portion of each executive’s overall compensation dependent on our performance as measured against targets for pre-determined short- and long-term financial performance measures such as, operating income, free cash flow, revenue, earnings per share compound annual growth rate, ROIC, run rate net synergies from the Exelis acquisition and other financial metrics. In fiscal 2016, 88% of total target direct compensation of our CEO was tied to Company and individual performance. We believe our financial performance targets are challenging yet achievable.

•
We have established a strong relationship between an executive’s compensation and our stock price performance because a significant portion of an executive’s overall compensation opportunity is in the form of equity.

•	We have meaningful stock ownership guidelines that maintain alignment of executives’ interests with those of our shareholders.

•	Our equity plans prohibit option repricing and back-dating.

•	We have eliminated virtually all executive perquisites.

•
We have a “clawback” policy that entitles us to recover cash and equity incentive payments from executives in the event of a restatement of our financial statements as a result of errors, omissions or fraud.

•
We will pay cash severance payments under executive change in control severance agreements only on a “double trigger” basis (i.e., only on both a change in control and a qualifying termination of employment).

•	We do not provide excise tax gross-ups under executive change in control severance agreements.

•	We do not pay dividend equivalents on performance share unit awards unless, and only to the extent, the performance share unit awards ultimately are earned at the end of the performance period.

•
We do not permit executives (or directors or other employees) to engage in short sales with respect to Harris stock or enter into hedging, puts, calls or other “derivative” transactions with respect to our securities.

•
We do not permit executives (or directors) to hold or purchase Harris stock on margin or in a margin account or otherwise pledge Harris stock as collateral for margin accounts, loans or any other purpose.

We believe that the features of our executive compensation program align with our pay-for-performance philosophy and further align the interests of our executive officers with the long-term interests of our shareholders, while appropriately balancing risk and reward.
Our Board recommends that our shareholders approve the compensation of our named executive officers as disclosed in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that the shareholders of Harris Corporation hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2016 Summary Compensation Table and other related tables and accompanying footnotes and narratives.”
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is non-binding on us, our Board and our Management Development and Compensation Committee. However, our Board and our Management Development and Compensation Committee, which is responsible for designing and administering our executive officer compensation program, value the opinions expressed by our shareholders and will consider the outcome of the advisory vote in connection with future named executive officer compensation decisions.
We currently hold our advisory vote to approve the compensation of our named executive officers (“Say-on-Pay vote”) annually. Shareholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-On-Pay vote will be at our 2017 Annual Meeting of Shareholders.
Vote Required and Related Matters
The affirmative vote of a majority of the shares present or represented at the 2016 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the effect of a vote against approval of the compensation of our named executive officers. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers.
Recommendation Regarding Proposal 2
Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

REPORT OF THE AUDIT COMMITTEE
The following Report of our Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.
The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of Harris’ financial statements;

•	Harris’ compliance with relevant legal and regulatory requirements;

•

•	The qualifications and independence of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ internal audit function and independent registered public accounting firm.
The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.

Harris’ management is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Harris’ independent registered public accounting firm for fiscal 2016, Ernst & Young LLP (“EY”), is responsible for auditing Harris’ consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. EY also is responsible for auditing the effectiveness of Harris’ internal control over financial reporting. Representatives of EY attended all regularly scheduled meetings of the Audit Committee during fiscal 2016. The Audit Committee has met and held discussions with management, the head of Internal Audit and EY. The Audit Committee discussed with the internal auditors and EY the overall scope of, and plans for, their respective audits and the identification of audit risks. The Audit Committee also met with EY, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of their respective examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
In the performance of its oversight function, the Audit Committee has:

•
Reviewed and discussed with management and EY Harris’ internal control over financial reporting, including a review of management’s report on its assessment and EY’s audit of the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•
Considered, reviewed and discussed the audited financial statements with management and EY, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

•	Discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and No. 18, Related Parties;

•
Received, reviewed and discussed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed EY’s independence with EY;

•
Reviewed the services provided by EY other than its audit services and considered whether the provision of such other services by EY is compatible with maintaining its independence, discussed with EY its independence, and concluded that EY is independent from Harris and its management; and

•
Reviewed the contents of SEC-required certification statements from the CEO and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended July 1, 2016 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance on the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended July 1, 2016, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, EY as Harris’ independent registered public accounting firm for the fiscal year ending June 30, 2017.
Submitted on August 26, 2016 by the Audit Committee of the Board of Directors.
David B. Rickard, Chairperson
Peter W. Chiarelli
Thomas A. Dattilo
Terry D. Growcock
Gregory T. Swienton

PROPOSAL 3:    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered
Public Accounting Firm
EY served as our independent registered public accounting firm for the fiscal year ended July 1, 2016. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, EY also was engaged by us during fiscal 2016 to perform certain tax services.
The following table presents fees for professional audit services rendered by EY for the audit of our annual financial statements for the fiscal years ended July 1, 2016 and July 3, 2015 and fees for other services rendered by EY during those periods.

	Fiscal 2016	Fiscal 2015
Audit Fees	$13,647,000	$11,503,000
Audit-Related Fees	0	110,000
Tax Fees	3,698,000	713,000
All Other Fees	0	0
Total	$17,345,000	$12,326,000
Audit Fees.    Audit fees include fees associated with the annual audit and the audit of internal control over financial reporting, including purchase accounting and audit procedures relating to our acquisition of Exelis, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, comfort letter procedures, accounting and reporting consultations and statutory audits required internationally for certain of our subsidiaries.
Audit-Related Fees.     No audit-related services were rendered or fees billed for fiscal 2016. Audit-related fees for fiscal 2015 include fees associated with consultations related to new accounting standards.
Tax Fees.     Tax fees for fiscal 2016 consist of $2,865,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $833,000 related to tax planning and tax advisory services. Tax fees for fiscal 2015 consist of $412,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $301,000 related to tax planning and tax advisory services.
All Other Fees.     For fiscal 2016 and fiscal 2015, no professional services were rendered or fees billed for services not included within Audit Fees, Audit-Related Fees or Tax Fees.
EY did not perform any professional services related to financial information systems design and implementation for us in fiscal 2016 or fiscal 2015.

Our Audit Committee has determined in its business judgment that the provision of the services described above is compatible with maintaining EY’s independence.
Pre-Approval of Audit and Non-Audit Services
Under our Audit Committee Pre-Approval Policy and Procedures, as adopted by our Audit Committee, our Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.
Early in each fiscal year, our Audit Committee reviews and, as it deems appropriate, pre-approves the audit services and any audit-related services, tax services and other services to be performed by our independent registered public accounting firm, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. Our Audit Committee periodically reviews the services provided to date and the actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at regularly scheduled meetings of our Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. Our Audit Committee also may revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were pre-approved in accordance with this policy.
If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then our Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to our Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of our Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to our full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by our Audit Committee or the Chairperson of our Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically approved services.

Appointment of Independent Registered
Public Accounting Firm for Fiscal 2017
Our Audit Committee has appointed EY to audit our books and accounts and internal control over financial reporting for the fiscal year ending June 30, 2017.
Although applicable law does not require shareholder ratification of the appointment, our Board believes that obtaining shareholder ratification of the appointment is a sound corporate governance practice. If our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider whether to retain EY and may retain EY or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of EY will be present at the 2016 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.
As provided in our Audit Committee’s charter and as discussed above, our Audit Committee is responsible for directly appointing, compensating, retaining, terminating and overseeing our independent registered public accounting firm. Although we have a very long-standing relationship with EY, our Audit Committee frequently evaluates the independence and effectiveness of our independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that our Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, our Audit Committee periodically considers issuing a request for proposal from EY and other large nationally recognized accounting firms with regard to our audit engagement. A determination to use a request for proposal process could result in a firm other than EY providing audit engagement services to us in later years. Our Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.
Vote Required and Related Matters
The affirmative vote of a majority of the shares present or represented at the 2016 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm; however, because brokers, banks and other nominees are permitted under NYSE rules to vote on this routine proposal even if such broker, bank or other nominee does not receive voting instructions, we do not expect broker non-votes on this routine proposal.

Recommendation Regarding Proposal 3
Our Board of Directors unanimously recommends that you vote “FOR” ratification of our Audit Committee’s appointment of EY as our independent registered public accounting firm for the fiscal year ending June 30, 2017. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy/voting instruction for the 2017 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May 15, 2017. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.
In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2017 Annual Meeting of Shareholders, but not for inclusion in our proxy statement and form of proxy/voting instruction, the shareholder proposal or director nomination must comply with the requirements set forth in our By-Laws and we must receive notice of the matter not less than 90 nor more than 120 days prior to October 28, 2017. Thus, to be timely, notice of a shareholder proposal or director nomination for the 2017 Annual Meeting of Shareholders must be received by our Secretary no earlier than June 30, 2017 and no later than July 31, 2017. However, if the 2017 Annual Meeting of Shareholders is not scheduled to be held within a period that commences on September 28, 2017 and ends on November 27, 2017, and instead, such meeting is scheduled to be held on a date outside that period, notice of a shareholder proposal or director nomination, to be timely, must be received by our Secretary by the close of business on the later of 90 days prior to such other meeting date or 10 days following the date such other meeting date is first publicly announced or disclosed.
Notwithstanding the foregoing notice deadlines under our By-Laws, if the number of directors to be elected to our Board of Directors at the 2017 Annual Meeting of Shareholders is increased and either all of the nominees for director at the 2017 Annual Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by us by July 20, 2017, notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our Secretary no later than 10 days following the first date all of such nominees or the size of the increased Board of Directors is publicly announced or disclosed.
Further, any proxy granted with respect to the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the applicable timeframe provided above.

Each notice of a shareholder proposal or director nomination must contain all of the information required by our By-Laws, including:

•	Whether the shareholder is providing the notice at the request of a beneficial holder of our stock;

•
Whether the shareholder, any beneficial holder on whose behalf the notice is being delivered or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in us or the matter the notice relates to, and the details thereof;

•
The name and address of the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained (each, an “Interested Person” or collectively, “Interested Persons”);

•	A description of all equity securities and debt instruments of us or any of our subsidiaries beneficially owned by all Interested Persons;

•
Whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into by or for the benefit of any Interested Person with respect to us or our subsidiaries, the effect or intent of which is to increase or decrease the economic risk or voting power of such Interested Person;

•
A representation that the shareholder is a holder of record of our stock that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice;

•	The information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	Each nominee’s signed consent to serve as a director of Harris if elected; and

•	Information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.
The above is a summary of the material requirements for shareholder proposals and director nominations set forth in our By-Laws and we refer you to our By-Laws for more detailed information.

A copy of our By-Laws is available on the Corporate Governance section of our website at
harris.com/about/corporate-governance. You also may obtain a copy of our By-Laws upon written request to our Secretary at the address below.
A nomination or proposal that does not supply adequate information about the nominee or proposal and the shareholder making the nomination or proposal, or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:
Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2016 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2016

Annual Meeting of Shareholders has passed. If any other matter is properly brought before the 2016 Annual Meeting of Shareholders, the persons named as proxies in our proxy materials intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K
Our Annual Report on Form 10-K for our fiscal year ended July 1, 2016 has been filed with the SEC. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Secretary at:
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919; or

•	Calling (321) 727-9100.
A copy also is available on the Investors section of our website at harris.com/investors/financial-reports.

Shareholder List
A list of our shareholders of record as of the record date of September 2, 2016 will be available for examination for any purpose germane to the 2016 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least 10 calendar days prior to, and also at, the 2016 Annual Meeting of Shareholders.
By Order of the Board of Directors
Scott T. Mikuen
Senior Vice President,
General Counsel and
Secretary
Melbourne, Florida
September 8, 2016

HARRIS CORPORATION 1025 WEST NASA BOULEVARD MELBOURNE, FL 32919
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to submit your proxy/voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 27, 2016. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy/voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Harris in printing and mailing proxy materials, you can elect to receive all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To elect electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to submit your proxy/voting instructions up until 11:59 P.M. Eastern Time on October 27, 2016. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

NOTE: Your Internet or phone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote these shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

VOTE BY MAIL (ONLY IF NOT VOTING BY INTERNET OR PHONE)

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —	E12958-P81975 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARRIS CORPORATION PROXY/VOTING INSTRUCTION CARD
The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposals 2 and 3.
1. Election of Directors for a One-Year Term Expiring at 2017 Annual Meeting of Shareholders
Nominees:	For	Against	Abstain		For	Against	Abstain
1a. James F. Albaugh	☐	☐	☐	1k. Gregory T. Swienton	☐	☐	☐
1b. William M. Brown	☐	☐	☐	1l. Hansel E. Tookes II	☐	☐	☐
1c. Peter W. Chiarelli	☐	☐	☐	2. Advisory Vote to Approve the Compensation of Named Executive Officers as Disclosed in Proxy Statement	☐	☐	☐
1d. Thomas A. Dattilo	☐	☐	☐	3. Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2017	☐	☐	☐
1e. Roger B. Fradin	☐	☐	☐
NOTE: If this proxy/voting instruction card is properly executed, then the undersigned’s shares will be voted in the manner instructed herein, or if no instruction is provided, then either as the Board of Directors recommends or, if the undersigned is a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the plan. The named proxies also are authorized, in their discretion, to consider and act upon such other business as may properly come before the 2016 Annual Meeting or any adjournments or postponements thereof.

1f. Terry D. Growcock	☐	☐	☐
1g. Lewis Hay III	☐	☐	☐
1h. Vyomesh I. Joshi	☐	☐	☐
1i. Leslie F. Kenne	☐	☐	☐
1j. Dr. James C. Stoffel	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

(See reverse side for information on how to submit your proxy/voting instructions by Internet, by phone or by mail.)
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on October 28, 2016:
The Notice of 2016 Annual Meeting and Proxy Statement and Annual Report for Fiscal Year Ended
July 1, 2016 are available at www.proxyvote.com.

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E12959-P81975

HARRIS CORPORATION
Annual Meeting of Shareholders
October 28, 2016, 1:00 PM Local Time
This proxy is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.

You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.

If the undersigned is a registered shareholder, the undersigned hereby appoints WILLIAM M. BROWN, RAHUL GHAI and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of Harris Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Harris Corporation to be held on October 28, 2016 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees and “FOR” Proposals 2 and 3.

If the undersigned is a participant in the Harris Corporation Retirement Plan, the undersigned hereby instructs the Plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s Harris Corporation Stock Fund Account at the Annual Meeting of Shareholders of Harris Corporation to be held on October 28, 2016 or any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants in the Plan have timely provided voting instructions, except as otherwise provided in accordance with ERISA.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, signed and dated on reverse side